UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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UNIFIED GROCERS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Unified Grocers, Inc.

5200 Sheila Street

Commerce, California 90040

May 17, 2017

Dear Shareholder,

We cordially invite you to attend a special meeting of shareholders of Unified Grocers, Inc., a California corporation, which we refer to as Unified, to be held on June 22, 2017, at 9:00 a.m., local time, at the Doubletree by Hilton Hotel, 13111 Sycamore Drive, Norwalk, California 90650, which we refer to as the special meeting.

On April 10, 2017, Unified entered into a merger agreement with SUPERVALU INC., a Delaware corporation, which we refer to as SVU, and West Acquisition Corporation, a California corporation and a wholly-owned subsidiary of SVU, which we refer to as Merger Sub. The merger agreement provides for the acquisition by SVU of Unified through the merger of Merger Sub with and into Unified, which we refer to as the merger, with Unified as the surviving corporation.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement, as such agreement may be amended from time to time, which we refer to as the merger agreement.

If the merger is completed, subject to the terms and conditions of the merger agreement, your Class A Shares, without par value, which we refer to as the Class A Shares, and Class B Shares, without par value, which we refer to as the Class B Shares, will be converted into the right to receive $200.27 per share in cash and your Class E Shares, without par value, which we refer to as the Class E Shares, will be converted into the right to receive $100.00 per share in cash, in each case without interest. We refer to the Class A Shares, the Class B Shares and the Class E Shares collectively as the Shares. Shares will be subject to the treatment set forth above notwithstanding whether they have previously been tendered to Unified for redemption.

Following consideration of the merger agreement and the transactions contemplated by the merger agreement, the Unified board, among other things, unanimously (i) approved, authorized and declared that the merger agreement and the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Unified and its shareholders, (ii) declared that it is in the best interests of Unified and its shareholders that Unified enter into the merger agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, (iii) approved the voting agreements described in the accompanying proxy statement, and (iv) recommended, subject to Section 5.2 of the merger agreement, that the shareholders approve the merger and the merger agreement.

Approval of the proposal to approve the merger agreement requires (i) the affirmative vote of a majority of the outstanding Class A Shares entitled to vote at the special meeting, (ii) the affirmative vote of a majority of the outstanding Class B Shares entitled to vote at the special meeting and (iii) the affirmative vote of a majority of the outstanding Class E Shares entitled to vote at the special meeting. If a quorum with respect to the Class A Shares is present at the special meeting, approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Unified’s named executive officers in connection with the merger requires the affirmative vote of the majority of the Class A Shares present in person or represented by proxy at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement, requires the affirmative vote of the majority of the Class A Shares present in person or represented by proxy at the special meeting whether or not a quorum is present.

The board of directors of Unified unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Unified’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the envelope provided. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to submit a proxy or to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Failure to submit a proxy or to vote will not have an effect on the vote on (i) the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Unified’s named executive officers in connection with the merger assuming a quorum is present with respect to the Class A Shares and (ii) the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about Unified from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your Shares, please contact our Corporate Secretary, by calling (323) 881-4225, or by e-mailing mkasper@unifiedgrocers.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Robert M. Ling, Jr.

President & Chief Executive Officer

The proxy statement is dated May 17, 2017, and is first being mailed to Unified’s shareholders on or about May 19, 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Unified Grocers, Inc.

5200 SHEILA STREET

COMMERCE, CALIFORNIA 90040

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on June 22, 2017

To the Shareholders of Unified Grocers, Inc.:

Notice is hereby given that a special meeting, which we refer to as the special meeting, of the shareholders of Unified Grocers, Inc., a California corporation, which we refer to as Unified, will be held at 9:00 a.m., local time, on June 22, 2017, at the Doubletree by Hilton Hotel, 13111 Sycamore Drive, Norwalk, California 90650, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 10, 2017, by and among Unified, SUPERVALU INC., a Delaware corporation, which we refer to as SVU, and West Acquisition Corporation, a California corporation and a wholly-owned subsidiary of SVU, which we refer to as Merger Sub, as such agreement may be amended from time to time, which we refer to as the merger agreement. The merger agreement provides for the acquisition by SVU of Unified through the merger of Merger Sub with and into Unified, which we refer to as the merger, with Unified as the surviving corporation. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and is incorporated therein by reference.

2.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Unified’s named executive officers in connection with the merger.

3.	To consider and vote on a proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement.

The merger agreement, the merger and the other transactions contemplated by the merger agreement are described more fully in the attached proxy statement and the annexes thereto, and we urge you to read the proxy statement and its annexes carefully and in their entirety.

Following consideration of the merger agreement and the transactions contemplated by the merger agreement, the Unified board, among other things, unanimously (i) approved, authorized and declared that the merger agreement and the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Unified and its shareholders, (ii) declared that it is in the best interests of Unified and its shareholders that Unified enter into the merger agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, (iii) approved the voting agreements described in the proxy statement, and (iv) recommended, subject to Section 5.2 of the merger agreement, that the shareholders approve the merger and the merger agreement.

Approval of the proposal to approve the merger agreement requires (i) the affirmative vote of a majority of the outstanding Class A Shares, without par value, which we refer to as the Class A Shares, entitled to vote at the special meeting, (ii) the affirmative vote of a majority of the outstanding Class B Shares, without par value, which we refer to as the Class B Shares, entitled to vote at the special meeting, and (iii) the affirmative vote of a majority of the outstanding Class E Shares, without par value, which we refer to as the Class E Shares, entitled to vote at the special meeting. If a quorum with respect to the Class A Shares is present at the special meeting, approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Unified’s named executive officers in connection with the merger requires the affirmative vote of the majority of Class A Shares present in person or represented by proxy at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement, requires the affirmative vote of the majority of the Class A Shares present in person or represented by proxy at the special meeting whether or not a quorum is present.

The board of directors of Unified unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Unified’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement.

Your vote is very important, regardless of the number of Shares you own. We refer to the Class A Shares, the Class B Shares and the Class E Shares collectively as the Shares. The merger cannot be completed unless the proposal to approve the merger agreement is approved by the affirmative vote of holders of a majority of the outstanding Shares entitled to vote on the proposal on a class by class basis. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope prior to the special meeting to ensure that your Shares will be represented at the special meeting if you are unable to attend. If you fail to cause your Shares to be present and voted at the special meeting either by failing to attend the special meeting and voting thereat or failing to return your proxy card, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

The board of directors of Unified has fixed the close of business on May 16, 2017 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. You are entitled to one vote for each Share that you owned on the record date for each matter that such class of Shares is entitled to vote upon at the special meeting. A complete list of our shareholders of record entitled to vote at the special meeting will be available for inspection at our principal place of business for a period of at least ten days prior to the date of the special meeting during ordinary business hours of Unified for any purpose germane to the special meeting. The list of our shareholders of record will also be available during the special meeting at the place of the special meeting for inspection by any shareholder present at the special meeting for any purpose germane to the special meeting.

Only shareholders of record, their duly authorized proxy holders and our guests may attend the special meeting. If you are the representative of a corporate or other shareholder entity, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Mary M. Kasper

Senior Vice President, General Counsel and Secretary

Commerce, California

Dated: May 17, 2017

-i-

Annex A	Agreement and Plan of Merger, dated as of April 10, 2017, among Unified Grocers, Inc., SUPERVALU INC. and West Acquisition Corporation

Annex B	Form of Voting Agreement, dated as of April 10, 2017, between SUPERVALU INC. and certain shareholders of Unified Grocers, Inc.

Annex C	Chapter 13 of the General Corporation Law of the State of California

Annex D	Opinion of Moelis & Company LLC, dated as of April 10, 2017

-ii-

This proxy statement and a proxy card are first being mailed on or about May 19, 2017, to shareholders who owned outstanding (i) Class A Shares of Unified Grocers, Inc., without par value, which we refer to as the Class A Shares, (ii) Class B Shares of Unified Grocers, Inc., without par value, which we refer to as the Class B Shares and (iii) Class E Shares of Unified Grocers, Inc., without par value which we refer to as the Class E Shares (collectively with the Class A Shares and Class B Shares, the Shares) as of the close of business on May 16, 2017, the record date for determining shareholders entitled to notice of and to vote at the special meeting (as defined herein). This proxy statement is being mailed in connection with Unified’s entry into the Agreement and Plan of Merger, dated as of April 10, 2017, by and among Unified Grocers, Inc., a California corporation, which we refer to as Unified, SUPERVALU INC., a Delaware corporation, which we refer to as SVU, and West Acquisition Corporation, a California corporation and a wholly-owned subsidiary of SVU, which we refer to as Merger Sub, as such agreement may be amended from time to time, which we refer to as the merger agreement. The merger agreement provides for the acquisition by SVU of Unified through the merger of Merger Sub with and into Unified, with Unified continuing as the surviving corporation, which we refer to as the merger.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic.

Parties to the Merger (Page 22)

Unified Grocers, Inc., a California corporation, was organized in 1922 and incorporated in 1925. Unified is a retailer-owned, grocery wholesale cooperative serving supermarket, specialty, restaurant supply (through Cash & Carry Stores, LLC, a wholly-owned subsidiary of Smart & Final, Inc.) and convenience store operators located primarily in the western United States and the Pacific Rim. Unified sells a wide variety of products typically found in supermarkets, including dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise, health and beauty care, service deli, service bakery, meat, eggs, produce, bakery and dairy products. Unified also provides financing services to its customers, as well as various support services, including merchandising, retail pricing, advertising, promotional planning, retail technology, equipment purchasing and real estate services.

SUPERVALU INC., a Delaware corporation, was organized in 1925 as the successor to two wholesale grocery firms established in the 1870s. SVU is the largest public company grocery distributor to wholesale customers across the United States through its wholesale segment, operates five retail grocery banners in six geographic regions through its retail segment and provides professional service solutions to retail operators and other entities. Substantially all of SVU’s operations are domestic.

West Acquisition Corporation, a California corporation and wholly-owned subsidiary of SVU, was formed by SVU for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon completion of the merger of Merger Sub with and into Unified, with Unified being the surviving corporation, Merger Sub will cease to exist as a separate entity.

The Special Meeting (Page 23)

Date, Time and Place of the Special Meeting (Page 23)

The special meeting of the holders of Shares to vote upon, in addition to the other matters described in this proxy statement, the proposal to approve the merger agreement, which we refer to as the special meeting, will be held on June 22, 2017, at 9:00 a.m., local time, at the Doubletree by Hilton Hotel, 13111 Sycamore Drive, Norwalk, California 90650.

Purpose of the Special Meeting (Page 23)

At the special meeting, holders of Shares will be asked to consider and vote upon:

•	Approval of the Merger Agreement. A proposal to approve the merger agreement, which we refer to as the merger proposal.

•	Non-Binding Approval of Certain Compensation. A proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements for Unified’s named executive officers in connection with the merger, which we refer to as the merger-related named executive officer compensation proposal.

•	Adjournment. A proposal to approve one or more adjournments of the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement, which we refer to as the adjournment proposal.

Record Date and Quorum (Page 23)

You are entitled to receive notice of, and to vote at, the special meeting if you owned Shares at the close of business on May 16, 2017, which Unified has set as the record date. As of the close of business on the record date, there were (i) 121,450 Class A Shares outstanding and entitled to vote, held by 347 holders of record, (ii) 403,325 Class B Shares outstanding and entitled to vote, held by 507 holders of record and (iii) 86,254 Class E Shares outstanding and entitled to vote, held by 631 holders of record.

Holders of a majority of the Shares entitled to vote on a matter at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business on such matter at the special meeting. A shareholder who returns a signed proxy will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. With respect to each of the Class A Shares, Class B Shares and Class E Shares, a quorum consists of at least 50% of the outstanding Shares of such class plus one.

Number of Votes (Page 23)

You are entitled to one vote for each Share that you owned on the record date for each matter that such class of Shares is entitled to vote upon at the special meeting.

•	Merger Proposal. You will have one vote for each Class A Share that you owned on the record date with respect to the vote on the merger proposal by the holders of the Class A Shares. You will have one vote for each Class B Share that you owned on the record date with respect to the vote on the merger proposal by the holders of the Class B Shares. You will have one vote for each Class E Share that you owned on the record date with respect to the vote on the merger proposal by the holders of the Class E Shares.

•	Merger-Related Named Executive Officer Compensation Proposal. You will have one vote for each Class A Share that you owned on the record date with respect to the vote on the merger-related named executive officer compensation proposal.

•	Adjournment Proposal. You will have one vote for each Class A Share that you owned on the record date with respect to the vote on the adjournment proposal.

Vote Required and Abstentions (Page 24)

Merger Proposal. Approval of the merger proposal requires (i) the affirmative vote of a majority of the outstanding Class A Shares entitled to vote at the special meeting, (ii) the affirmative vote of a majority of the outstanding Class B Shares entitled to vote at the special meeting and (iii) the affirmative vote of a majority of the outstanding Class E Shares entitled to vote at the special meeting.

Merger-Related Named Executive Officer Compensation Proposal. If a quorum with respect to the Class A Shares is present at the special meeting, approval of the merger-related named executive officer compensation proposal requires the affirmative vote of the majority of the Class A Shares present in person or represented by proxy at the special meeting. Unified is providing holders of the Class A Shares with the opportunity to approve, on a non-binding, advisory basis, such merger-related executive compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act.

Adjournment Proposal. Approval of the adjournment proposal requires the affirmative vote of the majority of the Class A Shares represented either in person or by proxy at the special meeting whether or not a quorum is present.

As a condition and inducement to the willingness of SVU to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, SVU entered into voting agreements, which we refer to as the voting agreements, with certain director-affiliated shareholders of Unified, who as of the close of business on the record date collectively own approximately (i) 4,550 Class A Shares, allowing them to exercise approximately 3.75% of the voting power of the Class A Shares, (ii) 92,814 Class B Shares, allowing them to exercise approximately 23.01% of the voting power of the Class B Shares and (iii) 17,941 Class E Shares, allowing them to exercise approximately 20.80% of the voting power of the Class E Shares. See “The Voting Agreements”.

At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. If you attend the special meeting and abstain on a proposal, or if you have given a proxy and abstained on a proposal, it will have the same effect as if you voted “AGAINST” such proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal (with respect to the Class A Shares) and “FOR” the adjournment proposal (with respect to the Class A Shares).

Proxies and Revocation (Page 26)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If you fail to submit a proxy or to vote in person at the special meeting, your Shares will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” approval of the merger proposal. Assuming a quorum with respect to the Class A Shares, if you fail to submit a proxy or attend the special meeting in person, the Class A Shares held by you will not be counted in respect of, and will not have an effect on, the merger-related named executive compensation proposal. If you fail to submit a proxy or attend the special meeting in person, the Class A Shares held by you will not be counted in respect of, and will not have an effect on, the adjournment proposal.

You have the right to revoke a proxy at any time before it is exercised or by giving written notice of revocation to Unified’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Unified Grocers, Inc., Attention: Corporate Secretary, 5200 Sheila Street, Commerce, California 90040.

The Merger (Page 28)

The merger agreement provides that, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Unified, with Unified surviving the merger as a wholly-owned subsidiary of SVU.

Merger Consideration (Page 28)

The merger agreement provides that at the effective time of the merger, which we refer to as the effective time, each Class A Share and Class B Share of Unified issued and outstanding immediately prior to the effective time (other than (i) Shares owned by SVU, Merger Sub or any of their direct or indirect wholly owned subsidiaries and Shares owned by Unified or any direct or indirect wholly-owned subsidiary of Unified, and in each case not held on behalf of third parties, as well as (ii) Shares, which we refer to as dissenting shares, owned by shareholders who have duly exercised statutory dissenters’ rights under Chapter 13 of the California General Corporation Law, which we refer to as the CGCL, which Shares in (i) and (ii) we refer to as excluded shares), will be converted into the right to receive $200.27 per share in cash, which we sometimes refer to as the merger consideration per Class A Share and Class B Share, or, in the case of dissenting shares, the right to receive the payment provided by the CGCL. Each Class E Share of Unified issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive $100.00 per share in cash, or, in the case of dissenting shares, the right to receive the payment provided by the CGCL. As of the effective time of the merger, each Share, other than excluded shares, will be cancelled and will cease to exist and will represent only the right to receive the merger consideration that such former Shares may be entitled to receive under the merger agreement. As a result of the merger and without any action on the part of the holder, each excluded share (other than dissenting shares) will cease to be outstanding, be cancelled without payment of any consideration therefor and will cease to exist.

For a discussion of certain obligations of Unified with respect to members who are in default of their secured payment obligations or who financed their purchase of Shares, see “The Merger Agreement—Exercise of 9607 Rights”.

Deposits (Page 28)

Unified requires members who do not satisfy certain requirements with respect to the Class B Shares to make a deposit with Unified, which we refer to as a required deposit. If a member has made deposits in excess of such member’s applicable required deposit, such additional amount is referred to as an excess deposit. The merger agreement provides that at the closing, SVU will make a payment to Unified in respect of all required and excess deposits and such required deposits and excess deposits will then be paid reasonably promptly to the applicable member. If you have been required to provide a credit deposit in accordance with levels established by Unified’s credit office, these credit deposits will remain outstanding in support of your continuing business with the surviving corporation.

Reasons for the Merger; Recommendation of the Board of Directors (Page 38)

After careful consideration of various factors described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors”, the board of directors of Unified, which we refer to as the Unified board, unanimously (i) approved, authorized and declared that the merger agreement and the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Unified and its shareholders, (ii) declared that it is in the best interests of Unified and its shareholders that Unified enter into the merger agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, (iii) approved the voting agreements, and (iv) recommended, subject to Section 5.2 of the merger agreement, that the shareholders approve the merger and the merger agreement. The Unified board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

In considering the recommendation of the Unified board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Unified board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by Unified’s shareholders. See “The Merger—Interests of Certain Persons in the Merger”.

The Unified board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal, and “FOR” the adjournment proposal.

Opinion of Moelis & Company LLC (Page 42)

In connection with the merger, the Unified board received a written opinion, dated April 10, 2017, from Unified’s financial advisor, Moelis & Company LLC, whom we refer to as Moelis, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration per Class A Share and Class B Share to be received by the holders of the Class A Shares and the Class B Shares (other than holders of excluded shares and any holders of Shares that are party to a voting agreement, to whom we refer collectively as excluded holders). The full text of Moelis’ written opinion dated April 10, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Unified board (solely in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration per Class A Share and Class B Share to the holders of the Class A Shares and Class B Shares, other than the excluded holders, and does not address Unified’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to Unified. Moelis’ opinion does not constitute a recommendation to any shareholder of Unified as to how such shareholder should vote or act with respect to the merger or any other matter.

Financing of the Merger (Page 53)

The obligations of SVU and Merger Sub to complete the merger are not contingent upon the receipt of any financing. SVU has informed Unified that it expects that the funds needed by SVU in connection with the merger will be derived from SVU’s (i) cash on hand, (ii) borrowings from existing credit facilities, or (iii) any combination of the foregoing.

Interests of Certain Persons in the Merger (Page 54)

In considering the recommendation of the Unified board with respect to the merger agreement and the merger, you should be aware that Unified’s executive officers have interests in the merger that are different from, or in addition to, those of shareholders of Unified generally. Our directors and executive officers are also afforded certain indemnity protections under contracts they previously entered into with Unified and the merger agreement provides for certain indemnification and insurance protections following the closing of the merger. The Unified board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by Unified’s shareholders. Interests of directors and executive officers that may be different from or in addition to the interests of Unified’s shareholders include, but are not limited to, the following:

•	The merger agreement provides for the accelerated vesting of certain full-value units, which we refer to as full-value units, outstanding under the Unified Long-Term Incentive Plan, which we refer to as the LTIP, with the cash-out of such awards in exchange for payment of $200.27, the amount of the merger consideration per Class A Share and Class B Share;

•	Unified’s executive officers are parties to severance agreements with Unified that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger;

•	Unified’s chief executive officer is eligible to receive certain benefits pursuant to a letter agreement and non-competition agreement with Unified and SVU and Unified’s chief financial officer is eligible to receive certain benefits pursuant to a transition letter agreement with Unified;

•	Unified’s executive officers will become fully vested in their benefits under the Unified Supplemental Executive Retirement Plan upon the closing of the merger and pursuant to the plan terms and will be reimbursed by SVU for the employee share of FICA taxes that become due under the Supplemental Executive Retirement Plan and the Executive Salary Protection Plan consistent with Unified’s historical practice;

•	The merger agreement provides for certain pro-rata contributions to the Unified 401(k) Plan, in which certain of our executive officers participate, in respect of 2017 and also provides that each participant in the Unified Officer Incentive Plan, in which certain of our executive officers participate, be entitled to receive an amount equal to 50% of such officer’s target opportunity for the 2017 fiscal year, or if greater, an amount based on actual performance; and

•	Unified’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage pursuant to the merger agreement, as well as certain protections afforded to them under indemnification agreements with Unified.

Material U.S. Federal Income Tax Consequences of the Merger (Page 59)

The exchange of Shares for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. Shareholders who are U.S. holders and who exchange their Shares in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their Shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 61)

Under the Hart-Scott-Rodino Antitrust Act of 1976, which we refer to as the HSR Act, the merger may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ or FTC issues a Request for Additional Information and Documentary Material, which we refer to as a second request, prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier.

Unified and SVU each filed the requisite HSR Act notification forms on April 20, 2017 and each requested early termination of the waiting period. Unless earlier terminated or extended by the issuance of a second request, the HSR waiting period will expire on May 22, 2017.

Subject to the terms and conditions of the merger agreement, Unified and SVU have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including as promptly as reasonably practicable:

•	preparing and filing all documentation to effect all necessary notices, reports and other filings; and

•	obtaining all consents, registrations, approvals, permits, licenses and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement and to permit the conduct of the business by SVU following the closing, including the transfer or assignment of any registrations, approvals, permits, licenses or authorizations necessary for Unified or its subsidiaries to continue to conduct business in compliance with applicable laws.

The merger agreement provides that neither Unified nor SVU (nor any of their respective subsidiaries) will be obligated in connection with the merger to enter into any agreement, consent decree or other commitment requiring the divestiture or holding separate of any assets or other restriction on the operation of the businesses of Unified, SVU, or their respective subsidiaries, or to commence, pursue or defend any litigation, and Unified will not accept or agree to any such agreement, consent decree, commitment or restrictions without SVU’s prior written consent.

The Merger Agreement (Page 63)

Closing and Effective Time of Merger (Page 64)

The merger agreement provides that the closing will occur on the third business day following the day on which all the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, unless otherwise mutually agreed by Unified and SVU, which date we refer to as the closing date. See “The Merger Agreement—Conditions to Completion of the Merger”.

Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in mid-to-late summer 2017. However, there can be no assurance as to when or if the merger will occur.

The merger will become effective (i) at such time as the merger agreement and officers’ certificates satisfying the applicable requirements of the CGCL are duly filed with the Secretary of State of the State of California or (ii) at such later time as SVU and Unified have agreed on and is specified in the merger agreement and the officers’ certificates.

Conditions to Completion of the Merger (Page 80)

The respective obligations of Unified, SVU and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the absence of any legal prohibitions, the receipt of the approval of the merger agreement by the holders of a majority of the outstanding Class A, Class B and Class E shares of Unified, on a class by class basis, at the special meeting, which we refer to as the requisite Unified shareholder approval, expiration of the HSR Act waiting period, the absence of a material adverse effect with respect to Unified, the accuracy of the other party’s or parties’ representations and warranties (generally subject to a material adverse effect standard) and the other party’s performance in all material respects of its obligations contained in the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger”.

Products and Services Continuation (Page 78)

For one year following the closing date, subject to credit review and a member having provided reasonable credit support and collateral consistent with specified guidelines within 30 days after closing to support its obligations to SVU or the surviving corporation, SVU will, or will cause the surviving corporation to:

•	continue to sell products, including dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise, health and beauty care, service deli, service bakery, meat, eggs, produce, bakery and dairy products, which we refer to as the member products, in the regions where such member products are currently sold, to members of Unified who have purchased member products in the previous twelve months prior to the date of the merger agreement, on terms and conditions (including pricing and quantity terms) no less favorable in all material respects to each such member as such member has enjoyed in the previous 12 months prior to the date of the merger agreement with respect to such member products;

•	continue to offer the number of items within each category of member products that is substantially similar to the number of items currently offered to such member within such category of member products and not materially reduce the number of items offered; and

•	continue to provide financing and support services, including merchandising, retail pricing, advertising, promotional planning, schematics, scan advantage, retail technology, equipment purchasing and real estate services, which we refer to as the member services, to members on terms and conditions (including pricing) no less favorable in all material respects to each such member as such member has enjoyed in the previous 12 months prior to the date of the merger agreement with respect to such member services.

SVU and the surviving corporation’s obligations specified above will not apply to changes that are the direct result of changes in taxes, product or trademark availability from a vendor (including as a result of a change in, addition or termination of a vendor), commodity cost changes, vendor price changes or the extinguishment of patronage payments to members and will apply only with respect to a member to the extent such member:

•	continues to purchase member products and member services, without interruption in all material respects, in the same or greater amount (and in substantially the same mix of member products) as such member purchased in the 12 months prior to the date of the merger agreement (other than changes with respect to a member’s decision to sell, close or otherwise dispose of a non-material portion of its existing store locations and reasonable adjustments resulting from changes in consumer preferences and competitive retail factors in the regions in which such member operates); and

•

is and continues to be in good standing with respect to all of its payment obligations (e.g., has made all required payments on time, in full, and without deduction) to SVU, the surviving corporation and their respective affiliates and is not otherwise in material breach of its agreements with SVU, the surviving corporation or any of their respective affiliates and SVU has no reason to believe that member will not continue to be in good standing.

For a period of 18 months following the closing, SVU has also agreed to cause the surviving corporation to use commercially reasonable efforts to maintain and enhance Unified’s approach to member engagement, including by using commercially reasonable efforts to retain key employees of Unified who interact directly with Unified’s members and are critical to maintaining Unified’s member facing functions.

No Solicitation or Negotiation of Acquisition Proposals (Page 71)

Unified was required upon the execution of the merger agreement to, and to cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to execution of the merger agreement with respect to any acquisition proposal (as defined in “The Merger Agreement—No Solicitation or Negotiation of Acquisition Proposals”), or proposal that would reasonably be expected to lead to an acquisition proposal. The merger agreement also provides that, until the earlier of the termination of the merger agreement and the effective time, Unified will not, and will cause its subsidiaries and any of the directors, officers, employees and affiliates of Unified or its subsidiaries not to, and will instruct and will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, propose, initiate or knowingly encourage, or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

•	agree to participate in or engage in any discussions or negotiations with, furnish or disclose any non-public information or data concerning Unified or any of its subsidiaries to, or respond to any inquiry made by, any person that has made or indicated an intention to make a proposal that constitutes or would reasonably be expected to lead to an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions) or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel of Unified or any of its subsidiaries (other than SVU, Merger Sub or any designees of SVU or Merger Sub) in connection with any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the foregoing, at any time prior to obtaining the requisite Unified shareholder approval, but not after, in response to an unsolicited, bona fide written acquisition proposal and if, and only if, prior to taking such action the Unified board determines in good faith, after consultation with outside legal counsel that (i) based on the information then available and after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal (as defined in “The Merger Agreement—No Solicitation or Negotiation of Acquisition Proposals”) or would reasonably be expected to result in a superior proposal and (ii) such action is necessary or required in order for the directors of Unified to comply with their fiduciary duties under applicable law, Unified may:

•	provide access to non-public information regarding Unified or any of its subsidiaries to the person who made such acquisition proposal, as long as similar information has previously been made available to, or is made available to, SVU prior to or substantially concurrently with the time such information is made available to such person and subject to entering into a confidentiality agreement with such person on the terms and conditions described in “The Merger Agreement—No Solicitation or Negotiation of Acquisition Proposals”; and

•	engage and participate in any discussions or negotiations with such person regarding such acquisition proposal.

No Change in Recommendation or Alternative Acquisition Agreement (Page 73)

Subject to certain exceptions described below, the Unified board of directors and each committee of the Unified board of directors may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to SVU, the Unified board of director’s recommendation that Unified shareholders vote to approve the merger agreement, which recommendation we refer to as the Unified board recommendation;

•	fail to include the Unified board recommendation in this proxy statement;

•	if any acquisition proposal structured as a tender offer or exchange offer for outstanding Shares is commenced pursuant to Rule 14d-2 of the Exchange Act, fail to recommend against acceptance of such offer by Unified’s shareholders prior to the earlier of (i) the day prior to the date of the special meeting or the day prior to the date of any adjournment, recess or postponement of the special meeting, as the case may be, and (ii) 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

•	approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, other than the confidentiality agreement referred to above, providing for any acquisition proposal, which we refer to as an alternative acquisition agreement and which, combined with the preceding bullets, we refer to as a change of recommendation; or

•	cause or permit Unified to enter into any such alternative acquisition agreements.

Notwithstanding the foregoing, at any time prior to obtaining the requisite Unified shareholder approval, but not after, the Unified board may effect a change of recommendation in connection with a superior proposal made after the date of the merger agreement that was not solicited, initiated, encouraged or facilitated in breach of the merger agreement, if:

•	the Unified board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that:

•	such offer constitutes a superior proposal; and

•	such action is necessary or required in order for the directors to comply with their fiduciary duties under applicable law;

•	Unified has given SVU prior written notice at least four business days before taking such action, setting forth in writing that management of Unified intends to recommend to the Unified board that it make a change of recommendation and providing all information required to be provided under the merger agreement;

•	after giving such notice and prior to effecting a change of recommendation, Unified negotiates in good faith with SVU with respect to any revisions to the terms of the merger agreement proposed by SVU in response to a superior proposal; and

•	at the end of such four-business day period, prior to taking action to effect a change of recommendation in response to a superior proposal, Unified has taken into account any change to the terms of the merger agreement proposed by SVU and any other information offered by SVU in response to the notice.

For clarity, any material amendment to any acquisition proposal is deemed a new acquisition proposal and will require Unified to again comply with the above requirements, except that the four-business-day notice period described above is reduced to two business days with respect to such revised acquisition proposal.

Termination of the Merger Agreement (Page 81)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written consent of Unified and SVU;

•	by either Unified or SVU if:

•	the merger has not been consummated by 5:00 Pacific Time on October 7, 2017 (unless the condition relating to the expiration or termination of the waiting period under the HSR Act or the condition related to the absence of a governmental order have not been satisfied or waived, either SVU or Unified (so long as it has complied with certain covenants under the merger agreement in all material respects) may extend such date to January 5, 2018), unless the party seeking to terminate has breached in any material respect its obligations under the merger agreement in a manner that proximately contributed to the failure of the merger to be consummated on or before such date, which we refer to as an outside date termination;

•	the requisite Unified shareholder approval has not been obtained at the special meeting or at any adjournment or postponement thereof in accordance with the merger agreement at which a vote thereon was taken, which we refer to as a no-vote termination;

•	any order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and nonappealable, unless the party seeking to terminate has breached in any material respect certain obligations under the merger agreement in a manner that proximately contributed to a failure of a condition to the consummation of the merger, which we refer to as a government-order termination;

•	there has been a breach by Unified, in the case of a termination by SVU, or by SVU or Merger Sub, in the case of a termination by Unified, of any of their respective representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of Unified, in the case of a termination by SVU, or SVU or Merger Sub, in the case of a termination by Unified, have become untrue after the date of the merger agreement such that the respective party’s closing conditions would not be satisfied (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of 30 calendar days following notice to the breaching party or three business days prior to the outside date), which we refer to as a breach termination; or

•	by SVU, prior to the time the requisite Unified shareholder approval is obtained, if the Unified board has made a change of recommendation, which we refer to as a change of recommendation termination.

Termination Fee and Expense Reimbursement (Page 82)

Unified must pay SVU a termination fee of $8,000,000 plus up to $1,000,000 of the reasonable and documented out-of-pocket costs and expenses incurred by SVU or Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement, in the event that:

•	SVU effects a change of recommendation termination;

•	Unified effects a no-vote termination and the Unified board of directors has made a change of recommendation on or prior to the date of the special meeting; or

•	each of the following occurs:

•	SVU or Unified effects an outside date termination or a no-vote termination or SVU effects a breach termination;

•	a bona fide acquisition proposal has been made to Unified or its subsidiaries or made publicly to its shareholders or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal (and such acquisition proposal or publicly announced intention has not been publicly withdrawn without qualification prior to the date of termination in connection with an outside date termination or prior to the date of the special meeting in connection with a no-vote termination); and

•	within 12 months after such termination, Unified or any of its subsidiaries enters into an alternative acquisition agreement with respect to, or consummates or approves or recommends to Unified’s shareholders or otherwise does not oppose, an acquisition proposal, which acquisition proposal is subsequently consummated, even if such consummation occurs after such 12-month period (for these purposes, (i) references to “15%” in the definition of acquisition proposal are deemed to be references to “50%” and (ii) an acquisition proposal will not be deemed to have been “publicly withdrawn” if, within 12 months after such termination, Unified or any of its subsidiaries enters into an alternative acquisition agreement (other than a confidentiality agreement) with respect to, or consummates, approves or recommends to Unified’s shareholders or otherwise not opposes, an acquisition proposal made by or on behalf of such person or any of its affiliates).

Reverse Termination Fee (Page 82)

SVU must pay Unified $9,500,000 if Unified or SVU effects an outside date termination or government-order termination after the requisite Unified shareholder approval has been obtained, and, in either case, the regulatory approval condition has not been satisfied.

Specific Performance (Page 83)

If for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, the parties have agreed, pursuant to the terms of the merger agreement, that, in addition to any other available remedies in equity or at law, each party to the merger agreement will be entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement without the necessity of posting a bond or other form of security.

Voting Agreements (Page 84)

As a condition and inducement to the willingness of SVU to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, SVU entered into voting agreements, which we refer to as the voting agreements, with certain director-affiliated shareholders of Unified, who as of the close of business on the record date collectively own approximately (i) 4,550 Class A Shares, allowing them to exercise approximately 3.75% of the voting power of the Class A Shares, (ii) 92,814 Class B Shares, allowing them to exercise approximately 23.01% of the voting power of the Class B Shares and (iii) 17,941 Class E Shares, allowing them to exercise approximately 20.80% of the voting power of the Class E Shares. The voting agreements, a form of which is attached as Annex B to this proxy statement, pursuant to which each such shareholder has agreed to vote “FOR” the merger proposal and any matter that could reasonably be expected to facilitate the merger, “AGAINST” alternative acquisition proposals and “AGAINST” against any matter that would cause a breach of the terms of the merger agreement or otherwise frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the merger agreement. The voting agreements will terminate upon the earlier to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, or (iii) a written agreement between SVU and the applicable shareholder terminating the applicable agreement.

Dissenters’ Rights (Page 88)

Shareholders of Unified are entitled to exercise dissenters’ rights under the CGCL. This means that you are entitled to have the fair market value of your Shares determined by the California Superior Court and to receive payment based on that valuation in lieu of receiving the applicable merger consideration if you follow exactly the procedures specified under Chapter 13 of the CGCL. Shareholders of Unified considering whether to exercise dissenters’ rights should consider that the fair market value of their Shares determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the merger.

To exercise dissenters’ rights, you must NOT vote (either in person or by proxy) in favor or the merger proposal. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex C. Annex C should be reviewed carefully by any shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters’ rights. For more a more detailed discussion on dissenters’ rights, see “Dissenters’ Rights”.

Deregistration of the Shares (Page 91)

If the merger is completed, the Shares will be deregistered under the Exchange Act, and Unified will no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of the Shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of Unified. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety.

Q.	What is the proposed merger and what effects will it have on Unified?

A.	The proposed merger is the acquisition of Unified by SVU pursuant to the merger agreement. If the merger proposal is approved by shareholders of Unified and the other closing conditions in the merger agreement are satisfied or waived, Merger Sub will merge with and into Unified, with Unified continuing as the surviving corporation and as a wholly-owned subsidiary of SVU. As a result of the merger, current Unified shareholders will no longer hold any Shares in Unified and all of the incidents of Share ownership, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and patronage distributions from Unified will be extinguished. In addition, following the merger, the Shares will be deregistered under the Exchange Act and Unified will no longer file periodic reports with the SEC.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, subject to certain obligations of Unified pursuant to the merger agreement, your Class A Shares and Class B Shares (other than excluded shares) will be converted into the right to receive $200.27 per share in cash and your Class E Shares (other than excluded shares) will be converted into the right to receive $100.00 per share in cash, in each case without interest. For example, if you own 350 Class A Shares, 100 Class B Shares and 100 Class E Shares, you will receive $100,121.50 in cash consideration.

For a discussion of certain obligations of Unified with respect to members who are in default of their secured payment obligations or who financed their purchase of Shares, see “The Merger Agreement—Exercise of 9607 Rights”.

Q.	What will I receive if I have previously tendered Shares to Unified for redemption?

A.	Unified’s organizational documents give the Unified board the absolute discretion to redeem, or not to redeem, any Shares of any outgoing member regardless of when membership terminated and any Class B Shares in excess of the Class B share requirement held by a current member, whether or not the shares have been tendered for redemption and regardless of when the shares were tendered. Historically, Unified has redeemed Class A Shares and Class B Shares based on the “exchange value”, as defined in Unified’s bylaws, as of the end of Unified’s fiscal year preceding the termination of membership or the time when such Shares were tendered for redemption (less any amounts owing to Unified). Notwithstanding that you may have previously tendered Shares to Unified for redemption and the “exchange value” as of the time of such tender, until the Unified board has exercised its discretion to redeem such Shares, the applicable Shares remain outstanding. It is not anticipated that the Unified board will redeem any Shares other than Class E Shares pending the consummation of the merger. Therefore, any Shares outstanding as of the effective time, including Shares previously tendered for redemption, will, subject to certain obligations of Unified pursuant to the merger agreement, be converted into the right to receive $200.27 in cash per Class A Share or Class B Share or $100.00 in cash per Class E Share, in each case without interest.

Q.	What actions do I need to take to receive the merger consideration?

A.

Prior to the closing date of the merger, SVU will appoint a paying agent and at the closing SVU will pay to the paying agent the amount necessary to make the payments to holders of Shares as required under the merger agreement. Upon completion of the merger, the paying agent will mail to each shareholder who is eligible to receive the applicable per share merger consideration a letter of transmittal and instructions advising you how to surrender your Shares in exchange for the merger consideration. Upon complying with the instructions in the letter of transmittal, you will receive a check for the amount payable to you in respect of your Shares.

If you hold any certificates representing Shares please do NOT return your certificates at this time.

Q.	What will happen to my cash deposits with Unified?

A	Unified requires members who do not satisfy certain requirements with respect to the Class B Shares to make a required deposit with Unified and certain members may have made excess deposits. The merger agreement provides that at the closing, SVU will make a payment to Unified in respect of all required and excess deposits and such required deposits and excess deposits will then be paid reasonably promptly to the applicable member. If you have been required to provide a credit deposit in accordance with levels established by Unified’s credit office, these amounts will remain outstanding in support of your continuing business with the surviving corporation.

Q.	Will I still be able to purchase products and services following consummation of the merger and how will the merger impact the price of such products and services?

A.	Yes. In addition, for one year following the closing date, subject to credit review and a member having provided reasonable credit support and collateral consistent with specified guidelines within 30 days after closing to support its obligations to SVU or the surviving corporation, SVU will, or will cause the surviving corporation to:

•	continue to sell products in the regions where such products are currently sold, to members of Unified who have purchased products in the twelve months prior to the date of the merger agreement, on terms and conditions (including pricing and quantity terms) no less favorable in all material respects to each such member as such member has enjoyed in the previous 12 months prior to the date of the merger agreement;

•	continue to offer the number of items within each category of products that is substantially similar to the number of items currently offered to such member within such category of products and not materially reduce the number of items offered; and

•	continue to provide financing and support services on terms and conditions (including pricing) no less favorable in all material respects to each member as such member has enjoyed in the previous 12 months prior to the date of the merger agreement.

SVU and the surviving corporation’s obligations specified above will not apply to changes that are the direct result of changes in taxes, product or trademark availability from a vendor (including as a result of a change in, addition or termination of a vendor), commodity cost changes, vendor price changes or the extinguishment of patronage payments to members and will apply only with respect to a member to the extent such member:

•	continues to purchase member products and member services, without interruption in all material respects, in the same or greater amount (and in substantially the same mix of member products) as such member purchased in the 12 months prior to the date of the merger agreement (other than changes with respect to a member’s decision to sell, close or otherwise dispose of a non-material portion of its existing store locations and reasonable adjustments resulting from changes in consumer preferences and competitive retail factors in the regions in which such member operates); and

•	is and continues to be in good standing with respect to all of its payment obligations (e.g., has made all required payments on time, in full, and without deduction) to SVU, the surviving corporation and their respective affiliates and is not otherwise in material breach of its agreements with SVU, the surviving corporation or any of their respective affiliates and SVU has no reason to believe that member will not continue to be in good standing.

See “The Merger Agreement—Products and Services Continuation” for additional information.

Q.	Will I still interact with the same Unified employees?

A.	We currently expect that your existing contacts at Unified will continue to work with you following the consummation of the merger. For a period of 18 months following the closing, SVU has agreed to use commercially reasonable efforts to maintain and enhance Unified’s approach to member engagement, including by using commercially reasonable efforts to retain key employees of Unified who interact directly with Unified’s members and are critical to maintaining Unified’s member facing functions.

Q.	How does the Unified board recommend that I vote?

A.	The Unified board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal and “FOR” the adjournment proposal.

Shareholders affiliated with directors of Unified have entered into voting agreements with SVU, pursuant to which they have agreed to vote “FOR” the merger proposal and “FOR” any other actions related thereto. For more information regarding the voting agreements, please see “Voting Agreements”.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in mid-to-late summer 2017.

Q.	What happens if the merger is not completed?

A.	If the merger proposal is not approved by the shareholders of Unified or if the merger is not completed for any other reason, the shareholders of Unified will not receive any payment for their Shares in connection with the merger. Instead, Unified will remain an independent company. Under certain circumstances specified in the merger agreement, Unified or SVU may be required to pay a termination fee to or reimburse certain expenses of the other party in connection with a termination of the merger agreement.

Q.	What conditions must be satisfied to complete the merger?

A.	Unified, SVU and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived as described in “The Merger Agreement—Conditions to Completion of the Merger”. These conditions include, among others, (i) the approval of the merger agreement by the holders of a majority of the outstanding Class A Shares, Class B Shares and Class E Shares of Unified, on a class by class basis, as of the record date at the special meeting; (ii) the waiting period applicable to the consummation of the merger under the HSR Act having expired or been earlier terminated and (iii) no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

Completion of the merger is also subject to other customary conditions in favor of the parties, regarding the accuracy of the other party’s or parties’ representations and warranties (generally subject to a material adverse effect standard) and the other party’s or parties’ performance in all material respects of its obligations contained in the merger agreement.

Q.	Is the merger expected to be taxable to U.S. holders?

A.

Yes. The exchange of Shares for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your Shares in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such Shares and your adjusted tax basis in such Shares.

Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Why am I receiving this proxy statement and proxy card?

A.	You are receiving this proxy statement and proxy card because you owned Shares as of the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your Shares with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of Unified will be held on June 22, 2017, at 9:00 a.m., local time, at the Doubletree by Hilton Hotel, 13111 Sycamore Drive, Norwalk, California 90650.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote upon:

•	Approval of the Merger Agreement. A proposal to approve the merger agreement, which provides for the acquisition of Unified by SVU.

•	Non-Binding Approval of Certain Compensation. A proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements for Unified’s named executive officers in connection with the merger.

•	Adjournment. A proposal to approve one or more adjournments of the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement.

Q.	Why am I being asked to consider and vote on a merger-related named executive officer compensation proposal?

A.	Under Section 14A of the Exchange Act and SEC rules, we are required to seek a non-binding, advisory vote by holders of the Class A Shares with respect to the compensation that may be paid or become payable to Unified’s named executive officers that is based on or otherwise relates to the merger.

Q.	What will happen if Unified’s shareholders do not approve the merger-related named executive officer compensation proposal?

A.	Approval of the compensation that may be paid or become payable to Unified’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. Because the vote on the merger-related named executive officer compensation proposal is advisory only, it will not be binding on either Unified or SVU. Accordingly, if the merger proposal is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Unified shareholders.

Q.	What vote is required for Unified’s shareholders to approve the merger proposal?

A.	The approval of the merger proposal requires (i) the affirmative vote of a majority of the outstanding Class A Shares entitled to vote at the special meeting, (ii) the affirmative vote of a majority of the outstanding Class B Shares entitled to vote at the special meeting and (iii) the affirmative vote of a majority of the outstanding Class E Shares entitled to vote at the special meeting.

Because the affirmative vote required to approve the merger proposal is based upon the total number of outstanding Shares of each class entitled to vote on the proposal, if you fail to submit a proxy or vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	What vote of Unified’s shareholders is required to approve the merger-related named executive officer compensation proposal?

A.	If a quorum with respect to the Class A Shares is present at the special meeting, approval of the merger-related executive compensation proposal requires the affirmative vote of holders of a majority of the outstanding Class A Shares present in person or represented by proxy at the special meeting.

Accordingly, abstentions will have the same effect as a vote “AGAINST” the merger-related executive compensation proposal. If a quorum with respect to the Class A Shares is a present at the special meeting, if you fail to submit a proxy or attend the special meeting in person, the Class A Shares held by you will not be counted in respect of, and will not have an effect on, the merger-related executive compensation proposal.

Q.	What vote of Unified’s shareholders is required to approve the adjournment proposal?

A.	Approval of the adjournment proposal requires the affirmative vote of the majority of the Class A Shares represented either in person or by proxy at the special meeting whether or not a quorum is present.

Accordingly, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy or attend the special meeting in person, the Class A Shares held by you will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Q.	Are there any voting agreements with existing shareholders?

A.	Yes. As a condition and inducement to the willingness of SVU to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, SVU entered into voting agreements, which we refer to as the voting agreements, with certain director-affiliated shareholders of Unified, who as of the close of business on the record date collectively own approximately (i) 4,550 Class A Shares, allowing them to exercise approximately 3.75% of the voting power of the Class A Shares, (ii) 92,814 Class B Shares, allowing them to exercise approximately 23.01% of the voting power of the Class B Shares and (iii) 17,941 Class E Shares, allowing them to exercise approximately 20.80% of the voting power of the Class E Shares. The voting agreements, a form of which is attached as Annex B to this proxy statement, pursuant to which each such shareholder has agreed to vote “FOR” the merger proposal and any matter that could reasonably be expected to facilitate the merger, “AGAINST” alternative acquisition proposals and “AGAINST” against any matter that would cause a breach of the terms of the merger agreement or otherwise frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the merger agreement. The voting agreements will terminate upon the earlier to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, or (iii) a written agreement between SVU and the applicable shareholder terminating the applicable agreement.

Q.	Do any of Unified’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.	In considering the recommendation of the Unified board with respect to the merger, you should be aware that our executive officers have interests in the merger that are different from, or in addition to, the interests of shareholders of Unified generally. The Unified board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of Unified. See “The Merger—Interests of Certain Persons in the Merger”, which also separately addresses certain protections afforded to our directors in connection with the merger, and “Advisory Vote on Merger-Related Compensation for Unified’s Named Executive Officers”.

Q.	Who can vote at the special meeting?

A.	Only shareholders of record at the close of business on May 16, 2017, the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. On the record date, (i) 121,450 Class A Shares, (ii) 403,325 Class B Shares and (iii) 86,254 Class E Shares were outstanding.

Q.	How many votes do I have?

A.	You are entitled to one vote for each Share that you owned on the record date for each matter that such class of Shares is entitled to vote upon at the special meeting.

•	Merger Proposal. You will have one vote for each Class A Share that you owned on the record date with respect to the vote on the merger proposal by the holders of the Class A Shares. You will have one vote for each Class B Share that you owned on the record date with respect to the vote on the merger proposal by the holders of the Class B Shares. You will have one vote for each Class E Share that you owned on the record date with respect to the vote on the merger proposal by the holders of the Class E Shares.

•	Merger-Related Named Executive Officer Compensation Proposal. You will have one vote for each Class A Share that you owned on the record date with respect to the vote on the merger-related named executive officer compensation proposal.

•	Adjournment Proposal. You will have one vote for each Class A Share that you owned on the record date with respect to the vote on the adjournment proposal.

Q.	What is the quorum requirement?

A.	Under Unified’s bylaws, holders of a majority of the Shares entitled to vote on a matter at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business on such matter at the special meeting. A shareholder who attends the special meeting or who returns a signed proxy will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. With respect to each of the Class A Shares, Class B Shares and Class E Shares, a quorum consists of at least 50% of the outstanding Shares of such class plus one.

Q.	How do I vote?

A.	If you are a shareholder of record, you may vote your Shares voted on matters presented at the special meeting in the following ways:

•	In Person. You may attend the special meeting and cast your vote there.

•	In Writing. You can submit your proxy by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

Q.	How can I change or revoke my proxy?

A.	You may revoke any prior proxy by:

•	sending a written statement to that effect to our Corporate Secretary, which must be received by us by 5:00 p.m. on the business day immediately prior to the date of the special meeting;

•	submitting a properly signed proxy card dated a later date; or

•	attending the meeting in person and voting your Shares.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your Shares. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your Shares is called a “proxy card”.

Q.	If a shareholder gives a proxy, how are the Shares voted?

A.	The individuals named on the enclosed proxy card will vote your Shares in the way that you indicate. When completing the proxy card, you may specify whether your Shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you return a signed proxy card, but do not indicate how you wish your Shares to be voted, the Shares represented by your properly signed proxy will be voted “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal and “FOR” the adjournment proposal.

Q.	How are votes counted?

A.	For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the merger proposal.

For the merger-related named executive compensation proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the merger –related named executive compensation proposal.

For the adjournment proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the adjournment proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your Shares are likely registered in different names or with different addresses. You must separately vote the Shares shown on each proxy card that you receive in order for all of your Shares to be voted at the meeting.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please promptly submit your proxy to ensure that your Shares are represented at the special meeting. You may submit a proxy to have your Shares voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Q.	Am I entitled to exercise dissenters’ rights under Chapter 13 of the CGCL instead of receiving the applicable per share merger consideration for my Shares?

A.	Yes. As a holder of Shares, you are entitled to exercise dissenters’ rights under Chapter 13 of the CGCL in connection with the merger if you take certain actions, including submitting a proper demand for repurchase by Unified, and meet certain conditions, including that you not vote (in person or by proxy) in favor of the merger proposal. See “Dissenters’ Rights”.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your Shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact our Corporate Secretary, by calling (323) 881-4225, or by e-mailing mkasper@unifiedgrocers.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements about Unified and its business in this proxy statement which are not statements of historical fact, including, but not limited to, statements regarding the expected completion of the merger (including the timing thereof), the ability to consummate the merger (including but not limited to the receipt of all required regulatory approvals), Unified’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “may”, “might”, “will”, “should”, “could”, “likely”, “expects”, “intends”, “targets”, “assumes”, “seeks to”, “plans”, “anticipates”, “believes”, “projects”, “estimates”, “predicts”, “potential”, “future”, “goal”, “objective”, or “continue”, or the negative of such terms or other variations thereof or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements.

Actual results may differ materially from those set forth in this proxy statement due to the risks and uncertainties related to the merger and/or inherent in our business, including, without limitation: the risk that shareholders of Unified do not approve the merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the response by shareholders to the merger; the failure to satisfy each of the conditions to the consummation of the merger, including but not limited to, the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger on acceptable terms, or at all; risks related to disruption of management’s attention from Unified’s ongoing business operations due to the merger; the effect of the announcement of the merger on Unified’s relationships with its customers or suppliers, operating results and business generally; the outcome of any legal proceedings that could be filed related to the merger; risks related to employee retention as a result of the merger; the risk that the merger will not be consummated within the expected time period or at all; the competitiveness of the markets in which Unified operates; the risk that concentration of Unified’s customer base will continue to increase; the risk that Unified may have reduced sales and earnings if Unified’s members or customers lose market share to larger, often fully integrated traditional full-service grocery store chains or other similar non-traditional format stores; the risk that Unified will be unable to achieve its strategic plan in light of, among other things, inherent execution, competition, industry-wide and member-related risks; changes in relevant laws and regulations; political instability and management’s ability to successfully manage Unified’s operations.

These forward-looking statements are also qualified by, and should be read together with, the “Forward-Looking Statements”, the “Risk Factors” and the other statements in Unified’s Annual Report on Form 10-K for the year ended October 1, 2016 as filed with the Securities and Exchange Commission and available at www.sec.gov, and investors should refer to such risk factors and other statements in evaluating the forward-looking statements contained in this proxy statement (see “Where You Can Find More Information”).

Any forward-looking statements speak only as of the date of this proxy statement, and Unified does not undertake any obligation to correct or update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events except as otherwise required by law. New factors may emerge from time to time, and it is not possible for Unified to predict all such factors. Furthermore, it may not be possible for Unified to assess the impact of any such factor on its business (viewed independently or together) or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to herein, the dates of those documents.

PARTIES TO THE MERGER

Unified Grocers, Inc.

Unified Grocers, Inc.

5200 Sheila Street

Commerce, CA 90040

Telephone: (323) 264-5200

Unified Grocers, Inc. is a California corporation organized in 1922 and incorporated in 1925. Unified is a retailer-owned, grocery wholesale cooperative serving supermarket, specialty, restaurant supply (through Cash & Carry Stores, LLC, a wholly-owned subsidiary of Smart & Final, Inc.) and convenience store operators located primarily in the western United States and the Pacific Rim. Unified sells a wide variety of products typically found in supermarkets, including dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise, health and beauty care, service deli, service bakery, meat, eggs, produce, bakery and dairy products. Unified also provides financing services to its customers, as well as various support services, including merchandising, retail pricing, advertising, promotional planning, retail technology, equipment purchasing and real estate services. Unified has three separate geographical and marketing regions: Southern California, Northern California and the Pacific Northwest.

Unified maintains a website at http://www.unifiedgrocers.com. By including the foregoing website address, Unified does not intend to and will not be deemed to incorporate by reference any material contained therein. See also “Where You Can Find More Information”.

SUPERVALU INC.

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, MN 55344

(952) 828-4000

SUPERVALU INC. is the largest public company grocery distributor to wholesale customers across the United States through its wholesale segment, operates five retail grocery banners in six geographic regions through its retail segment and provides professional service solutions to retail operators and other entities. SVU leverages its distribution operations by providing wholesale distribution and logistics service solutions to wholesale customers as well as wholesale distribution to SVU’s retail stores. SUPERVALU INC., a Delaware corporation, was organized in 1925 as the successor to two wholesale grocery firms established in the 1870s. Substantially all of SVU’s operations are domestic. SVU has annual sales of approximately $12 billion and serves its customers across the United States through a network of 2,363 stores, including 1,902 stores operated by wholesale customers serviced primarily by SVU’s food distribution business and 217 traditional retail grocery stores operated under five retail banners in six geographic regions (store counts as of February 25, 2017).

SVU maintains a website at http://www.supervalu.com. By including the foregoing website address, neither SVU nor Unified intends to and will not be deemed to incorporate by reference any material contained therein.

Merger Sub

West Acquisition Corporation

11840 Valley View Road

Eden Prairie, MN 55344

(952) 828-4000

West Acquisition Corporation is a California corporation and wholly-owned subsidiary of SVU. Merger Sub was formed by SVU for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon completion of the merger of Merger Sub with and into Unified, with Unified being the surviving corporation, Merger Sub will cease to exist as a separate entity.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Unified board for use at the special meeting to be held on June 22, 2017, at 9:00 a.m., local time, at the Doubletree by Hilton Hotel, 13111 Sycamore Drive, Norwalk, California 90650, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, holders of the Class A Shares, Class B Shares and Class E Shares will be asked to consider and vote upon a proposal to approve the merger agreement, which we refer to as the merger proposal (Proposal 1 on your proxy card).

In addition, at the special meeting, holders of the Class A Shares will be asked to consider and vote upon:

•	A proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements for Unified’s named executive officers in connection with the merger, which we refer to as the merger-related named executive officer compensation proposal (Proposal 2 on your proxy card); and

•	A proposal to approve one or more adjournments of the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement, which we refer to as the adjournment proposal (Proposal 3 on your proxy card).

The Unified board unanimously recommends that you vote “FOR” each of the above proposals.

Unified’s shareholders must approve the merger proposal in order for the merger to occur. If our shareholders fail to approve the merger proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on May 16, 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting, and only holders of record of Shares on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting. As of the close of business on the record date, there were (i) 121,450 Class A Shares outstanding and entitled to vote, held by 347 holders of record, (ii) 403,325 Class B Shares outstanding and entitled to vote, held by 507 holders of record and (iii) 86,254 Class E Shares outstanding and entitled to vote, held by 631 holders of record.

Holders of a majority of the Shares entitled to vote on a matter at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business on such matter at the special meeting. A shareholder who returns a signed proxy will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. In the event that a quorum is not present at the special meeting, the special meeting and any adjourned or postponed session of the special meeting may be adjourned or postponed to solicit additional proxies. With respect to each of the Class A Shares, Class B Shares and Class E Shares, a quorum consists of at least 50% of the outstanding Shares of such class plus one.

Number of Votes

You are entitled to one vote for each Share that you owned on the record date for each matter that such class of Shares is entitled to vote upon at the special meeting.

•	Merger Proposal. You will have one vote for each Class A Share that you owned on the record date with respect to the vote on the merger proposal by the holders of the Class A Shares. You will have one vote for each Class B Share that you owned on the record date with respect to the vote on the merger proposal by the holders of the Class B Shares. You will have one vote for each Class E Share that you owned on the record date with respect to the vote on the merger proposal by the holders of the Class E Shares.

•	Merger-Related Named Executive Officer Compensation Proposal. You will have one vote for each Class A Share that you owned on the record date with respect to the vote on the merger-related named executive officer compensation proposal.

•	Adjournment Proposal. You will have one vote for each Class A Share that you owned on the record date with respect to the vote on the adjournment proposal.

Attendance

Only shareholders of record, their duly authorized proxy holders and our guests may attend the special meeting. If you are the representative of a corporate or other shareholder entity, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required and Abstentions

Merger Proposal

Approval of the merger proposal requires (i) the affirmative vote of a majority of the outstanding Class A Shares entitled to vote at the special meeting, (ii) the affirmative vote of a majority of the outstanding Class B Shares entitled to vote at the special meeting and (iii) the affirmative vote of a majority of the outstanding Class E Shares entitled to vote at the special meeting.

For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the merger proposal, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the merger proposal.

Merger-Related Named Executive Officer Proposal

If a quorum with respect to the Class A Shares is present at the special meeting, approval of the merger-related named executive officer compensation proposal requires the affirmative vote of the majority of the Class A Shares present in person or represented by proxy at the special meeting.

For the merger-related named-executive officer compensation proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For the merger-related named-executive officer compensation proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, it will have the same effect as if you voted “AGAINST” approval of the merger-related named executive officer compensation proposal. If you fail to submit a proxy or attend the special meeting in person, the Class A Shares held by you will not be counted in respect of, and will not have an effect on, the merger-related named executive compensation proposal.

Adjournment Proposal

Approval of the adjournment proposal requires the affirmative vote of the majority of Class A Shares represented either in person or by proxy at the special meeting. For the adjournment proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For the adjournment proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the adjournment proposal. If you fail to submit a proxy or attend the special meeting in person, the Class A Shares held by you will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Voting Agreements

Certain shareholders of Unified who are affiliated with directors of Unified have entered into voting agreements with SVU, pursuant to which each such shareholder has agreed to vote “FOR” the merger proposal and any matter that could reasonably be expected to facilitate the merger, “AGAINST” alternative acquisition proposals and “AGAINST” against any matter that would cause a breach of the terms of the merger agreement or otherwise frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the merger agreement. The voting agreements also generally prohibit such shareholders from entering into agreements regarding or transferring their Shares, subject to certain exceptions. As of the close of business on the record date, these shareholders beneficially owned, in the aggregate, (i) 4,550 Class A Shares, allowing them to exercise approximately 3.75% of the voting power of the Class A Shares, (ii) 92,814 Class B Shares, allowing them to exercise approximately 23.01% of the voting power of the Class B Shares and (iii) 17,941 Class E Shares, allowing them to exercise approximately 20.80% of the voting power of the Class E Shares. The voting agreements will terminate upon the earlier to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, or (iii) a written agreement between SVU and the applicable shareholder terminating the applicable agreement.

Voting at the Special Meeting

If you are a shareholder of record, you may have your Shares voted on matters presented at the special meeting in any of the following ways:

•	by proxy—by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—by attending the special meeting and casting your vote there.

Please refer to the instructions on your proxy card to determine the deadlines for submitting your proxy. Your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the applicable per share merger consideration in exchange for your Shares.

If you submit a proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your Shares in the way that you indicate. When completing the proxy card, you may specify whether your Shares should be voted “FOR”, “AGAINST” or “ABSTAIN” on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your Shares should be voted on a matter, the Shares represented by your properly signed proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the merger-related named executive officer compensation proposal (with respect to your Class A Shares) and “FOR” approval of the adjournment proposal (with respect to your Class A Shares).

If you have any questions or need assistance voting your Shares, please contact our Corporate Secretary, by calling (323) 881-4225, or by e-mailing mkasper@unifiedgrocers.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If you fail to submit a proxy or to vote in person at the special meeting, your Shares will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” approval of the merger proposal. Assuming a quorum with respect to the Class A Shares, if you fail to submit a proxy or attend the special meeting in person, the Class A Shares held by you will not be counted in respect of, and will not have an effect on, the merger-related named executive officer compensation proposal. If you fail to submit a proxy or attend the special meeting in person, the Class A Shares held by you will not be counted in respect of, and will not have an effect on, the adjournment proposal.

You have the right to revoke a proxy at any time before it is exercised, by submitting a later dated proxy, by giving written notice of revocation to Unified’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Unified Grocers, Inc., Attention: Corporate Secretary, 5200 Sheila Street, Commerce, California 90040.

Adjournments

Although it is not currently expected, the special meeting and any adjourned or postponed session of the special meeting may be adjourned, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger proposal. Pursuant to the bylaws, approval of the adjournment proposal, whether or not a quorum is present or represented by proxy, requires the affirmative vote of the majority of the Class A Shares represented either in person or by proxy at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Unified’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. The closing is required to take place on the third business day following the date that the conditions set forth in the merger agreement (described in “The Merger Agreement—Conditions to Completion of the Merger”) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as SVU and Unified may mutually agree. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in mid-to-late summer 2017. The merger will become effective (i) at such time as the merger agreement and officers’ certificates satisfying the applicable requirements of the CGCL are duly filed with the Secretary of State of the State of California or (ii) at such later time as SVU and Unified have agreed on and is specified in the merger agreement and the applicable officers’ certificates. See “The Merger Agreement— Effects of the Merger”.

Dissenters’ Rights for Shareholders of Unified

Shareholders of Unified are entitled to exercise dissenters’ rights under the CGCL. This means that you are entitled to have the fair market value of your Shares determined by the California Superior Court and to receive payment based on that valuation in lieu of receiving the applicable merger consideration if you follow exactly the procedures specified under Chapter 13 of the CGCL. Shareholders of Unified considering whether to exercise dissenters’ rights should consider that the fair market value of their Shares determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the merger.

To exercise dissenters’ rights, you must NOT vote (either in person or by proxy) in favor or the merger proposal. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex C. Annex C should be reviewed carefully by any shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters’ rights. For more a more detailed discussion on dissenters’ rights, see “Dissenters’ Rights”.

Solicitation of Proxies; Payment of Solicitation Expenses

The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by Unified. Officers and regular employees of Unified may solicit proxies by telephone, facsimile, e-mail or in person. These persons will receive no additional compensation for their services. The total estimated cost of the solicitation of proxies is approximately $20,000, excluding the costs of salaries and wages of regular employees and officers.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our Corporate Secretary, by calling (323) 881-4225, or by e-mailing mkasper@unifiedgrocers.com.

THE MERGER (PROPOSAL 1)

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that, on the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Unified, with Unified surviving the merger as a wholly-owned subsidiary of SVU. As a result of the merger, current Unified shareholders will no longer hold any Shares in Unified and all of the incidents of Share ownership, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and patronage distributions from Unified will be extinguished.

Merger Consideration

At the effective time of the merger, each Class A Share and each Class B Share (other than excluded shares) will be converted into the right to receive $200.27 per share in cash and each Class E Share (other than excluded shares) will be converted into the right to receive $100.00 per share in cash, in each case without interest.

As of the effective time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the merger consideration to be paid in accordance with the merger agreement, without interest.

Unified’s organizational documents give the Unified board the absolute discretion to redeem or not to redeem any Shares of any outgoing member regardless of when membership terminated and any Class B Shares in excess of the Class B share requirement held by a current member, whether or not the shares have been tendered for redemption and regardless of when the shares were tendered. Historically, Unified has redeemed Class A Shares and Class B Shares based on the “exchange value”, as defined in Unified’s bylaws, as of the end of Unified’s fiscal year preceding the termination of membership or the time when such Shares were tendered for redemption (less any amounts owing to Unified). Notwithstanding that you may have previously tendered Shares to Unified for redemption and the “exchange value” as of the time of such tender, until the Unified board has exercised its discretion to redeem such Shares, the applicable Shares remain outstanding. It is not anticipated that the Unified board will redeem any Shares other than Class E Shares pending the consummation of the merger. Therefore, any Shares outstanding as of the effective time, including Shares previously tendered for redemption, will, subject to certain obligations of Unified pursuant to the merger agreement, be converted into the right to receive $200.27 in cash per Class A Share or Class B Share or $100.00 in cash per Class E Share, in each case without interest.

For a discussion of certain obligations of Unified with respect to members who are in default of their secured payment obligations or who financed their purchase of Shares, see “The Merger Agreement—Exercise of 9607 Rights”.

Deposits

Unified requires members who do not satisfy certain requirements with respect to the Class B Shares to make a required deposit with Unified and certain members may have made excess deposits. The merger agreement provides that at the closing, SVU will make a payment to Unified in respect of all required and excess deposits and such required deposits and excess deposits will then be paid reasonably promptly to the applicable member. If you have been required to provide a credit deposit in accordance with levels established by Unified’s credit office, these amounts will remain outstanding in support of your continuing business with the surviving corporation.

Background of the Merger

The Unified board, along with Unified’s senior management, regularly reviews Unified’s operations, financial performance and strategies. As part of this review, from time to time, the Unified board has considered a variety of strategic alternatives to maximize shareholder value and enable Unified to provide superior products and services to help its members and customers compete with large grocery companies and other grocery channels and serve the communities in which they operate. In March of 2016, Mr. Robert Ling, Jr., Unified’s president and chief executive officer, and Mr. Mike Henn, Unified’s chief financial officer at the time, had preliminary discussions with Mr. Mark Gross, chief executive officer of SVU, and Mr. Rob Woseth, executive vice president and chief strategy officer of SVU, to discuss SVU’s possible interest in a strategic transaction with Unified. In connection with the ongoing review of Unified’s strategic alternatives, in the first half of 2016, Unified’s management worked with the Unified board to develop a comprehensive strategic plan, which we refer to as the strategic plan, focused on growing sales (primarily through additional current member sales), optimizing costs (including through rationalizing and modernizing Unified’s distribution center network) and improving Unified’s profitability and capitalization, including delevering Unified’s balance sheet.

In connection with the development of the strategic plan, members of management of Unified made several presentations to the Unified board. Over the course of these presentations, the Unified board discussed various risks inherent in achieving the strategic plan, including, but not limited to, execution risks, competition risks and member related risks, including member/customer alternative sourcing, continued declines in membership, increased sales concentration among large members/customers and the capital investment that would be required to implement the strategic plan. The Unified board also considered changes occurring in the grocery industry, including consolidation among wholesale competitors and food retailers, declining market shares by conventional supermarkets, and growth in discount and specialty grocery formats. In light of these considerations, the Unified board determined that it would be advisable to engage both legal and financial advisors to assist the Unified board in evaluating its strategic alternatives, including the strategic plan, and determine which course of action would best serve Unified’s members. On April 29, 2016, Unified engaged Sullivan & Cromwell LLP, whom we refer to as S&C, as its counsel in connection with these activities.

On June 2, 2016, Unified engaged Moelis & Company LLC, whom we refer to as Moelis, to assist Unified in conducting a business and financial analysis, including an evaluation of the strategic plan. The Unified board engaged Moelis because Moelis is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the food retail and distribution sector.

On June 22, 2016, the Unified board held a meeting that was also attended by certain members of management and representatives of Moelis. At the meeting, members of management presented the strategic plan and the Unified board discussed in detail the components thereof. In addition, representatives of Moelis discussed a range of potential strategic alternatives, including maintaining the status quo, executing the strategic plan, evaluating a potential sale of Unified or a portion of Unified and capital raising alternatives from potential strategic or financial partners in order to delever Unified’s balance sheet. The Unified board discussed, among other things, the risks involved in executing the strategic plan, recent industry trends and the potential value in Unified’s market position and specialty distribution operations at this time. Following the discussion and in light of the risks inherent in the strategic plan, the Unified board authorized its chairman Mr. Richard E. Goodspeed to appoint a special committee of the Unified board to work with management and Moelis on a further analysis of the strategic plan. The Unified board directed management to focus on operating performance and implementing the strategic plan while simultaneously working with Moelis to explore the value that could be achieved in a sale process, including identifying and reaching out to parties that might be interested in a potential acquisition of Unified and could provide Unified’s members with the long-term supply and services necessary for them to operate their businesses. The Unified board also approved the engagement of Moelis as its financial advisor in connection with exploring potential transactions involving the acquisition of Unified and/or its specialty distribution business and delegated approval of the final terms of such engagement to the special committee.

In July 2016, at the direction of the Unified board, members of management met with representatives of Moelis to discuss initial outreach to two potential strategic acquirors, including SVU and another company, whom we refer to as Company A, that management and Moelis believed might be interested in a potential acquisition of Unified based on their professional judgment and knowledge of the marketplace and previous discussions and that would have the capabilities to meet members’ long-term supply needs at the lowest possible cost. At the direction of the Unified board, management authorized Moelis to contact SVU and Company A to invite them to participate in a process to acquire Unified. S&C prepared confidentiality agreements to be executed by SVU and Company A, and Moelis sent the agreements to SVU and Company A on July 20. Also, at the direction of the Unified board, management considered whether to contact another company, whom we refer to as Company B, but determined not to do so at this time based on the view that SVU would be the best possible acquirer if they were prepared to make an offer at an attractive price in light of the compatibility of SVU with the Unified member base.

On July 26, 2016, the special committee of the Unified Board, which we refer to as the special committee, consisting of Mr. Richard Goodspeed and Messrs. Paul Kapioski, Darioush Khaledi, Roger Laverty and Brad Alford, each appointed by Mr. Goodspeed in accordance with the prior direction of the Unified board, held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Representatives of S&C discussed the fiduciary duties of the special committee and the Unified board generally and in connection with a potential sale process. The special committee and representatives of S&C also discussed the importance of identifying any conflicts of interest and the special committee confirmed that no such conflicts existed for the committee members. The special committee and representatives of S&C also reviewed the authorizing resolutions of the special committee to be adopted by the special committee and ratified by the Unified board. In addition, the special committee reviewed and approved the terms of the Moelis engagement. Members of Unified management reviewed a draft confidential information presentation prepared by members of Unified management with the assistance of Moelis that was to be shared with potential bidders, including certain unaudited financial forecasts contained in the strategic plan, which we refer to as the strategic plan forecasts. For a more detailed discussion of the strategic plan forecasts, please see below under the caption “—Certain Unaudited Unified Forecasts”. Members of management also updated the special committee on prior discussions with Moelis and S&C regarding potential interested parties and the preliminary outreach that had taken place with SVU and Company A.

On August 2, 2016, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Senior management of Unified updated the special committee on the confidential information presentation to be shared with SVU and Company A and the status of negotiations regarding confidentiality agreements with SVU and Company A, including that Company A had executed a confidentiality agreement on the preceding day and that SVU was expected to execute a confidentiality agreement later on August 2, 2016.

Following the execution of the respective confidentiality agreements, SVU and Company A were provided with the confidential information presentation on August 3, 2016 and access to an electronic data room with certain other diligence materials regarding Unified on August 8, 2016. On August 9, 2016, at the direction of the special committee, Moelis sent SVU and Company A written instructions for submitting a preliminary non-binding indication of interest to acquire or merge with Unified, including a submission deadline of September 12, 2016.

On August 10, 2016, the Unified board held a meeting that was also attended by certain members of management. At the meeting members of management presented, among other things, details of the strategic plan and a discussion ensued. Members of the special committee updated the board on the progress regarding a review of potential alternatives to the strategic plan and indicated that a full report would be provided at the next meeting. The Unified board then ratified the resolutions creating the special committee and setting forth its mandate.

Over the course of the next several weeks, SVU and Company A reviewed diligence materials made available to them and also each participated in a diligence meeting with members of Unified management.

During this time, the special committee held weekly meetings and received updates on the in-person meetings that had occurred with representatives of SVU and Company A and discussed the need for each of SVU and Company A to provide clarity as to how they would ensure Unified members and customers would have a reliable and sustainable low-cost source of supply following any potential transaction and the process generally.

In early September 2016, the chief executive officer of Company B called Mr. Ling regarding Company B’s interest in a potential acquisition of Unified.

On September 6, 2016, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. At the meeting Mr. Ling updated the special committee regarding his discussion with Company B. The special committee discussed whether Unified should engage with Company B and determined not to engage with Company B at this time in view of the special committee’s prior assessment that Unified’s member base would be more compatible with SVU assuming SVU was prepared to pay an attractive price.

On September 12 and 13, 2016, Moelis received a written preliminary indication of interest from SVU and an oral indication of interest from Company A that had been delivered to representatives of Moelis from representatives of Company A. On September 13, 2016, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis to review the indications of interest. The indications of interest were based on enterprise values for Unified that provided no or de minimis consideration to the shareholders of Unified and otherwise were not on terms that would be acceptable to the special committee. The special committee engaged in extensive discussions regarding whether to continue the process to explore a sale in light of the disappointing initial proposals. The special committee instructed Moelis to express disappointment regarding the indications of interest and inform SVU and Company A that Unified would not be willing to pursue a transaction at the proposed valuations. The special committee also instructed Moelis to give each of the bidders an opportunity to improve their bids and to invite Company B into the process to determine whether the additional competition could result in values that would be attractive to Unified.

Company B subsequently confirmed that it would be interested in exploring the potential acquisition of Unified and on September 19, 2016, Unified entered into a confidentiality agreement with Company B.

On September 20, 2016, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. The special committee determined to recommend to the Unified board that the process continue for an additional 30 days to let SVU and Company A increase their proposed valuations and to allow Company B to submit an initial indication of interest.

On September 21, 2016, the Unified board held a meeting that was also attended by certain members of management and a representative of S&C. At the meeting members of the special committee updated the board on the process and reviewed the written indication of interest from SVU and the oral indication of interest from Company A. Following further discussion, the Unified board authorized the special committee to move forward in soliciting further proposals.

On September 30, after discussions with members of management, at the direction of the special committee and Unified board, representatives of Moelis sent Company B instructions regarding the procedures for submitting a non-binding indication of interest, including a submission deadline of October 17, 2016. Moelis also requested that SVU submit a revised non-binding indication of interest by such date. Following additional discussions between representatives of Moelis and Company A, during which Company A declined to increase its previously provided verbal indication and expressed no interest in continuing in the sale process, discussions between representatives of Unified and Company A ceased.

Over the course of the next several weeks, SVU and Company B continued to review diligence materials regarding Unified and representatives of Company B participated in a diligence meeting with members of

Unified management. During this time, the special committee held weekly meetings and received updates regarding the diligence process as well as the level of engagement exhibited by the respective bidders, including that Company A was no longer actively engaged in the process and was not expected to submit an updated bid.

On October 17, 2016, Moelis received a written non-binding indication of interest from Company B, proposing to acquire Unified for an enterprise value of approximately $375 million (or a price per Class A Share and Class B Share, after estimated Unified transaction expenses, estimated to be $101.32). The indication of interest provided for an all cash acquisition, with no financing contingency and included the assumption of Unified’s pension liabilities.

On October 24, 2016, Moelis received a revised written non-binding indication of interest from SVU that contemplated a purchase price at closing equal to Unified’s net debt plus up to an additional $75 million in payments to certain members who entered into new long-term supply agreements and based on additional factors, including certain retailer support payments and rebates following the second and third anniversary of closing based on purchase volumes. The revised indication of interest also stated that supply agreements with members and customers representing at least two-thirds of Unified’s current volume would be a condition to closing and requested a 45 day exclusivity period with an automatic 15-day extension if SVU was proceeding in good faith.

On October 25, 2016, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. After discussion of the two proposals, the special committed instructed Moelis to (i) inform SVU that it would need to increase the value of its offer to Unified’s shareholders and eliminate the payments to customers proposed in the revised indication of interest and (ii) seek a higher value from Company B than that proposed in its indication of interest.

On October 31, 2016, Moelis received a revised written non-binding indication of interest from SVU which contemplated a purchase price equal to Unified’s net debt at closing plus $100 million (or a price per Class A Share and Class B Share, after estimated Unified transaction expenses, estimated to be $151.17) in cash at closing. The revised indication of interest also stated that long-term supply agreements with members and customers representing at least three-quarters of Unified’s current volume would be a condition to closing and requested a 45-day exclusivity period with an automatic 15-day extension if SVU was proceeding in good faith.

On November 1, 2016, Moelis received a further revised written non-binding indication of interest from Company B, indicating a willingness to acquire Unified for an enterprise value of approximately $395 million (or a price per Class A Share and Class B Share, after estimated Unified transaction expenses, estimated to be $138.84) and requesting a 60-day exclusivity period to complete diligence and negotiate definitive documentation.

Following receipt of SVU’s revised non-binding indication of interest, Mr. Ling contacted Mr. Gross to indicate that SVU’s current offer was not acceptable in light of the condition related to new supply agreements.

On November 9, 2016, Moelis received a further revised written non-binding indication of interest from SVU which proposed a purchase price equal to Unified’s net debt plus $90 million in cash at closing (or a price per Class A Share and Class B Share, after estimated Unified transaction expenses, estimated to be $132.41) and a potential payment of up to $16 million in customer-support payments to Unified members and customers who enter into supply agreements.

On November 10, 2016, Moelis received a further revised written non-binding indication of interest from Company B, indicating a willingness to acquire Unified for an enterprise value of approximately $415 million (or a price per Class A Share and Class B Share, after estimated Unified transaction expenses, estimated to be $176.37) and requesting a 60-day exclusivity period to complete diligence and negotiate definitive documentation. As with prior indications of interest received from Company B, the letter specified that, among other things, the offer was conditioned on execution of a purchase agreement containing customary representations, warranties and indemnities.

From November 1, 2016, through November 11, 2016, the special committee held four meetings that were also attended by certain members of management and representatives of S&C and Moelis to discuss and compare the indications of interest received from SVU and Company B. The discussions involved, among other things, the valuations implied by the latest proposals, ways to push each bidder to their best and final offer, SVU’s insistence on a closing condition related to supply agreements, the fiduciary duties of the Unified board and other legal considerations in evaluating the two proposals, the potential grant of exclusivity and how the proposals compared to Unified’s standalone strategic plan. At its meeting on November 11, 2016, the special committee determined to grant a 45-day exclusivity period with a possible 15-day extension to Company B and to recommend proceeding towards a transaction with Company B to the Unified board.

On November 14, 2016, Unified entered into an exclusivity agreement with Company B, pursuant to which Unified would cease any negotiations with other parties regarding a potential transaction for a period of 45-days subject to a potential 15-day extension if Company B reaffirmed its price and was proceeding in good faith.

On November 17, 2016, the Unified board held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. A representative of S&C discussed the directors’ fiduciary duties in connection with a potential sale of Unified. Mr. Ling then updated the Unified board on the process with SVU and Company B and provided a detailed comparison of the two final indications of interest received. Mr. Ling compared the proposals to the strategic plan and discussed the risks inherent in the strategic plan, including the significant investment required to achieve the strategic plan and the challenging industry environment. Representatives of Moelis reviewed the process to solicit the proposals to date and the financial aspects of each of the proposals received from SVU and Company B. The Unified board discussed the grant of exclusivity to Company B and agreed to reconvene following completion of Company B’s diligence process and negotiations of the definitive agreement for a transaction.

Over the course of the next several weeks, Company B conducted extensive due diligence on Unified and members of management and representatives of S&C and Moelis engaged in numerous discussions and negotiations regarding definitive documentation for a proposed transaction. During this time, the special committee continued to hold regular meetings with members of management and representatives of S&C and Moelis, so that the special committee could continue to monitor and direct management and Unified’s advisors in connection with the process.

On December 6, 2016, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Representatives of S&C and management discussed a draft merger agreement prepared by S&C at the direction of the special committee, noting, among other things, that the draft was styled as a public company transaction and did not provide for any post-closing purchase price adjustment, indemnity escrow or survival of representations and warranties.

On December 7, 2016, the Unified board held a meeting at which members of the special committee updated the Unified board on the diligence process with Company B, the reverse diligence being conducted by Unified on Company B to assess its ability to ensure an ongoing source of low cost supply to Unified’s members, and the anticipated timeline for a transaction with Company B.

On December 9, 2016, S&C distributed a draft of the merger agreement to Company B.

At the end of the 45-day exclusivity period, which expired on December 28, 2016, the special committee determined not to agree to the written extension of exclusivity requested by Company B based upon the time it was taking Company B to reach agreement on the remaining open issues in the proposed merger agreement and to complete the diligence process.

On January 1, 2017, Mr. Gross contacted Mr. Ling regarding SVU’s continued interest in acquiring Unified. Mr. Ling indicated that any further offer should be communicated in writing.

During the month of January, Company B continued its diligence and negotiations with respect to the merger agreement and affirmed its purchase price of $415 million (or a price per Class A Share and Class B Share, after estimated Unified transaction expenses, estimated to be $176.37 to be paid to shareholders at closing).

During the weekend of January 28, 2017, the chief executive officer of another grocery wholesale company, whom we refer to as Company C, contacted Mr. Ling regarding a potential shared services arrangement that could potentially help reduce operating costs and support Unified’s achievement of its strategic plan.

On January 30, 2017, Unified received an increased written non-binding indication of interest from SVU that proposed a purchase price per Class A Share and Class B Share of $200.27. The revised indication of interest also indicated SVU’s willingness to pay a reverse termination fee of $8 million if the transaction fails to close because regulatory approval is not obtained.

On January 31, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. A representative of Moelis discussed the status of the negotiations with Company B and compared the latest proposals from Company B and the revised indication of interest recently received from SVU. The special committee discussed the delays in concluding the process with Company B, the risks and benefits of re-engaging with SVU, including that Company B had completed substantially all of its diligence, and where additional clarity was needed to adequately compare SVU’s latest proposal to that of Company B. The special committee directed Moelis to further engage with SVU, including by requesting feedback on a draft merger agreement and once again granting SVU access to the electronic data room.

On February 1, 2017, Unified received a further revised written non-binding indication of interest from SVU which again proposed a purchase price per Class A Share and Class B Share of $200.27 and confirmed that would be the net amount payable per Class A and Class B Share at closing. The revised indication of interest also indicated SVU’s acceptance of a public-style merger agreement without any indemnity and requested a 30-day exclusivity period and that Unified agree to reimburse SVU’s out-of-pocket expenses up to $2 million, payable if Unified terminates discussions with SVU or executes an agreement to be acquired by a third party.

On February 2, 2017, the Unified board held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Mr. Ling updated the Unified board on the process with Company B and with respect to the remaining open negotiation points. Mr. Ling also updated the Unified board regarding the revised indications of interest received from SVU. Mr. Ling emphasized the negotiations with both bidders were focused on providing shareholders with maximum value, certainty regarding value and closing, and assurances of a continued low-cost source of supply and services for members. Representatives of Moelis compared certain financial aspects of the proposals and summarized the substantially increased value being offered to shareholders compared to prior proposals. Members of management updated the Unified board regarding progress on the strategic plan and the Unified board engaged in extensive discussions regarding the risks associated with full achievement of the strategic plan, including the significant industry headwinds. Mr. Ling also updated the Unified board regarding the inbound contact he received from Company C regarding a potential shared services arrangement. Following extensive discussion, the Unified board instructed management and the special committee to continue progressing negotiations with both SVU and Company B and not to engage with Company C.

On February 3, 2017, S&C provided a revised draft merger agreement to Company B and provided a substantially similar draft to SVU and representatives of Faegre Baker Daniels LLP, legal counsel to SVU, whom we refer to as FaegreBD.

On February 3, 2017, at Unified’s direction, Moelis indicated to representatives of SVU that Unified was not willing to grant exclusivity or to provide any expense reimbursement and that the next steps in the process would depend on SVU’s response to the proposed merger agreement.

On February 7, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis to discuss the status of the process with each of SVU and Company B.

On February 8, 2017, representatives of FaegreBD sent S&C an issues list outlining the business issues presented by the draft merger agreement. Among other things, the issues list indicated that the amount of the termination fees, the potential for expense reimbursement, the circumstances under which such fees or expenses would be payable, certain regulatory matters and the parameters for certain post-closing continuation of products and services, including whether members would be required to sign supply agreements to receive the benefit of the covenant, remained to be negotiated.

On February 14, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Representatives of S&C and Moelis updated the special committee on their respective interactions with representatives of Company B and SVU. A representative of Moelis indicated that, pursuant to management’s direction, they had requested that Company B prepare to present to the Unified board in early March and that open issues with respect to the merger agreement should be resolved before such meeting. The special committee emphasized the need for each potential bidder to adhere to the given timeline and resolve open issues before presenting to the Unified board and that no exclusivity would be granted prior to such presentation to the Unified board.

On February 15 and 16, 2017, SVU again requested that Unified agree to reimburse SVU’s expenses notwithstanding that Unified was not willing to grant exclusivity, and the parties engaged in negotiations regarding the appropriate cap if Unified was to agree to this request.

On February 17, 2017, after obtaining feedback and guidance from management and the special committee, representatives of S&C and Moelis discussed open issues with respect to the proposed merger agreement with Company B’s advisors.

In order to keep SVU engaged in the process on the proposed timeline, and based on the terms proposed in its indication of interest and the issues list relating to the proposed merger agreement, on February 19, 2017, Unified and SVU entered into an expense reimbursement agreement, pursuant to which, absent entry into the merger agreement, Unified would be required to reimburse SVU for up to $1 million of its reasonable out-of-pocket expenses if Unified entered into an agreement to be acquired by a third-party within 12 months of the date of the agreement.

During the week of February 20, 2017, representatives of SVU met with members of Unified management as part of their ongoing diligence process and participated in selected site visits of Unified properties.

On February 21, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Representatives of Moelis and S&C updated the special committee on interactions with representatives of SVU and SVU management. The special committee was also briefed on meetings between SVU and members of Unified management scheduled over the course of the week. A representative of S&C updated the special committee on discussions with Company B and certain issues raised by its latest markup of the merger agreement and the respective position of each bidder with respect to regulatory matters. The special committee discussed the continuing need for feedback on certain employee matters from both bidders.

On February 22, 2017, the chief executive officer of Company B informed Mr. Ling that Company B would not be in a position to complete the negotiations with respect to a transaction between the parties for at least 60 days, but that Company B was still interested in pursuing a potential transaction with Unified.

On February 24, 2017, the Unified board held a meeting that was also attended by certain members of management and representatives of S&C. Mr. Ling updated the Unified board regarding Company B and the status of the negotiations with SVU, including the intention that a transaction with SVU would be fully negotiated prior to inviting the chief executive officer of SVU to address the Unified board. The Unified board engaged in discussions regarding, among other things, the impact of ongoing negotiations on Unified’s business and the implementation of the strategic plan, the timeline for a proposed transaction and whether a transaction with SVU is the best path for ensuring a strong, stable source of supply for the Unified members. The board instructed management to continue negotiations with SVU and to plan a future board meeting where the chief executive officer of SVU would explain SVU’s vision and answer questions posed by members of the Unified board.

On February 28, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Members of management and representatives of S&C and Moelis updated the special committee on their discussions with SVU and its advisors, and on the status of Company B.

On March 7, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. The special committee was briefed regarding SVU’s ongoing due diligence, including quality of earnings analyses on Unified’s financial statements, as well as diligence calls that had taken place between various subject matter experts of SVU and Unified. The special committee also received a report from Unified management on Unified’s ongoing reverse due diligence on SVU.

Negotiations with respect to the draft of the merger agreement proceeded, with FaegreBD circulating a revised draft to S&C on March 9, 2017 and members of Unified management and representatives of S&C discussing FaegreBD’s markup on March 10, 2017.

On March 14, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Christine Neal, executive vice president, chief financial officer and treasurer of Unified, and a representative of S&C detailed the issues raised by FaegreBD’s markup of the merger agreement, including, among other things, SVU’s concerns regarding credit support once there were no longer Shares to support members’ obligations. The special committee discussed in detail the need to appropriately set member expectations regarding credit support and post-closing supply arrangements. Ms. Neal led a discussion regarding the assumptions underlying the strategic plan forecasts that had been developed in connection with approval of the strategic plan as compared to the risk-adjusted financial forecasts prepared by management to reflect management’s reasonable best estimates and assumptions with respect to Unified’s future financial performance, which we refer to as the risk-adjusted forecasts. For a more detailed discussion of the risk-adjusted forecasts, please see below under the caption “—Certain Unaudited Unified Forecasts”. The meeting attendees engaged in a detailed discussion regarding the assumptions and risks associated with the strategic plan, including the fact that it had relied on members to increase their purchases from Unified, its implementation had been delayed, there were substantial industry headwinds, there was a need for significant capital investment in Unified’s distribution network and how these and other matters were taken into account in the risk-adjusted forecasts.

On March 16, 2017, the Unified board held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Prior to the meeting, the Unified board was furnished with the risk-adjusted forecasts and materials regarding the preliminary financial analyses performed by Moelis. At the meeting, Mr. Mark Gross, chief executive officer of SVU, along with certain members of SVU’s executive team, presented an overview of SVU, including, among other things, regarding SVU’s scale, the breadth of its retail product and service offerings, the tenure and purchase volume of selected customers as well as SVU’s focus on helping its independent retail customers meet diverse local needs. Mr. Gross also discussed the intention to maintain customer-facing associate positions, post-transaction credit requirements and pricing commitments. After the SVU team left the meeting, the Unified board discussed the presentation in detail and authorized management to finalize negotiations with SVU.

On March 17, 2017, Mr. Ling and Mr. Gross discussed the presentation by representatives of SVU to the Unified board and agreed on a proposed timeline for executing definitive documentation.

On March 18, 2017, S&C circulated a revised draft of the merger agreement to FaegreBD.

On March 21, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. A representative of S&C discussed the renewed request by SVU for exclusivity in connection with their efforts to obtain representation and warranty insurance. The special committee agreed that exclusivity would be granted orally, assuming that SVU confirmed its price. Members of management and representatives of S&C and Moelis updated the special committee on the status of SVU’s diligence process, SVU’s request to meet with certain Unified customers/members and open negotiation issues and post-closing member credit support requirements.

Later on March 21, 2017, a representative of S&C confirmed to FaegreBD that Unified was engaged in exclusive discussions with SVU.

On March 22, 2017, FaegreBD circulated a draft of the form of voting agreement to S&C. S&C circulated comments back the following day.

On March 23, 2017, FaegreBD circulated a revised draft of the merger agreement to S&C. The revised draft continued to provide for Unified members to sign a supply commitment in order to obtain the protections of the covenant regarding post-closing continuation of products and services.

On March 25, 2017, S&C circulated a revised draft of the merger agreement to FaegreBD.

On March 28, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Ms. Neal updated the special committee on the proposal with respect to certain post-closing member credit support requirements. The special committee received an update on the status of the remaining open issues.

From March 29, 2017 through March 31, 2017, S&C and FaegreBD continued to negotiate the key terms of the proposed merger agreement and circulate revised drafts. During these negotiations, SVU dropped the request that members enter into supply agreements to receive the benefit of the covenant regarding post-closing continuation of products and services, but the parties agreed to certain additional parameters regarding purchase level and credit requirements.

On March 30, 2017, the Unified board held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. At the meeting, representatives of Moelis and S&C provided an update to the Unified board on the state of the documentation and the process of finalizing outstanding items with representatives of SVU and FaegreBD. A representative of S&C reviewed the terms of the proposed merger agreement, including, among other things, the fixed per share price, the covenant of SVU to continue providing certain products and services to the members, the conditions to closing, the deal protection measures, and the termination rights and fees and the circumstances under which such fees may become payable. A representative of S&C also summarized the terms of the voting agreements that SVU had requested each director enter into with SVU. Ms. Neal next reviewed the risk-adjusted forecasts. The Unified board discussed the assumptions in the risk adjusted forecasts. The Unified board approved the use of the risk-adjusted forecasts for use in connection with Moelis’ financial analyses and fairness opinion. Representatives of Moelis reviewed with the Unified board Moelis’ preliminary financial analyses of the merger consideration per Class A Share and Class B Share, including, among other things, the implied transaction value, an illustrative real estate analysis, a selected public companies analysis, a selected precedent transactions analysis and a discounted cash flow analysis. The chairman of the compensation committee of the Unified board discussed the treatment of Unified’s benefit plans in the merger agreement and the Unified board approved the committee’s recommendation with respect thereto. The members of the Unified board engaged in an extensive discussion regarding the proposed transaction, including, among other things, the preliminary financial analyses undertaken by Moelis, the indications of interest received throughout the process, the terms of the proposed final documentation and the belief that the proposed transaction provided more certainty of execution than the execution of the strategic plan.

Over the course of the next several days, members of Unified management and representatives of S&C worked with representatives of SVU and FaegreBD to finalize the merger agreement, disclosure schedules and the other definitive transaction documentation. These discussions were primarily focused on resolving final points on the interim operating covenants and resolving diligence questions based on review of the disclosure schedules.

On April 4, 2017, the special committee held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. At the meeting, members of management and representatives of S&C and Moelis updated the special committee on the status of the resolution of the remaining issues and the anticipated timeline to signing the merger agreement.

On the morning of April 10, 2017, the Unified board held a meeting that was also attended by certain members of management and representatives of S&C and Moelis. Representatives of S&C reviewed the terms of the proposed merger agreement, including certain changes to the interim operating covenant, the post-closing employee protections and the treatment of certain Shares held by members in default of their payment obligations to Unified. Representatives of S&C noted that there had not been other material changes to the merger agreement since the March 30 meeting. Representatives of Moelis reviewed with the Unified board Moelis’ financial analyses of the merger consideration per Class A Share and Class B Share and rendered to the Unified board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 10, 2017 that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration per Class A Share and Class B Share to be received by the holders of Unified Class A Shares and Class B Shares in the merger was fair from a financial point of view to such holders, other than Excluded Holders (as defined in such written opinion). For a more detailed discussion of Moelis’ opinion, please see below under the caption “—Opinion of Moelis & Company LLC”. Such opinion is attached to this proxy statement as Annex D. The Unified board then engaged in discussions regarding the proposed transaction, including, among other things, the process for communicating about the transaction with associates, members and key constituents and the timeline to closing. Following consideration of the merger agreement and the transactions contemplated by the merger agreement, the Unified board, among other things, unanimously (i) approved, authorized and declared that the merger agreement and the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Unified and its shareholders, (ii) declared that it is in the best interests of Unified and its shareholders that Unified enter into the merger agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, (iii) approved the voting agreements, and (iv) recommended, subject to Section 5.2 of the merger agreement, that the shareholders approve the merger and the merger agreement.

Thereafter on April 10, 2017, SVU, Merger Sub and Unified executed the merger agreement, SVU entered into the voting agreements with the shareholders party thereto, and Unified, SVU and Mr. Ling entered into the non-competition agreement and the letter agreement. Unified and SVU subsequently issued a joint press release later that day announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

The Unified board unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

In reaching its decision to approve and recommend the approval of the merger and the merger agreement, the Unified board consulted with Unified’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	Delivery of Value to Members. Unified is a cooperative whose fundamental objective is to enhance the success of its members by delivering products and services at the lowest possible cost. The Unified board had this objective in mind as it reviewed strategic alternatives over the past year. After concluding its review of alternatives, including implementation of a standalone plan and a sale to a third party, the Unified board determined that a sale of Unified to SVU provided the best opportunity to provide members with a long-term, sustainable, low cost source of products and services. The strategic plan established a target of increased sales (primarily through greater purchases from Unified by its members) as well as changes to optimize costs (including through rationalizing and modernizing Unified’s distribution center network), improve Unified’s profitability and capitalization and delever Unified’s balance sheet. After consideration of the risks and investments inherent in achieving the strategic plan, the Unified board determined that it was in the best interest of its members to consider alternatives to the strategic plan. The Unified board ultimately concluded the merger delivered both attractive value for the Class A Shares and Class B Shares and provided the opportunity for members to access products and services at competitive prices over the long term.

•	Risks in Executing Unified’s Strategic Plan. The Unified board considered execution risks, competition risks and member-related risks, including member/customer alternative sourcing, continued declines in membership, increased sales concentration among large members/customers and the capital investment that would be required to implement the strategic plan. The Unified board also considered changes occurring in the grocery industry, including consolidation among wholesale competitors and food retailers, declining market shares by conventional supermarkets, and growth in discount and specialty grocery formats. As the Unified board continued to evaluate whether it could successfully execute on its strategic plan, it considered the challenges in implementing the strategic plan, feedback from Unified’s members (including that members were not changing their purchasing habits to shift more purchases from other vendors to Unified) and trends in Unified’s business and industry.

•	Compatibility with SUPERVALU. The Unified board considered the compatibility of the potential bidders with the Unified member base in determining whether a sale would deliver greater value than the standalone alternative. The Unified board was impressed with a presentation by senior management of SVU, which included information on the average tenure of SVU customers, SVU’s experience in serving independent retailers and SVU’s commitment to helping its customers compete in their respective markets. After taking these considerations into account, the Unified board determined that accepting the offer from SVU maximized value to Unified’s shareholders while simultaneously providing greater assurance of a continuing low-cost source of supply and services for Unified’s members.

•	Commitment to Continued Supply. The Unified board considered that the merger agreement requires SVU, for one year following the closing date, to continue to provide products and services on terms and conditions (including pricing and quantity terms) no less favorable in all material respects to each member of Unified as such member enjoyed in the previous 12 months prior to the date of the merger agreement, subject to certain conditions contained in the merger agreement.

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Fixed Merger Consideration Per Class A Share and Class B Share. The Unified board considered its view that it had obtained SVU’s “best and final” offer, substantially better than the offer SVU made at the start of the process and higher than any offer made by other participants in the sale process, and that, as of the date of the merger agreement, the per Share cash consideration represented the highest transaction value reasonably obtainable. The Unified board took into account the fact that the merger consideration is not subject to adjustment and the merger agreement does not provide for any indemnity escrows or holdbacks. The Unified board also considered the desire throughout the process that any transaction provide shareholders with value at least equal to the “exchange value” as defined in Unified’s bylaws as of the end of the most recent fiscal year and that the merger agreement provides merger consideration per Class A Share and Class B Share equal to such “exchange value”.

•	Business, Financial Condition and Prospects of Unified. The Unified board considered the current and historical financial condition, results of operations, business, competitive position, assets and prospects of Unified and the risks and challenges associated with remaining an independent company. The Unified board also considered the current environment in the grocery industry, including consolidation among wholesale competitors and food retailers, declining market shares by conventional supermarkets, and growth in discount and specialty grocery formats. The Unified board weighed the certainty of realizing a compelling value for Unified’s Shares in the merger compared to the uncertainty of achieving the strategic plan and being able to provide its members with a reliable supply of products and services and the risk and uncertainty associated with Unified and its business (including, among other things, the risk factors set forth in Unified’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016).

•	Market Check. Unified, with the assistance of Moelis, actively sought proposals from the two other parties they believed would potentially be interested in acquiring Unified (as more fully described above in “—Background of the Merger”) and the resulting process led to a substantial increase in value from the initial bids received to the merger consideration.

•	Negotiation Process. The Unified board considered the fact that the terms of the merger agreement were the result of arm’s-length negotiations conducted by Unified, with the knowledge and at the direction of the special committee and the Unified board, and with the assistance of financial and legal advisors.

•	Potential for Consummation. The Unified board considered the likelihood of the merger being completed, based on, among other factors, the absence of a financing condition in the merger agreement and the requirement that both parties use reasonable best efforts to obtain applicable regulatory approvals. In addition, the Unified board considered its understanding of SVU’s ability to successfully complete the merger, including its understanding of the financial capability of SVU and SVU’s regulatory profile. The Unified board also considered the protection provided by the reverse termination fee payable by SVU in certain circumstances where lack of regulatory approvals prevent the consummation of the merger.

•	Opinion of Moelis & Company LLC. The Unified board considered the opinion of Moelis, dated April 10, 2017, addressed to the Unified board that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration per Class A Share and Class B Share to be received by the holders of Unified Class A Shares and Class B Shares in the merger was fair, from a financial point of view to such holders, other than Excluded Holders (as defined in such opinion). A copy of the opinion is attached to this proxy statement as Annex D. For a further discussion of Moelis’ opinion, see “—Opinion of Moelis & Company LLC”.

•	Certain Management Projections. The Unified board considered the risk-adjusted forecasts for Unified prepared by senior management of Unified as well as the strategic plan forecasts, including the various commercial assumptions of Unified senior management. For further discussion, see “—Certain Unaudited Unified Forecasts”.

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Other Terms of the Merger Agreement. The Unified board considered other terms of the merger agreement, which are more fully described in “The Merger Agreement” below. Certain provisions of the merger agreement that the Unified board considered important include, among other things, the provisions relating to (i) the ability to respond to unsolicited acquisition proposals in certain circumstances, (ii) the ability of the Unified board to change its recommendation in certain circumstances (subject to certain matching rights and potentially requiring Unified’s payment of the termination fee), (iii) the obligations of Unified and SVU to cooperate and use their respective reasonable best efforts to consummate the merger, (iv) the outside date (as defined in “The Merger

Agreement—Termination of the Merger Agreement”), after which the merger agreement may be terminated if the merger has not been consummated and (v) the ability of the Unified shareholders to vote on the approval of the merger agreement.

The Unified board also considered a variety of potentially negative reasons in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	Loss of the Cooperative Structure and Culture. The Unified board considered that a sale to SVU would mean a loss of member influence and a more arms-length commercial relationship between members and their wholesale supplier following the consummation of the merger.

•	No Ongoing Equity Interest in Unified. The Unified board considered that the merger would preclude Unified’s shareholders from having the opportunity to participate in the future performance of Unified’s assets and any potential future appreciation of the value of Unified’s business.

•	Inability to Solicit Other Acquisition Proposals. The Unified board considered the covenant in the merger agreement prohibiting Unified from further soliciting other potential acquisition proposals and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied.

•	Expense Reimbursement and Termination Fees. The Unified board considered the fact that Unified may be required to pay the termination fee of $8,000,000 and reimburse up to $1,000,000 of SVU’s out-of-pocket expenses if the merger agreement is terminated under certain circumstances and that the amount of the termination fee and expense reimbursement obligations is comparable to transactions of a similar size, was reasonable, would not likely deter serious competing bids and would not likely be required to be paid unless Unified entered into a more favorable transaction.

•	Effect of Announcement. The Unified board considered the effect of the public announcement of the transaction on Unified’s operations and employees, as well as its ability to attract and retain key personnel while the merger is pending.

•	Interim Operating Covenants. The Unified board considered the restrictions in the merger agreement on the conduct of Unified’s business prior to the consummation of the merger, requiring Unified to conduct its business in the ordinary course and prohibiting Unified from taking certain actions, which may delay or prevent Unified from pursuing certain business opportunities or implementing previously planned actions pending consummation of the merger.

•	Risks the Merger May Not Be Completed. The Unified board considered the risk that the conditions to the merger may not be satisfied and that, therefore, the merger would not be consummated. The Unified board also considered the risks and costs to Unified if the merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on Unified’s business operations, including its relationships with members, customers, partners and others that do business with Unified.

•	Potential Conflicts of Interest. The Unified board considered the potential conflict of interest created by the fact that Unified’s executive officers have financial interests in the transactions contemplated by the merger agreement, including the merger, that may be different from or in addition to those of Unified shareholders, as more fully described in “—Interests of Certain Persons in the Merger”.

•	Regulatory/Shareholder Approval. The Unified board considered the risks associated with the regulatory and shareholder approvals required in connection with the merger.

The foregoing discussion of the information and reasons considered by the Unified board is not intended to be exhaustive, but includes the material reasons considered by the Unified board. In view of the variety of reasons considered in connection with its evaluation of the merger, the Unified board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different reasons. The Unified board did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support its ultimate determination. The Unified board based its recommendation on the totality of the information presented. After considering these reasons, the Unified board concluded that the positive reasons related to the merger agreement and the transactions contemplated thereby substantially outweighed the potential negative reasons.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of “Cautionary Statement Regarding Forward-Looking Statements”.

Opinion of Moelis & Company LLC

At the meeting of the Unified board on April 10, 2017 to evaluate and approve the merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 10, 2017, addressed to the Unified board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration per Class A Share and Class B Share to be received by holders of the Class A Shares and the Class B Shares in the merger is fair from a financial point of view to such holders, other than the excluded holders.

The full text of Moelis’ written opinion dated April 10, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Unified board (solely in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration per Class A Share and Class B Share to the holders of the Class A Shares and Class B Shares, other than the excluded holders, and does not address Unified’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to Unified. Moelis’ opinion does not constitute a recommendation to any shareholder of Unified as to how such shareholder should vote or act with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Unified;

•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Unified furnished by Unified, including the risk-adjusted forecasts provided and discussed with Moelis by Unified’s management;

•	reviewed appraisals performed by an independent third-party with respect to certain real property owned by Unified, which we refer to as the real estate appraisals;

•	conducted discussions with members of senior management and representatives of Unified concerning the publicly available, internal information and appraisals described in the foregoing, as well as the business and prospects of Unified generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	considered the results of efforts by or on behalf of Unified, including by Moelis at Unified’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of Unified;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft, dated April 10, 2017, of the merger agreement;

•	participated in certain discussions and negotiations among representatives of Unified and SVU and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Unified board, relied on such information being complete and accurate in all material respects. With the consent of the Unified board, Moelis relied upon, without independent verification, the assessment of Unified and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, Moelis assumed, at the direction of the Unified board, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Unified as to the future performance of Unified. Moelis expresses no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. Moelis’ opinion is based on the risk-adjusted forecasts and Moelis expressed no opinion under any other set of forecasts, including the strategic plan. In addition, with the consent of the Unified board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Unified, nor was Moelis furnished with any such evaluation or appraisal (other than the real estate appraisals).

Moelis’ opinion did not address Unified’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to Unified and does not address any legal, regulatory, tax or accounting matters. At the direction of the Unified board, Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger, except for the fairness of the merger consideration per Class A Share and Class B Share from a financial point of view to the holders of the Class A Shares and Class B Shares (other than the excluded holders). In rendering its opinion, Moelis assumed, with the consent of the Unified board, that the treatment of the Class A Shares and Class B Shares in the merger is identical notwithstanding any differences between the two classes of shares set forth in Unified’s organizational documents. In rendering its opinion, Moelis assumed, with the consent of the Unified board, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis reviewed, that the merger would be consummated in accordance with its terms and that the parties to the merger agreement would comply with all the material terms of the merger agreement. In rendering its opinion, Moelis assumed, with the consent of the Unified board, that all governmental, regulatory or other consents or approvals necessary for the completion of the merger will be obtained, except to the extent that could not be material to Moelis’ analysis.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update the opinion for developments after the date thereof.

The opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the merger or any other matter. The opinion did not address the fairness of the merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Unified, other than the fairness of the merger consideration per Class A Share and Class B Share from a financial point of view to the holders of the Class A Shares and Class B Shares (other than the excluded holders). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration per Class A Share and Class B Share or otherwise.

The following is a summary of the material financial analyses presented by Moelis to the Unified board at its meeting held on April 10, 2017, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Financial Analyses of Unified

Selected Public Companies Analysis.

Moelis reviewed financial and stock market information of selected publicly traded companies that share certain business characteristics with Unified’s two business divisions, (i) conventional wholesale and (ii) specialty distribution. Moelis reviewed among other things, enterprise values of the selected companies (calculated as market value of the relevant company’s diluted common equity based on closing stock prices on April 5, 2017, plus, as of the relevant company’s most recently reported quarter end, preferred stock, short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) as a multiple, to the extent information was publicly available of EBITDA (defined as earnings before interest, taxes, depreciation, amortization, LIFO expense, stock-based compensation expense and non-recurring items, where applicable) for the last twelve months as of the most recently reported quarter end (“LTM EBITDA”) and for the estimated calendar year 2017 (“CY 2017E EBITDA”). Financial data for the selected companies was based on publicly available consensus research analysts’ estimates, public filings and other publicly available information. The selected public companies used in this analysis and their implied enterprise value to EBITDA multiples are summarized below:

Food Wholesalers

Enterprise Value / EBITDA
	LTM	CY 2017E
Conventional Wholesale:
SpartanNash Company	7.5x	6.8x
SUPERVALU INC.	4.4x	4.7x

Specialty Distribution:
United Natural Foods, Inc.	8.8x	8.3x

Food Retailers

Enterprise Value / EBITDA
	LTM	CY 2017E
Conventional Supermarkets:
Weis Markets, Inc.	9.5x	NA
Ingles Markets, Incorporated	7.4x	7.4x
The Kroger Co.	6.9x	6.7x
Ahold Delhaize	6.9x	6.5x
Village Super Market, Inc.	4.8x	NA

Specialty Grocers:
Sprouts Farmers Market, Inc.	12.1x	11.5x
Smart & Final Stores, Inc.	8.4x	7.6x
Whole Foods Market, Inc.	7.3x	7.9x
Natural Grocers by Vitamin Cottage, Inc.	6.3x	5.3x

The selected public company analysis derived a range of enterprise and equity values for Unified using a “sum-of-the-parts” methodology that (i) applied ranges of indicative multiples to the EBITDA (pre-corporate & IT costs) of Unified’s conventional wholesale and specialty distribution businesses to derive enterprise values for each business, (ii) deducted the impact of corporate & IT costs at a blended EBITDA multiple based on the weighted average EBITDA contribution of each of Unified’s businesses and the indicative multiple ranges used for each business, (iii) deducted the impact of imputed rent as if Unified’s owned real estate was leased from a third party, based on an assumed rent per Unified management equal to 7% of the fair market value of such owned real estate per the real estate appraisals, and applying a blended EBITDA multiple to such imputed rent based on the indicative multiple ranges and (iv) added the fair market value of Unified’s owned real estate based on the real estate appraisals (less estimated taxes after giving effect to certain tax assets and transaction expenses as estimated by Unified management). From this derived range of enterprise values, Moelis then deducted (i) Unified’s “normalized” net debt of $284 million, calculated by Unified management as the monthly average closing net debt balance for the twelve months ended December 31, 2016, to approximate a level of debt consistent with a normalized level of net working capital, given significant fluctuations in Unified’s net debt and working capital period-to-period, (ii) customer deposits of $16 million as of December 31, 2016, including excess deposits, required deposits and credit deposits and (iii) the merger consideration to be paid to holders of Class E Shares and estimated amounts payable pursuant to the LTIP, to derive a range of implied equity values to the Class A and Class B Shares. These derived equity values were then divided by Unified’s Class A Shares and Class B Shares outstanding to derive a per Class A Share and Class B Share reference range.

Based on the selected companies that are denoted above as Food Wholesalers—Conventional Wholesale, Moelis used an indicative multiple range of 4.5x and 6.5x LTM EBITDA and 5.0x and 6.5x 2017E EBITDA, respectively, for purposes of deriving implied enterprise values for Unified’s conventional wholesale business. Based on the selected company that is denoted above as Food Wholesalers—Specialty Distribution, Moelis used an indicative multiple range of 8.0x and 10.0x LTM EBITDA and 7.0x and 9.0x 2017E EBITDA, respectively, for purposes of deriving implied enterprise values for Unified’s specialty distribution business. In addition, Moelis considered that the mean and median multiples for the selected companies that are denoted above as Food Retailers—Conventional Supermarkets were 7.1x and 6.9x LTM EBITDA and 6.9x and 6.7x CY 2017E EBITDA, respectively, and that the mean and median multiples for the selected companies that are denoted above as Food Retailers—Specialty Grocers were 8.5x and 7.8x LTM EBITDA and 8.1x and 7.8x CY 2017E EBITDA, respectively. However, Moelis noted that the analysis viewed the trading multiples of the selected food retailers as less relevant to Unified than the selected food wholesalers, in part because Unified has no retail operations.

Moelis used the indicative multiple ranges described above to conduct the sum-of-the-parts analysis as summarized in the table below. Financial data for Unified was based on the risk-adjusted forecasts, the real estate appraisals and other information and data provided by Unified’s management.

Selected Public Companies Analysis: Sum-of-Parts Based on LTM EBITDA

($millions, except per share)	LTM 12/31/16 EBITDA	Indicative Multiple Range			Implied Enterprise Value			The Merger
Conventional Wholesale	$95	4.50x	5.50x	6.50x	$426	$521	$616
Market Centre	21	8.00x	9.00x	10.00x	170	191	212

Total pre-Corporate & IT	$116	5.14x	6.14x	7.14x	$596	$712	$828

Unallocated Corp. & IT (blended multiple)	(74)	5.14x	6.14x	7.14x	(379)	(452)	(526)

Total b/f Real Estate Value	$42	5.14x	6.14x	7.14x	$217	$260	$302

Less: Imputed Rent Impact[1]	(17)	5.37x	6.37x	7.37x	(92)	(110)	(127)

Total Adjusted for Pro Forma Rent	$25	4.98x	5.98x	6.98x	$125	$150	$175

Plus: Appraised Real Estate Value (Gross / Net)[2]		$260	$260	$260	$209	$209	$209

Implied Enterprise Value					$334	$359	$385	$415
xLTM 12/31/16 EBITDA ($42)					7.9x	8.5x	9.1x	9.8x

Less: Normalized Net Debt per Unified Management					($284)	($284)	($284)	($284)
Less: Customer Deposits[3]					(16)	(16)	(16)	(16)
Less: Class E Merger Consideration & Est. LTIP Value[4]					(5)	(9)	(9)	(10)

Implied Equity Value to Class A & Class B Shares					$29	$50	$75	$105
Per Share (524,775 shares outstanding)					$55	$96	$142	$200

(1)	Calculates imputed rent at assumed cap rate of 7% on approximately $246 million fair market value per Unified management (excluding Unified’s dairy facility which is now outsourced). Applies relevant indicative multiple range to imputed rent (including, in respect of Unified’s Stockton property, rent impact based on Market Centre multiple range).
(2)	Gross is fair market value per the real estate appraisals for all facilities excluding Unified’s dairy facility, which is based on estimated net proceeds in ongoing sale process, per Unified management. Net proceeds deduct estimated transaction costs and tax impact per Unified management. Excludes Unified’s bakery facility which was sold on 12/31/16.
(3)	Includes excess deposits, required deposits and credit deposits.
(4)	Unified management estimate of amounts payable pursuant to the LTIP.

Moelis used the same sum-of-parts methodology as described above to derive a per Class A Share and Class B Share reference range based on Unified’s 2017E EBITDA, by applying the indicative multiple ranges described above for CY 2017E. The selected public companies analysis indicated the following implied per Class A Share and Class B Share reference ranges, as compared to the merger consideration per Class A Share and Class B Share:

Implied per Class A Share and Class B Share Reference Ranges Based On:		Merger Consideration per Class A Share and Class B Share
LTM EBITDA	2017E EBITDA
$55-$142	$62-$128	$200.27

Selected Precedent Transactions Analysis.

Moelis reviewed financial information of selected transactions involving (i) conventional food wholesalers since 2013, (ii) retail supermarket chains announced since 2011 that Moelis believed reflected similar industry dynamics as the food wholesaling industry and (iii) specialty food distributors announced since 2009, but noted that limited financial information was publicly disclosed for these transactions. Moelis reviewed, among other things, transaction values of the selected precedent transactions as a multiple, to the extent information was publicly available, of LTM EBITDA of the target company. Financial data for the relevant transactions was based on publicly available information at the time of announcement of the relevant transaction. The selected precedent transactions used in this analysis and their implied transaction value to LTM EBITDA multiples are summarized below:

Date Announced	Target	Acquirer	Transaction Value / LTM EBITDA
Conventional Wholesale
July 2016	Affiliated Foods Midwest Cooperative Inc.	Associated Wholesale Grocers, Inc.	NA
Nov 2014	The Grocers Supply Company, Inc.	C&S Wholesale Grocers, Inc.	NA
Sep 2014	Associated Wholesalers, Inc.	C&S Wholesale Grocers, Inc.	NA
Jul 2013	Nash Finch Company	Spartan Stores, Inc.	6.9x
Jan 2013	SUPERVALU INC.	Cerberus Capital Management, L.P. (minority investment)	5.3x
Retail Supermarkets
Mar 2016	The Fresh Market, Inc.	Apollo Global Management, LLC	7.1x
Nov 2015	Roundy’s, Inc.	The Kroger Co.	6.9x
Jun 2015	Delhaize Group	Royal Ahold N.V.	7.6x
Mar 2014	Safeway Inc.	AB Acquisition LLC (Albertsons)	6.5x
Dec 2013	Arden Group, Inc. (Gelson’s)	TPG Capital L.P.	9.0x
Sep 2013	United Supermarkets, LLC	AB Acquisition LLC (Albertsons)	NA
Jul 2013	Harris Teeter Supermarkets, Inc.	The Kroger Co.	7.1x
Jan 2013	SUPERVALU INC. (Retail NAI)	AB Acquisition LLC (Albertsons)	4.0x
Oct 2012	Smart & Final Holdings Corp.	Ares Management LLC	7.5x
June 2011	BJ’s Wholesale Club, Inc.	CVC Capital Partners, LP	6.7x
Specialty Food Distribution
Nov 2016	Caito Foods Service, LLC	SpartanNash Company	NA
Mar 2016	Nor-Cal Produce, Inc.	United Natural Foods, Inc.	NA
Feb 2016	Haddon House Food Products, Inc.	United Natural Foods, Inc.	~11.0x
Feb 2016	Monterrey Provision Co.	KeHE Distributors, LLC	NA
Dec 2015	FreshKO Produce Services, Inc.	C&S Wholesale Grocers, Inc.	NA
Nov 2015	DPI Specialty Service Inc.	Arbor Investments	NA
Oct 2014	Lipari Foods, LLC	Sterling Investments Partners	NA
Jul 2014	Nature’s Best, Inc.	KeHE Distributors, LLC	NA
May 2014	Tony’s Fine Foods, Inc.	United Natural Foods, Inc.	~9.0x
Dec 2009	Tree of Life, Inc.	KeHE Distributors, LLC	9.5x

Moelis observed that the mean and median LTM EBITDA multiples for the selected transactions that are denoted as Conventional Wholesale and Retail Supermarkets were 6.8x and 6.9x, respectively, with a range from approximately 4.0x to 9.0x. For the selected transactions that are denoted as Specialty Food Distribution, the multiples ranged from approximately 9.0x to 11.0x.

Moelis then used the same sum-of-the-parts methodology described in the selected public companies analysis, applying indicative multiple ranges derived from the selected precedent transactions for purposes of deriving enterprise values for Unified’s conventional wholesale and specialty distribution businesses. Based on the selected precedent transactions denoted above as Conventional Wholesale and Retail Supermarkets, Moelis used an indicative multiple range of 6.0x to 8.0x LTM EBITDA for purposes of deriving implied enterprise values for Unified’s conventional wholesale business, and 9.0x to 11.0x LTM EBITDA for purposes of deriving implied enterprise values for Unified’s specialty distribution business, as summarized in the table below. Financial data for Unified was based on the real estate appraisals and other information and data provided by Unified’s management.

Selected Precedent Transactions Analysis: Sum-of-Parts

($millions, except per share)	LTM 12/31/16 EBITDA	Indicative Multiple Range			Implied Enterprise Value			The Merger
Conventional Wholesale	$95	6.00x	7.00x	8.00x	$568	$663	$758
Market Centre	21	9.00x	10.00x	11.00x	191	212	233

Total pre-Corporate & IT	$116	6.55x	7.55x	8.55x	$759	$875	$991

Unallocated Corp. & IT (blended multiple)	(74)	6.55x	7.55x	8.55x	(482)	(556)	(630)

Total b/f Real Estate Value	$42	6.55x	7.55x	8.55x	$277	$319	$362

Less: Imputed Rent Impact[1]	(17)	6.75x	7.75x	8.75x	(116)	(133)	(150)

Total Adjusted for Pro Forma Rent	$25	6.41x	7.41x	8.41x	$161	$186	$211

Plus: Appraised Real Estate Value (Gross / Net)[2]		$260	$260	$260	$209	$209	$209

Implied Enterprise Value					$370	$395	$420	$415
xLTM 12/31/16 EBITDA ($42)					8.8x	9.3x	9.9x	9.8x

Less: Normalized Net Debt per Unified Management					($284)	($284)	($284)	($284)
Less: Customer Deposits[3]					(16)	(16)	(16)	(16)
Less: Class E Merger Consideration & Est. LTIP Value[4]					(9)	(10)	(10)	(10)

Implied Equity Value to Class A & Class B Shares					$61	$85	$110	$105
Per Share (524,775 shares outstanding)					$115	$163	$210	$200

(1)	Calculates imputed rent at assumed cap rate of 7% on approximately $246 million fair market value per Unified management (excluding Unified’s dairy facility which is now outsourced). Applies relevant indicative multiple range to imputed rent (including, in respect of Unified’s Stockton property, rent impact based on Market Centre multiple range).
(2)	Gross is fair market value per the real estate appraisals for all facilities excluding Unified’s dairy facility, which is based on estimated net proceeds in ongoing sale process, per Unified management. Net proceeds deduct estimated transaction costs and tax impact per Unified management. Excludes Unified bakery facility which was sold on 12/31/16.
(3)	Includes excess deposits, required deposits and credit deposits.
(4)	Unified management estimate of amounts payable pursuant to the LTIP.

This analysis indicated the following implied per Class A Share and Class B Share reference range for Unified, as compared to the merger consideration per Class A Share and Class B Share:

Implied per Class A Share and Class B Share Reference Range	Merger Consideration per Class A Share and Class B Share
$115-$210	$200.27

Discounted Cash Flow Analysis

Moelis performed a discounted cash flow, which we refer to as DCF, analysis of Unified to calculate the present value of the estimated future unlevered free cash flows projected to be generated by Unified per the risk-adjusted forecasts, which included the estimated net proceeds from the sale of Unified’s real estate based on the real estate appraisals (less estimated taxes after giving effect to certain tax assets and transaction expenses as estimated by Unified management). Moelis utilized a range of discount rates of 9.5% to 11.0%, based on an estimated range of Unified’s weighted average cost of capital, which we refer to as WACC, to calculate estimated present values as of December 31, 2016 of (i) Unified’s estimated after-tax unlevered free cash flows for the fiscal quarter ended March 31, 2017 through the fiscal quarter ended December 31, 2020, and (ii) estimated terminal values derived by applying a range of perpetuity growth rates of 1.0% to 2.0% to Unified’s terminal unlevered free cash flow projection. Terminal free cash flow was calculated by Unified management to reflect “normalized” levels for changes in net working capital (assumed to be $0) and changes in other assets / liabilities (assumed to be (~$5) million). Financial data for Unified was based on the risk-adjusted forecasts and other information and data provided by Unified’s management. This analysis indicated the following implied per Class A Share and Class B Share reference range for Unified, as compared to the merger consideration per Class A Share and Class B Share:

Implied per Class A Share and Class B Share Reference Range	Merger Consideration per Class A Share and Class B Share
$101-$218	$200.27

Other Information

For reference purposes for the Unified board only, and not as part of Moelis’ financial analysis considered with respect to its opinion, Moelis performed a DCF analysis of Unified to calculate the present value of the estimated future unlevered free cash flows projected to be generated by Unified based on projections prepared by Unified management that assumed the full achievement of the strategic plan as the strategic plan had been updated as of February 2017, which also included the estimated net proceeds from the sale of Unified’s real estate based on the real estate appraisals (less estimated taxes after giving effect to certain tax assets and transaction expenses as estimated by Unified management). Moelis utilized the same range of discount rates based on WACC as described above to calculate estimated present values as of December 31, 2016 of (i) Unified’s estimated after-tax unlevered free cash flows for the fiscal quarter ended March 31, 2017 through the fiscal quarter ended December 31, 2020, and (ii) estimated terminal values derived by applying a range of perpetuity growth rates of 1.0% to 2.0% to Unified’s terminal unlevered free cash flow projection based on full achievement of the strategic plan as the strategic plan had been updated as of February 2017 and normalized as described above, and other information and data provided by Unified’s management. For reference purposes only, this analysis indicated an implied per Class A Share and Class B Share reference range for Unified of approximately $320 to $550 per Class A Share and Class B Share as compared to the merger consideration per Class A Share and Class B Share of $200.27. Moelis noted that the entire valuation range derived by the DCF analysis based on the projections prepared by Unified management that assume full achievement of the strategic plan as the strategic plan had been updated as of February 2017 is in excess of the merger consideration per Class A Share and Class B Share.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to Unified or the merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Unified, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration per Class A Share and Class B Share was determined through arms’ length negotiations between Unified and SVU and was approved by the Unified board. Moelis did not recommend any specific consideration to Unified or the Unified board, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

Moelis acted as financial advisor to Unified in connection with the merger and will receive a fee for its services, currently estimated to be approximately $5.7 million in the aggregate, $1 million of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, $250,000 of which was paid prior to the delivery of the opinion, and the remainder of which is contingent upon completion of the merger. In addition, Unified has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of SVU. Moelis provided investment banking and other services to Unified and in the future may provide such services to SVU and has received and may receive compensation for such services. In the past two years prior to the date of the opinion, Moelis acted as financial advisor to Unified in a strategic evaluation of Unified, which engagement led to Moelis’ subsequent engagement by Unified to act as financial advisor in connection with the merger.

The Unified board engaged Moelis because Moelis is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the food retail and distribution sector. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Unaudited Unified Forecasts

Unified does not as a matter of course publicly disclose forecasts or projections, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Unified is including in this proxy statement certain forecasts, which we refer to as the strategic plan forecasts, prepared by management for the Unified board in the first half of calendar 2016 and updated in February 2017 as part of its ongoing strategic planning process. The strategic plan was premised upon Unified continuing to operate as a standalone company and was designed to provide a framework for the operation of the business in a manner that could meet the objectives of Unified’s members in the face of increased industry competition and deliver a long-term, sustainable, low cost supply source for Unified’s members. Underlying the strategic plan was data indicating the opportunity for Unified to grow sales by driving sales with existing members of products they were currently selling but, for a variety of reasons, purchasing elsewhere. The strategic plan also took into account the need for significant capital investment to modernize Unified’s distribution network and support the growth contemplated by the strategic plan along with the need to delever Unified’s balance sheet. The strategic plan forecasts were included in the confidential information memorandum made available to the potential buyers, including SVU. As the Unified board continued to explore its alternatives, it continued to discuss and update the strategic plan and the strategic plan forecasts based on, among other things, challenges in implementing the strategic plan, preliminary feedback from Unified’s members and members of the Unified board and trends in Unified’s business and industry, as well as further analysis of the assumptions underlying the forecasts by the broader Unified management team. Given the significant risks noted by management with respect to fully achieving the strategic plan, as part of the evolution of the strategic plan throughout 2016, the Board requested that management also consider projections under alternative scenarios whereby the strategic plan was not fully achieved. In March 2017, the Unified board approved forecasts, which we refer to as the risk-adjusted forecasts, that were prepared by management to reflect management’s best currently available estimates and judgments with respect to Unified’s future financial performance in light of the risks to fully achieving the strategic plan. At the direction of the Unified board, Moelis reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of Unified furnished to Moelis by Unified, including the risk-adjusted forecasts, in connection with the rendering of its fairness opinion to the Unified board and performing its related financial analyses, as described in “—Opinion of Moelis & Company LLC”.

The strategic plan forecasts assumed full achievement of the strategic plan before adjusting for the noted risks. Significant assumptions underlying the strategic plan forecasts included, among other things:

•	$800 million of new annual sales by 2020 from new sales initiatives comprised of additional sales to existing members and other customers and stability in existing sales;

•	$12.5 million of annual net cost efficiencies from rationalization and modernization of Unified’s distribution centers in the Pacific Northwest by 2020;

•	Approximately $12 million of other annual cost savings throughout the organization by 2020; and

•	The sale of substantially all of Unified owned real estate to partially fund investments in new, more modern facilities and to delever Unified’s balance sheet.

After the strategic plan was approved, Unified formed a team to implement the strategic plan, and the strategic plan forecasts continued to be updated based, among other things, on (i) recent real estate appraisals, (ii) preliminary member feedback and (iii) updated information on cost estimates in the Pacific Northwest. Preliminary feedback from certain members indicated that certain members were reluctant to change their purchasing habits to shift more purchases from other vendors to Unified, competitive forces were inhibiting growth of smaller members and new members had not been emerging as they had in the past. The risk-adjusted forecasts reflect these considerations as well as a further shift of expected increased sales to customers other than existing members, challenges in implementing the full strategic plan and continued industry headwinds. While achievement of the risk-adjusted forecasts would enable Unified to achieve some of its deleveraging goals and to continue to repurchase Class E Shares, these goals would be achieved at lower levels than in connection with achievement of the strategic plan forecasts. Significant assumptions underlying the risk-adjusted forecasts based on the considerations described above, included, among other things:

•	$600 million of new annual sales by 2020 reflecting potential risks to both the strategic plan initiatives and the erosion of the existing sales base;

•	$8 million of annual net cost efficiencies from rationalization and modernization of Unified’s distribution centers in the Pacific Northwest by 2020 based on uncertainty as to the final real estate strategy and risks in executing the transition from two existing distribution centers to one new distribution center; and

•	Approximately $7 million of other annual cost savings throughout the organization by 2020 reflecting identified risks in certain areas of potential savings.

The summaries of the strategic plan forecasts and the risk-adjusted forecasts are not included in this proxy statement to induce any shareholder of Unified to vote in favor of the approval of the merger agreement or any other proposals to be voted on at the special meeting, but because the strategic plan forecasts were made available to the Unified board, Moelis and SVU and the risk-adjusted forecasts were made available to the Unified board and Moelis. The inclusion of these forecasts should not be regarded as an indication that Unified, the Unified board, Moelis or SVU considered, or now considers, these forecasts to be a reliable prediction of future results or to support or fail to support your decision whether to vote for or against the merger proposal. No person has made or makes any representation or warranty regarding the information included in these forecasts.

While these forecasts were prepared in good faith by management, no assurance can be made regarding future events. These forecasts also reflect assumptions as of the time of their respective preparation as to certain business decisions that are subject to change. Although presented with numerical specificity, these forecasts are based upon a variety of estimates and numerous assumptions made by management with respect to, among other matters, incremental sales growth, operational cost savings, efficiencies in connection with rationalizing Unified’s distribution centers, general business, economic, regulatory, market and financial conditions and other matters, including the factors described in “Cautionary Statement Regarding Forward-Looking Statements”, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond Unified’s control. These forecasts also assume that Unified would continue to operate as a standalone company and do not reflect any impact of the merger. In addition, because these forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing these forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. These forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

These forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with U.S. Generally Accepted Accounting Principles, which we refer to as GAAP, the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither Unified’s independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these forecasts and, accordingly, neither Unified’s independent registered public accounting firm nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information.

Certain of the measures included in these forecasts may be considered non-GAAP financial measures, including adjusted EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Unified may not be comparable to similarly titled amounts used by other companies. These non-GAAP measures are included because, in the case of strategic plan forecasts, they were supplied to SVU and the other bidders and, in the case of the risk-adjusted forecasts, they were used by Moelis in connection with its fairness opinion to the Unified board and performing its related financial analyses, as described in “—Opinion of Moelis & Company LLC”.

Strategic Plan Forecasts

The following table summarizes Unified’s unaudited prospective financial information for the fiscal years ending October 1, 2017 through 2020 furnished to SVU in August of 2016 as part of the strategic plan forecasts.

	Fiscal Year
	2017	2018	2019	2020
	($ in millions)
Net Sales	$3,889	$4,058	$4,247	$4,565
Adjusted EBITDA(1)	$51	$57	$86	$100
Capital Expenditures(2)	$21	$77	$21	$15

(1)	Calculated as operating income plus depreciation and amortization.
(2)	Includes capital expenditures and capitalized deferred IT costs.

Risk-Adjusted Forecasts

The following table summarizes Unified’s unaudited prospective financial information for the years ending October 1, 2017 through 2020 furnished to Moelis in March 2017 as part of the risk-adjusted forecasts in connection with its fairness opinion to the Unified board. The risk-adjusted forecasts were not provided to SVU or any of the other bidders.

	Fiscal Year
	2017	2018	2019	2020
	($ in millions)
Net Sales	$3,839	$4,003	$4,164	$4,383
Adjusted EBITDA(1)	$41	$35	$59	$70
Capital Expenditures(2)	$21	$75	$16	$19

(1)	Calculated as operating income plus depreciation and amortization.
(2)	Includes capital expenditures and capitalized deferred IT costs.

Financing of the Merger

The obligations of SVU and Merger Sub to complete the merger are not contingent upon the receipt of any financing. SVU has informed Unified that it expects that the funds needed by SVU in connection with the merger will be derived from SVU’s (i) cash on hand, (ii) borrowings from existing credit facilities or (iii) any combination of the foregoing.

Closing and Effective Time of Merger

The merger agreement provides that the closing will occur on the third business day following the day on which all the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, unless otherwise mutually agreed by Unified and SVU. See “The Merger Agreement—Conditions to Completion to the Merger”.

Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in mid-to-late summer 2017. However, there can be no assurance as to when or if the merger will occur.

The merger will become effective (i) at such time as the merger agreement and officers’ certificates satisfying the applicable requirements of the CGCL are duly filed with the Secretary of State of the State of California or (ii) at such later time as SVU and Unified have agreed on and is specified in the merger agreement and the officers’ certificates.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the closing date, SVU will appoint a paying agent, which we refer to as the paying agent, with Unified’s prior written approval (which approval may not be unreasonably withheld, conditioned or delayed) to make payments of the merger consideration to Unified’s shareholders.

At the closing, SVU will pay to an account designated by the paying agent for the benefit of holders of Shares an amount necessary for the paying agent to make the payments to holders of Shares as required under the merger agreement. Promptly after the effective time, the surviving corporation will cause the paying agent to send to each holder of Shares that have been converted into the right to receive the per Share merger consideration a letter of transmittal and instructions advising shareholders how to surrender their Shares in exchange for the merger consideration.

Upon surrender to the paying agent of any Share certificate (or affidavit of loss in lieu thereof), together with a properly completed letter of transmittal, or receipt of an “agent’s message” by the paying agent (and such other documents as may customarily be required) in the case of a book-entry transfer of uncertificated shares, each shareholder of Unified (other than with respect to excluded shares) will be entitled to receive the merger consideration for each Share formerly represented by any certificate or for each uncertificated Share.

No interest will be paid or accrued on any amount payable upon surrender of any certificates.

In the event of a transfer of ownership of any certificated Shares (other than excluded shares) that is not registered in the transfer records of Unified, a check for any cash to be paid upon due surrender of the certificates may be issued to such transferee if the certificates formerly representing such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the paying agent.

If any Share certificate has been lost, stolen or destroyed, then, before a shareholder of Unified will be entitled to receive the merger consideration in respect thereof, such shareholder will need to deliver an affidavit of that fact and, if required by SVU, post a bond in customary amount and upon such terms as may be required by SVU as indemnity against any claim that may be made with respect to such lost certificate.

Each of SVU, Merger Sub, the surviving corporation and the paying agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of tax law. Any amounts so withheld will be remitted to the applicable governmental entity and treated for all purposes of the merger agreement as having been paid to such person.

Interests of Certain Persons in the Merger

In considering the recommendation of the Unified board with respect to the merger proposal, you should be aware that executive officers of Unified have certain interests in the merger that are different from, or in addition to, the interests of Unified shareholders generally. The directors of Unified were aware of these interests and considered them at the time they evaluated and negotiated the merger agreement and the merger, and in recommending that the merger agreement be approved by Unified shareholders. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below. Additionally, this section outlines certain protections afforded to our directors in connection with the merger.

Treatment of Unified’s Full-Value and Appreciation LTIP Units

As described in the section titled “The Merger Agreement—Treatment of LTIP Units”, the full-value units held by Unified’s executive officers immediately prior to the effective time of the merger (other than the unvested portion of such awards granted during Unified’s 2017 fiscal year) will be cancelled in exchange for a cash payment. All outstanding appreciation units and any unvested portion of full-value units granted during Unified’s 2017 fiscal year and held by Unified’s executive officers immediately prior to the effective time of the merger will be cancelled for no consideration. This treatment of full-value and appreciation units is the same as that which is applicable to awards held by other employees of the Company and is required by the existing terms of the LTIP and the award agreements evidencing the grants of the full-value and appreciation units thereunder.

For an estimate of the amounts that would be payable to each of Unified’s named executive officers on settlement of their full-value units, see “—Quantification of Payments and Benefits to Unified’s Named Executive Officers” below. The estimated aggregate amount that would be payable to Unified’s four executive officers who are not named executive officers in settlement of their outstanding full-value units if the effective time occurred on May 31, 2017 is $93,660. As of the date of this proxy statement, no director held any LTIP units.

Executive Severance Agreements

Each of Unified’s executive officers has previously entered into a severance agreement with Unified, which provides for certain severance benefits in the event that the officer terminates his or her employment for any reason (or, for two of our executive officers who are not named executive officers, upon a termination without cause or for good reason) within one year of a change in control. The completion of the merger will constitute a change in control for purposes of the severance agreements.

Each severance agreement provides that, in the event of a termination of employment, the executive officer will be entitled to:

•	an amount equal to one times (two times, in the case of Mr. Ling) the sum of the executive officer’s (i) highest annual base salary during the three years prior to the termination and (ii) highest annual incentive bonus paid during the three years prior to the date of termination;

•	company-paid welfare benefit continuation until the earlier of 12 months or the cessation of COBRA eligibility (and for Mr. Ling, until the earlier of 24 months or his becoming eligible to receive group health benefits under a program of a subsequent employer); and

•	For Mr. Ling only, five additional years of service credit for purposes of calculating his benefits under the Executive Salary Protection Plan.

Under the severance agreements, any payments or benefits payable to the executive officer will be cut back to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. The severance agreements also contain post-termination confidentiality and non-solicitation covenants in favor of Unified that apply for one year following the executive officer’s termination.

For an estimate of the value of the payments and benefits described above that would be payable to Unified’s named executive officers under their severance agreement upon a qualifying termination in connection with the merger, see “—Quantification of Payments and Benefits to Unified’s Named Executive Officers” below. The estimated aggregate cash severance amount that would be payable to Unified’s four executive officers who are not named executive officers under their severance agreements if the merger were to be completed and they were to experience a qualifying termination on May 31, 2017 is $1,656,792.

Non-Competition Agreement and Letter Agreement with Mr. Ling

Concurrently with the execution of the merger agreement, Unified and SVU entered into a non-competition agreement with Mr. Ling, the effectiveness of which is conditioned upon closing of the merger. Pursuant to the terms of the non-competition agreement, the parties have agreed that Mr. Ling will be paid an aggregate of $1.75 million in twelve equal monthly installments so long as he does not compete with Unified or SVU over such period. These non-competition payments are reflected below in “—Quantification of Payments and Benefits to Unified’s Named Executive Officers”.

In addition, concurrently with the execution of the merger agreement, Unified, SVU and Mr. Ling entered into a letter agreement which conditions payment of the severance benefits under Mr. Ling’s severance agreement with Unified and the indemnity payments described below upon his execution and non-revocation of a release of claims. SVU and Unified believe that Mr. Ling will not be subject to any excise tax imposed by Section 4999 of the Code in connection with the transactions contemplated by the merger agreement. However, the letter agreement provides that in the event Mr. Ling is subject to such an excise tax, Unified will indemnify Mr. Ling for one-half of such excise tax liability (including any interest and penalties thereon and all incremental tax on such indemnity payment), subject to an a cap of $1.25 million.

Transition Letter Agreement with Ms. Neal

Prior to entering into the merger agreement, in connection with Ms. Neal’s appointment as Executive Vice President, Chief Financial Officer and Treasurer, Unified and Ms. Neal entered into a transition letter agreement which provides for certain payments and benefits upon her termination of employment for any reason (other than a termination for “cause”). The transition letter provides that upon such a termination, in lieu of Unified making a contribution to the Supplemental Executive Retirement Plan on her behalf for the year of termination, Unified will pay Ms. Neal an amount equal to 20% of the sum of her then current annual base salary and target bonus, pro-rated for the portion of the fiscal year that has elapsed prior to such departure.

Additionally, under the transition letter, if Ms. Neal’s termination occurs before completion of Unified’s 2017 fiscal year, she will be eligible to receive a pro-rated annual bonus based on target performance, or if such termination occurs following completion of the 2017 fiscal year, but before payment of fiscal year 2017 annual bonuses, her full 2017 annual bonus based on the greater of actual and target performance.

Ms. Neal’s transition letter also provides that upon termination of her employment from Unified, she will be obligated to provide eight months of consulting service to Unified on transition and business integration matters. In consideration for providing such consulting services, Unified will pay Ms. Neal a fee of $96,000, which will be paid in eight monthly installments of $12,000. For an estimate of the value of the payments and benefits that would be payable to Ms. Neal pursuant to the terms of her transition letter with Unified, see “—Quantification of Payments and Benefits to Unified’s Named Executive Officers” below.

2017 Fiscal Year Bonus and Pro-Rata 401(k) Contributions

Under the merger agreement, if the merger is consummated prior to October 1, 2017, each Unified employee (including the executive officers) actively employed as of immediately prior to the effective time and then participating in one of the Unified bonus plans, will be entitled to receive payment in respect of that fiscal year in an amount equal to 50% of such employee’s target bonus opportunity; provided that each continuing employee must remain employed with the surviving corporation through September 30, 2017 (subject to certain exceptions for qualifying terminations of employment that occur following closing and prior to such time). If the effective time occurs on or after October 1, 2017, the merger agreement provides that each participant in the Unified bonus plans will be entitled to receive payment in an amount equal to 50% of such employee’s target bonus opportunity, or if greater, an amount equal to such employee’s annual cash bonus based on actual performance. In addition, under the merger agreement, Unified will credit participants in the Unified 401(k) plan with an amount in respect of non-elective and transitional contributions, as applicable, based on the amount of compensation paid through the effective time.

See “—Quantification of Payments and Benefits to Unified’s Named Executive Officers” below for an estimate of the 2017 fiscal year bonuses and the 401(k) contributions that would be payable to Unified’s named executive officers if the merger were to be completed on May 31, 2017. The estimated aggregate amount of the 2017 fiscal year bonuses that would be payable to Unified’s four executive officers who are not named executive officers if the merger were to be completed on May 31, 2017 is $317,281 and the estimated aggregate amount of 401(k) contributions that would be made on behalf of such individuals if the merger were to be completed on May 31, 2017 is $12,800.

Plan Termination—Deferred Compensation Plan, Supplemental Executive Retirement Plan and Executive Salary Protection Plan

Pursuant to the terms of the Executive Salary Protection Plan, upon the closing of the merger (which constitutes a “change in control” under the plan) participants (including certain of Unified’s executive officers) will become 100% vested in their benefits and credited with an additional three years of service (or, if greater, the number of years provided in a severance agreement) for purposes of calculating the participants’ benefit thereunder. The terms of the Supplemental Executive Retirement Plan similarly provide that participants will become 100% vested in their account balances upon the closing of the merger. As of the date hereof, all named executive officers are fully vested under the Executive Salary Protection Plan and the Deferred Compensation Plan and all named executive officers other than Mr. Bergmann are fully vested under the Supplemental Executive Retirement Plan. As a result of the completion of the merger, four executive officers who are not named executive officers will become vested in an aggregate of $177,875 under the Supplemental Executive Retirement Plan.

As further described in “The Merger Agreement—Employee Matters”, on or before the closing of the merger, Unified will terminate the Deferred Compensation Plan, the Supplemental Executive Retirement Plan and the Executive Salary Protection Plan, each in which certain Unified executive officers participate. Account balances under the Deferred Compensation Plan and the Supplemental Executive Retirement Plan will be distributed as soon as administratively practicable following the closing and benefits under the Executive Salary Protection Plan will be distributed in January 2018, pursuant to an agreed present valuation methodology. SVU has agreed to reimburse participants in the Supplemental Executive Retirement Plan and the Executive Salary Protection Plan for the employee share of FICA taxes on the amount of the benefit accrued under each such plan in a manner consistent with Unified’s past practice. As a result of the completion of the merger, four executive officers who are not named executive officers will be reimbursed for an aggregate of $4,981 in respect of FICA taxes triggered under the Supplemental Executive Retirement Plan.

For an estimate of the benefit enhancement resulting from the additional service credit under the Executive Salary Protection Plan and the amount of FICA tax reimbursement that would become due to Unified’s named executive officers if, in each case, the merger were to be completed on May 31, 2017, see “—Quantification of Payments and Benefits to Unified’s Named Executive Officers” below.

Special Committee Fees

On March 30, 2017, the compensation committee of the Unified board approved a fee of $15,000 for each of the members of the special committee, in consideration for the additional time commitment and effort expanded by each such director while serving as an active member of the special committee. The special committee was established by the Unified board in connection with exploring potential transactions involving the acquisition of Unified and/or its specialty distribution business.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Unified’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance”. Additionally, each of Unified’s directors and executive officers are party to indemnification agreements with Unified which establish presumptions, timetables and procedures in favor of the indemnitee, as well as certain additional protections, such as advancement of expenses in any proceeding in which the indemnitee is a party or witness.

New Arrangements with Unified Executive Officers

In connection with the execution of the merger agreement, SVU and certain of Unified’s executive officers have had discussions regarding the post-closing roles for such executive officers. In connection with these discussions and in furtherance of SVU’s desire to retain those executive officers, SVU may enter into new arrangements with such individuals. There can be no assurance that these discussions will result in any new arrangements with SVU or what the terms and conditions of such arrangements may be.

Quantification of Payments and Benefits to Unified’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of Unified’s named executive officers would receive in connection with the merger, assuming that the merger were consummated and each such executive officer experienced a qualifying termination on May 31, 2017. The amounts below are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Merger-Related Compensation

Name	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)(4)	Perquisites /Benefits ($)(5)	Tax Reimbursement ($)(6)	Total ($)
Robert M. Ling, Jr.	4,177,857	447,737	470,307	76,957	136,344	5,309,202
Michael F. Henn(1)	—	—	—	—	—	—
Christine Neal	933,947	100,402	252,068	31,203	63,990	1,381,610
Leon G. Bergmann	842,167	100,402	175,777	30,330	1,928	1,150,604
Joseph L. Falvey	750,512	100,402	258,828	38,479	71,637	1,219,858
Daniel J. Murphy	779,431	100,402	157,510	31,203	81,683	1,150,229

(1)	Mr. Henn retired from the position of Chief Financial Officer effective October 1, 2016 and remained an officer of Unified until April 7, 2017. Mr. Henn has been included in the above table in accordance with the requirements of Item 402(t) of Regulation S-K, however, Mr. Henn will not receive any compensation that is based on or otherwise relates to the merger.
(2)	The cash payments payable to each of the named executive officers consist of (i) a severance payment in an amount equal to one times (two times, in the case of Mr. Ling) the sum of the named executive officer’s highest annual base salary and highest annual cash incentive bonus, in each case, received during the three years prior to the qualifying termination, payable in a cash lump sum; (ii) payment in respect of 50% of the executive officer’s target annual bonus opportunity for Unified’s 2017 fiscal year (and for Ms. Neal, a pro-rated annual bonus based on target performance per the terms of her transition letter agreement), payable in a cash lump sum; (iii) payment in respect of a 401(k) contribution, pro-rated for the portion of the 2017 calendar year prior to closing, (iv) for Mr. Ling, payment in respect of his adherence to the terms of the non-competition agreement and (v) for Ms. Neal, payment (a) of $96,000 in lieu of a Supplemental Executive Retirement Plan contribution and (b) $96,000 in consideration for providing eight months of post-termination consulting services, in each case, pursuant to the terms of her transition letter. The severance and 2017 annual bonus payments are payable upon a qualifying termination following the occurrence of a change in control, except that the 2017 annual bonus payment is contingent upon the executive signing a release of claims. If an executive does not experience a qualifying termination prior to September 30, 2017, the 2017 annual bonus payment would be payable if the executive remains employed on September 30, 2017. The 401(k) contribution becomes payable at closing pursuant to the terms of the merger agreement. The “Other” payment to Mr. Ling is payable subject to Mr. Ling’s satisfaction of conditions specified in the Non-Competition Agreement described above, and the “Other” payment to Ms. Neal is payable subject to Ms. Neal’s satisfaction of conditions specified in the Transition Letter Agreement described above. Set forth below are the separate values of each of the severance payments, payments in respect of the 2017 annual bonus, the 401(k) contribution and the other amounts described above for Mr. Ling and Ms. Neal.

Name	Severance Payment ($)	2017 Annual Bonus Payment ($)	Prorated 401(k) Contribution ($)	Other ($)
Robert M. Ling, Jr.	1,973,332	435,625	18,900	1,750,000
Christine Neal	552,168	180,000	9,779	192,000
Leon G. Bergmann	702,590	133,763	5,814	—
Joseph L. Falvey	621,833	118,388	10,291	—
Daniel J. Murphy	646,060	123,000	10,371	—

(3)	All payments in respect of the LTIP units are payable solely on account of the completion of the merger. The amount in the table represents the amount that would become payable to each named executive officer in exchange for the cancellation of the following full-value awards: (1) all outstanding full-value units granted under the LTIP prior to Unified’s 2017 fiscal year and (2) the vested portion of all outstanding full-value units granted under the LTIP during Unified’s 2017 fiscal year. All other outstanding full-value and appreciation units will be cancelled at the effective time for no consideration as required by the terms of such awards. This treatment of full-value and appreciation units is the same as that which is applicable to awards held by other employees of the Company and is described below in the section titled “The Merger Agreement—Treatment of LTIP Units.”
(4)	The amount in the table for each of Messrs. Ling, Falvey and Murphy and Ms. Neal is an estimate of the enhancement to the value of such officer’s benefit under the Executive Salary Protection Plan as a result of additional years of service credit under the terms of the plan (or for Mr. Ling, pursuant to the terms of his severance agreement) as a result of a qualifying termination occurring within one year of the completion of the merger. Given the agreed termination of the Executive Salary Protection Plan, these amounts will be deemed accrued prior to the termination of that plan. For Mr. Bergmann, the amount represents the portion of his benefit under the Supplemental Executive Retirement Plan that, pursuant to the terms of the plan, becomes vested on the closing of the merger.
(5)	The amount in the table equals the estimated value of welfare benefit continuation for each named executive officer and his or her eligible dependents for one year (two years for Mr. Ling) following a qualifying termination.
(6)	The amount in the table equals the estimated value of the FICA tax reimbursement for each named executive officer in respect of his or her participation in the Executive Salary Protection Plan and for Mr. Bergmann in respect of his participation in the Supplemental Executive Retirement Plan.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders whose Shares are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Unified shareholders. This discussion applies to you only if you hold the Shares as capital assets for U.S. federal income tax purposes, and does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	Non-U.S. holders;

•	Dealers in securities;

•	Traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	Tax-exempt organizations;

•	Life insurance companies;

•	Persons that use Shares as part of a straddle or a hedging or conversion transaction;

•	Persons that have a functional currency other than the U.S. dollar;

•	Persons that acquired Shares upon the exercise of stock options or otherwise as compensation; or

•	Shareholders who hold an equity interest, actually or constructively in SVU.

This discussion is based on the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as of the date of this proxy statement. These laws are subject to change, possibly on a retroactive basis.

This discussion addresses only U.S. federal income taxation. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Shares. Unified does not intend for this discussion to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the Internal Revenue Service, which we refer to as the IRS, may not agree with the tax consequences described in this proxy statement.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Shares should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

Shareholders are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of U.S. federal (including the alternative minimum tax), state, local or non-U.S. and other tax laws and of changes in those laws.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	A trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	An estate that is subject to U.S. federal income tax on the estate’s income regardless of its source.

Tax Consequences of the Merger

The exchange of Shares for cash in the merger will be a taxable transaction for U.S. federal income tax purposes.

Other than with respect to Shares received as a patronage dividend in a nonqualified written notice of allocation from Unified (discussed below), in general, a U.S. holder whose Shares are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such Shares and the U.S. holder’s adjusted tax basis in such Shares. A U.S. holder’s adjusted tax basis in the Shares will generally equal the price the U.S. holder paid for such Shares. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss; provided that the U.S. holder’s holding period for such Shares exceeds one year at the effective time. Long-term capital gains of non-corporate U.S. holders are generally eligible for a reduced rate of U.S. federal income taxation. There are limitations on the deductibility of capital losses.

In general, a U.S. holder generally will recognize ordinary income with respect to Shares received as a patronage dividend in a nonqualified written notice of allocation from Unified that are converted into the right to receive cash in the merger equal to the difference, if any, between the amount of cash received with respect to such Shares (up to the stated dollar amount of such Shares) and the U.S. holder’s adjusted tax basis in such Shares. Any amount of cash received with respect to such Shares in excess of the stated dollar amount of such Shares generally will be treated as amounts realized in the sale or exchange of a capital asset. Such capital gain or loss will be long-term capital gain or loss; provided the U.S. holder’s holding period for such Shares exceeds one year at the effective time. A U.S. holder that received such Shares in a nonqualified written notice of allocation generally will have an adjusted tax basis in such Shares equal to zero. A U.S. holder that acquired such

Shares from a decedent that received such Shares as a patronage dividend in a nonqualified written notice of allocation from Unified generally will have the same adjusted tax basis as that of the decedent. A U.S. holder that acquired such Shares from a holder that received such Shares as a patronage dividend in a nonqualified written notice of allocation from Unified generally will have an adjusted tax basis in such Shares equal to the price the U.S. holder paid for such Shares and the amount of gain or loss will be determined as described in the paragraph above.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) with respect to the per share merger consideration, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances, and the application of state, local and foreign tax laws.

Regulatory Approvals

Completion of the merger is conditioned on the expiration or earlier termination of the applicable waiting period under the HSR Act as described in “The Merger Agreement—Conditions to the Merger”.

Although the parties currently believe they should be able to obtain the requisite regulatory approval in a timely manner, they cannot be certain when or if they will obtain it or, if obtained, whether it will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Unified or SVU after the completion of the merger.

Under the HSR Act, the merger may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Antitrust Division of the DOJ and the FTC. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ or FTC issues a second request prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier.

Unified and SVU each filed the requisite HSR Act notification forms on April 20, 2017 and each requested early termination of the waiting period. Unless earlier terminated or extended by the issuance of a second request, the HSR waiting period will expire on May 22, 2017.

Subject to the terms and conditions of the merger agreement, Unified and SVU have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including as promptly as reasonably practicable:

•	preparing and filing all documentation to effect all necessary notices, reports and other filings; and

•	obtaining all consents, registrations, approvals, permits, licenses and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement and to permit the conduct of the business by SVU following the closing, including the transfer or assignment of any registrations, approvals, permits, licenses or authorizations necessary for Unified or its subsidiaries to continue to conduct business in compliance with applicable laws.

Neither Unified or SVU or any of their respective affiliates are required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the merger and the other transactions contemplated by the merger agreement, other than filing, recordation or similar fees.

Each of Unified and SVU have agreed to promptly provide to each and every federal, state or local court or governmental entity with jurisdiction over enforcement of any applicable antitrust or competition laws non-privileged information and documents requested by such governmental antitrust entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the merger agreement.

Subject to applicable laws relating to the exchange of information, SVU and Unified will have the right to review in advance and, to the extent reasonably practicable and consistent with reasonable confidentiality obligations, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to SVU or Unified, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement. Each party will consult with the other in advance and give the other party the opportunity to attend and participate, to the extent not prohibited by any governmental entity, in any meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the merger agreement. The merger agreement provides that SVU will have the sole right to control and direct the process by which the parties seek to avoid or eliminate impediments under any applicable antitrust or competition laws and will take the lead in and control all discussions, negotiations and other communications with governmental antitrust entities, subject to good faith consultations with Unified and the inclusion of Unified in meetings with governmental entities to the extent permitted by such governmental entity. In exercising the foregoing rights, each of Unified and SVU must act reasonably and as promptly as practicable.

The merger agreement provides that neither Unified nor SVU (nor any of their respective subsidiaries) will be obligated in connection with the merger to enter into any agreement, consent decree or other commitment requiring the divestiture or holding separate of any assets or other restriction on the operation of the businesses of Unified, SVU, or their respective subsidiaries, or to commence, pursue or defend any litigation, and Unified will not accept or agree to any such agreement, consent decree, commitment or restrictions without SVU’s prior written consent.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is subject to and qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Unified or SVU. Such information can be found elsewhere in this proxy statement and in the public filings Unified makes with the SEC, as described in “Where You Can Find More Information”.

Explanatory Note

The merger agreement and the summary of its terms in this proxy statement have been included only to provide you with information about the terms and conditions of the merger agreement. Factual disclosures about Unified and SVU contained in this proxy statement or in the public reports of Unified and SVU filed with the SEC may supplement, update or modify the factual disclosures about Unified and SVU contained in the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by Unified, SVU and Merger Sub only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Unified, SVU and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Shareholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Unified or SVU. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Unified or SVU. If specific material facts arise that contradict the representations, warranties or covenants in the merger agreement, then Unified has disclosed or will disclose those material facts in the public filings that Unified makes with the SEC.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of Unified, SVU or Merger Sub or any of their respective subsidiaries. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this proxy statement or referred to in this proxy statement. Such information can be found elsewhere in this proxy statement and in the public filings Unified makes with the SEC, as described in “Where You Can Find More Information”.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, at the effective time, Merger Sub will be merged with and into Unified. At the effective time, the separate corporate existence of Merger Sub will cease, and Unified will continue as the surviving corporation as a wholly-owned subsidiary of SVU.

Effects of the Merger

As a result of the merger, current Unified shareholders will no longer hold any Shares in Unified and all of the incidents of Share ownership, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and patronage distributions from Unified will be extinguished. The merger agreement also provides that, at the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation

Closing and Effective Time of the Merger

The merger agreement provides that the closing will occur on the third business day following the day on which all the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, unless otherwise mutually agreed by Unified and SVU.

The merger will be become effective (i) at such time as the merger agreement and officers’ certificates satisfying the applicable requirements of the CGCL are duly filed with the Secretary of State of the State of California or (ii) at such later time as SVU and Unified have agreed on and is specified in the merger agreement and the officers’ certificates. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur in mid-to-late summer 2017. However, there can be no assurance as to when or if the merger will occur.

As described below, if the merger has not closed by 5:00 p.m., Pacific Time, on October 7, 2017 (unless the condition relating to the expiration or termination of the waiting period under the HSR Act or the condition related to the absence of a governmental order have not been satisfied or waived, either SVU or Unified (so long as it has complied with certain covenants under the merger agreement in all material respects) may extend such date to January 5, 2018), which date (as so extended, if applicable) we refer to as the outside date, the merger agreement may be terminated by either Unified or SVU.

Articles of Incorporation; Bylaws

The articles of incorporation and the bylaws of Merger Sub in effect immediately prior to the effective time will be the articles of incorporation and the bylaws of the surviving company until thereafter amended.

Directors and Officers

The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation from and after the effective time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

The officers of Unified immediately prior to the effective time will be the officers of the surviving corporation from and after the effective time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Merger Consideration

The merger agreement provides that at the effective time, each Class A Share and Class B Share of Unified issued and outstanding immediately prior to the effective time (other excluded shares), will be converted into the right to receive $200.27 per share in cash, or, in the case of dissenting shares, the right to receive the payment provided by the CGCL. Each Class E Share of Unified issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive $100.00 per share in cash, or, in the case of dissenting shares, the right to receive the payment provided by the CGCL. As of the effective time of the merger, each Share, other than excluded shares, will be cancelled and will cease to exist and will represent only the right to receive the merger consideration that such former Shares may be entitled to receive under the merger agreement. As a result of the merger and without any action on the part of the holder, each excluded share (other than dissenting shares) will cease to be outstanding, be cancelled without payment of any consideration therefor and will cease to exist.

For a discussion of certain obligations of Unified with respect to members who are in default of their secured payment obligations or who financed their purchase of Shares, see “The Merger Agreement—Exercise of 9607 Rights”.

Deposits

The merger agreement provides that at the closing, SVU will make a payment to Unified in respect of all required and excess deposits and such required deposits and excess deposits will then be paid reasonably promptly to the applicable member.

Payment of Merger Consideration and Surrender of Stock Certificates

The merger agreement provides that, prior to the closing date, SVU will appoint a paying agent with Unified’s prior written approval (which approval may not be unreasonably withheld, conditioned or delayed) to make payments of the merger consideration to Unified’s shareholders.

At the closing, SVU will pay to an account designated by the paying agent for the benefit of holders of Shares an amount necessary for the paying agent to make the payments to holders of Shares as required under the merger agreement. Promptly after the effective time, the surviving corporation will cause the paying agent to send to each holder of Shares that have been converted into the right to receive the per Share merger consideration a letter of transmittal and instructions advising shareholders how to surrender any stock certificates and uncertificated Shares in exchange for the merger consideration.

Upon surrender to the paying agent of any certificate (or affidavit of loss in lieu thereof), together with a properly completed letter of transmittal, or receipt of an “agent’s message” by the paying agent (and such other documents as may customarily be required) in the case of a book-entry transfer of uncertificated shares, each shareholder of Unified (other than with respect to excluded shares) will be entitled to receive the merger consideration for each Share formerly represented by any certificate or for each uncertificated Share.

No interest will be paid or accrued on any amount payable upon surrender of any certificates.

In the event of a transfer of ownership of any certificated Shares (other than excluded shares) that is not registered in the transfer records of Unified, a check for any cash to be paid upon due surrender of the certificates may be issued to such transferee if the certificates formerly representing such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the paying agent.

Withholding Rights

Each of the paying agent, the surviving corporation and SVU will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the merger agreement such amounts to the extent it is required to deduct and withhold with respect to the making of such payment under any provision of tax law. Any amounts so withheld will be remitted to the applicable governmental entity and treated for all purposes of the merger agreement as having been paid to such person.

Transfers

From and after the Effective Time, there will be no transfers on the share transfer books of Unified of any Shares that were outstanding immediately prior to the Effective Time.

Lost, Stolen or Destroyed Share Certificates

If any Share certificate has been lost, stolen or destroyed, then, before a shareholder of Unified will be entitled to receive the merger consideration in respect thereof, such shareholder will need to deliver an affidavit of that fact and, if required by SVU, post a bond in customary amount and upon such terms as may be required by SVU as indemnity against any claim that may be made with respect to any such lost certificate.

Treatment of LTIP Units

Unified Full Value Units

At the effective time, each outstanding cash-settled award of full-value units granted under the LTIP, will automatically be cancelled and be converted into the right to receive $200.27 per unit (less any tax withholdings), provided, that any full-value units granted under the LTIP during Unified’s 2017 fiscal year that are unvested as of the effective time will be cancelled for no consideration pursuant to their terms. This acceleration is required by the existing terms of the LTIP and the award agreements evidencing grants of appreciation units thereunder; the cancellation of unvested full-value units granted under the LTIP during Unified’s 2017 fiscal year is similarly required by the terms of the plan.

Unified Appreciation Units

At the effective time, each outstanding appreciation unit granted under the LTIP will automatically be cancelled for no consideration, as the base value of such awards equals or exceeds $200.27. This cancellation is required by the existing terms of the LTIP and the award agreements evidencing grants of appreciation units thereunder.

Representations and Warranties

The merger agreement contains representations and warranties made by, on the one hand, Unified to SVU and Merger Sub and, on the other hand, by SVU and Merger Sub to Unified. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not and do not have actual knowledge, after due inquiry of the relevant party’s direct reports or those individuals who would reasonably be expected to have relevant subject matter knowledge. In addition, the representations and warranties contained in the merger agreement are subject to specified exceptions and qualifications in Unified’s public filings with the SEC and the confidential disclosure letters that Unified has provided to SVU in connection with signing the merger agreement, which disclosure is not reflected in the merger agreement or otherwise publicly disclosed and that is made for the purpose of, among other things, allocating contractual risk between Unified and SVU rather than establishing matters as facts, and may be subject to standards of materiality that differ from the standards relevant to you. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Unified. If specific material facts arise that contradict the representations, warranties or covenants in the merger agreement, then Unified has disclosed or will disclose those material facts in the public filings that Unified makes with the SEC. The representations and warranties and other provisions of the merger agreement should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents referred to in this proxy statement. See “Where You Can Find More Information”.

For purposes of the merger agreement, a “material adverse effect” with respect to Unified means any change, event, occurrence, state of facts, development or effect that, individually or taken together with any other changes, events, occurrences, states of facts, developments or effects is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, operations, business or results of operations of Unified and its subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, will be deemed to constitute a material adverse effect:

•	general changes in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States (except such change, event, occurrence or effect will be taken into account in determining whether a material adverse effect has occurred if it primarily relates to Unified and its subsidiaries or disproportionately adversely affects Unified and its subsidiaries compared to other companies in the industries in which Unified and its subsidiaries operate);

•	changes that are the result of factors generally affecting the industry or markets or geographical areas in which Unified and its subsidiaries operate (except such change, event, occurrence or effect will be taken into account in determining whether a material adverse effect has occurred if it primarily relates to Unified and its subsidiaries or disproportionately adversely affects Unified and its subsidiaries compared to other companies in the industries in which Unified and its subsidiaries operate);

•	any loss of, or adverse change in, the relationship of Unified or any of its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship caused by the entry into, announcement, pendency or performance of the transactions contemplated by the merger agreement or resulting or arising from the identity of SVU or any of its affiliates subject to certain exceptions;

•	changes in GAAP or in any law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of the merger agreement (except such change, event, occurrence or effect will be taken into account in determining whether a material adverse effect has occurred if it primarily relates to Unified and its subsidiaries or disproportionately adversely affects Unified and its subsidiaries compared to other companies in the industries in which Unified and its subsidiaries operate);

•	any failure by Unified to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, but not the underlying causes thereof;

•	any change, event, occurrence or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event, whether or not caused by any person, or any national or international calamity or crisis (except such change, event, occurrence or effect will be taken into account in determining whether a material adverse effect has occurred if it primarily relates to Unified and its subsidiaries or disproportionately adversely affects Unified and its subsidiaries compared to other companies in the industries in which Unified and its subsidiaries operate); or

•	the performance by Unified of its obligations under the merger agreement and Unified’s compliance with certain interim operating covenants under the merger agreement.

The merger agreement contains representations and warranties made by Unified to SVU and Merger Sub relating to a number of matters, including, among other things, the following:

•	organization, good standing and qualification to do business;

•	capital structure, including the number of Unified Class A Shares, Class B Shares and Class E Shares and full-value units and outstanding cash-settled award of appreciation units, which we refer to as appreciation units, under the LTIP;

•	the organization and existence of any subsidiaries;

•	requisite corporate authority relating to the execution, delivery and performance of the merger agreement, the consummation of the contemplated transactions, the requisite Unified shareholder approval, the enforceability of the merger agreement, the recommendation of the Unified board and the receipt of a fairness opinion;

•	consents and approvals relating to the execution, delivery and performance of the merger agreement, including required filings with, and the consents and approvals of, government entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, contracts or applicable laws as a result of the execution, delivery and performance of the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement;

•	filings with the SEC and the accuracy of the information contained therein;

•	internal controls over financial reporting and disclosure controls and procedures;

•	financial statements compliance with GAAP and fair presentation of consolidated financial position and results of operations;

•	conduct of business in the ordinary course consistent with past practice and the absence of a material adverse effect since October 1, 2016;

•	absence of certain litigation, orders, injunctions and undisclosed liabilities;

•	employee benefits matters;

•	compliance with applicable law and licenses, including the existence of investigations or reviews by governmental entities;

•	compliance with applicable regulatory laws, including applicable food safety laws;

•	matters with respect to certain material contracts;

•	real property matters;

•	inapplicability of certain anti-takeover statutes or anti-takeover provisions in organizational documents;

•	environmental matters;

•	tax matters;

•	employment and labor matters;

•	intellectual property and information technology matters;

•	insurance matters;

•	indebtedness and guarantees;

•	credit support;

•	collateral balances;

•	bank account matters;

•	property and asset matters;

•	transaction expenses; and

•	brokers’ and finders’ fees payable in connection with the merger.

The merger agreement also contains representations and warranties made by SVU and Merger Sub to Unified relating to a number of matters, including, among other things, the following:

•	organization, good standing and qualification to do business;

•	requisite corporate authority relating to the execution, delivery and performance of the merger agreement and the consummation of the contemplated transactions and the enforceability of the merger agreement;

•	consents and approvals relating to the execution, delivery and performance of the merger agreement, including required filings with, and the consents and approvals of, government entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, contracts or applicable laws as a result of the execution, delivery and performance of the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement;

•	absence of certain litigation;

•	availability of funds necessary to consummate the transactions contemplated by the merger agreement;

•	capitalization of Merger Sub; and

•	brokers’ and finders’ fees payable in connection with the merger.

The representations and warranties in the merger agreement do not survive the consummation of the merger and, as described below under “—Effect of Termination”, if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, except with respect to fraud or a party’s willful and material breach of the merger agreement.

Conduct of Unified’s Business

Unified has agreed as to itself and its subsidiaries that, except as otherwise expressly required by the merger agreement, required by applicable law or approved in writing by SVU, after the date of the merger agreement and until the earlier to occur of the termination of the merger agreement or the effective time, the business of Unified and its subsidiaries will be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, Unified and its subsidiaries will use their respective reasonable best efforts to (i) preserve their business organization intact and maintain existing relations and goodwill with members, lenders, licensors, licensees, customers, suppliers, distributors, creditors, lessors, employees, labor organizations and similar organizations and other business relationships they may have, (ii) timely renew existing customer supply agreements consistent with past practice and enter into supply agreements with new customers in the ordinary course of business, (iii) keep available the services of Unified and its subsidiaries’ present employees and agents, (iv) maintain normal levels of net working capital and (v) maintain in effect licenses issued or granted by a governmental entity.

In addition to the general covenants above, Unified has agreed that after the date of the merger agreement and prior to the earlier of the termination of the merger agreement or the effective time, except as otherwise expressly required by the merger agreement, required by applicable law, approved in writing by SVU (such approval not to be unreasonably withheld, conditioned or delayed) or set forth in the Unified disclosure letter, Unified will not, and will not permit its subsidiaries to:

•	adopt, amend or propose any change in the organizational documents of Unified or its subsidiaries;

•	terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with third parties;

•	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate;

•	acquire from any other person, outside of the ordinary course of business consistent with past practice, any asset or group of related assets with a value or purchase price in excess of $100,000 individually or $500,000 in the aggregate, other than (i) acquisitions pursuant to certain existing contract or (ii) in connection with capital expenditures permitted under the merger agreement;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of or any lien on any shares of capital stock of Unified or its subsidiaries or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	create or incur any lien on its assets subject to certain exceptions contained in the merger agreement;

•	enter into any contract requiring Unified to make any loans, advances, rebates or customer support payments other than in the ordinary course of business consistent with past practices and not in excess of $3,000,000 in the aggregate;

•	enter into any contract requiring Unified to make guarantees or capital contributions to or investments in any person or entity;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	incur any indebtedness, except for (i) revolving credit loan indebtedness incurred in the ordinary course of business consistent with past practices pursuant to Unified’s existing credit agreements for expenses, working capital purposes or in connection with capital expenditures permitted under the merger agreement, (ii) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more favorable to Unified than the indebtedness being replaced or (iii) indebtedness not in excess of $100,000 in the aggregate;

•	make or authorize any capital expenditures that in the aggregate exceed by more than five percent the aggregate capital expenditures set forth in Unified’s existing capital budget;

•	enter into or materially amend, materially modify or terminate any material contract, subject to certain exceptions contained in the merger agreement;

•	enter into any contract providing for the purchase or lease of new distribution centers or other facilities;

•	implement any platform or software migration to a different computing platform or software during the first 90 days following the date of the merger agreement, subject to certain exceptions;

•	make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP;

•	compromise or settle any litigation or other proceedings before or with a governmental entity for amounts in excess of $75,000 individually or $150,000 in the aggregate or the imposition of any material non-monetary restrictions;

•	to the extent such action could materially affect Unified, (i) make, change or revoke any tax election or adopt or change any tax accounting method, (ii) enter into any closing agreement with respect to taxes, settle or compromise any liability with respect to taxes or surrender any claim for a refund of taxes, (iii) file any amended tax return or (iv) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

•	(i) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests, including equity interests in any of its subsidiaries or certain other entities for consideration in excess of $250,000 in the aggregate, except in connection with products or services provided in the ordinary course of business consistent with past practice, (ii) license, assign, pledge, subject to any lien, grant a covenant not to sue, or otherwise encumber any intellectual property, except for non-exclusive licenses entered into in the ordinary course of business or (iii) take or omit to take any action that would cause any material intellectual property to lapse, be abandoned or cancelled, or fall into the public domain;

•	except as required by applicable law or pursuant to the terms of any of Unified’s employee benefit plans in effect as of the date of the merger agreement:

•	increase the cash compensation or consulting fees, bonus, pension, welfare fringe or other benefits, severance or termination payable or to become payable to its employees, except for (i) increases in annual salary or wage rate in the ordinary course of business consistent with past practice for non-officers or (ii) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice;

•	become a party to, establish, adopt, amend, commence participation in or terminate any of Unified’s employee benefit plans or any arrangement;

•	grant any new awards, or amend or modify the terms of any outstanding awards, under any of Unified’s employee benefit plans;

•	take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any of Unified’s employee benefit plans;

•	materially change any actuarial or other assumptions used to calculate funding obligations with respect to any plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

•	forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Unified employee; or

•	terminate the employment of any officer or employee with the title of corporate vice president or above, except as a direct result of such officer’s or employee’s willful failure to perform the duties or responsibilities of his employment, engaging in serious misconduct, being convicted of or entering a pleas of guilty to any crimes or action constituting cause (as determined pursuant to the applicable employee benefit plans of Unified or other policy of Unified);

•	become a party to, establish, adopt, amend, commence participation in or terminate any employment agreement, labor agreement, collective bargaining agreement or any other labor agreement;

•	convene any regular or special meeting (or any adjournment thereof) of Unified’s shareholders other than the special meeting, except as required by applicable law or Unified’s organizational documents;

•	amend, modify, supplement or terminate, or waive any rights under, any contract with Western Family Holding Company (or any of its affiliates) or any contract with any other party relating to supply of private label branded products; or

•	agree, authorize or commit to do any of the foregoing.

No Solicitation or Negotiation of Acquisition Proposals

Unified was required upon the execution of the merger agreement to, and to cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to execution of the merger agreement with respect to any acquisition proposal, or proposal that would reasonably be expected to lead to an acquisition proposal. The merger agreement also provides that, until the earlier of the termination of the merger agreement and the effective time, Unified will not, and will cause its subsidiaries and any of the directors, officers, employees and affiliates of Unified or its subsidiaries not to, and will instruct and will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, propose, initiate or knowingly encourage, or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

•	agree to participate in or engage in any discussions or negotiations with, furnish or disclose any non-public information or data concerning Unified or any of its subsidiaries to, or respond to any inquiry made by, any person that has made or indicated an intention to make a proposal that constitutes or would reasonably be expected to lead to an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions) or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel of Unified or any of its subsidiaries (other than SVU, Merger Sub or any designees of SVU or Merger Sub) in connection with any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement:

•	any inquiry, proposal, offer or indication of interest from any person or group relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Unified or any of its subsidiaries; or

•	any acquisition by any person or group resulting in, or proposal, offer, inquiry or indication of interest that if consummated would result in, any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of Unified or any of its subsidiaries or 15% or more of the consolidated net revenues, net income or total assets of Unified.

Fiduciary Duties Exception

Notwithstanding the foregoing, at any time prior to obtaining the requisite Unified shareholder approval, but not after, in response to an unsolicited, bona fide written acquisition proposal and if, and only if, prior to taking such action the Unified board determines in good faith, after consultation with outside legal counsel that (i) based on the information then available and after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal and (ii) such action is necessary or required in order for the directors of Unified to comply with their fiduciary duties under applicable law, Unified may:

•

provide access to non-public information regarding Unified or any of its subsidiaries to the person who made such acquisition proposal, as long as similar information has previously been made available to, or is made available to, SVU prior to or substantially concurrently with the time such information is made available to such person and that, prior to furnishing any such information, Unified receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the terms in the Confidentiality Agreement, dated as of August 2, 2016, between Unified and SVU are on SVU (except that such confidentiality agreement does not need to prohibit the making or amending of an acquisition proposal), provided that if the person making such acquisition proposal is a known competitor of Unified, Unified will not provide any commercially sensitive non-public information to such person in connection with any actions permitted under the merger agreement other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on Unified of the sharing of such information; and

•	engage and participate in any discussions or negotiations with such person regarding such acquisition proposal.

For purposes of the merger agreement, a “superior proposal” means, an unsolicited bona fide acquisition proposal that would result in person or group becoming the beneficial owner of, directly or indirectly, more than 50% of the consolidated net revenues, net income or total assets of Unified or more than 50% of the total voting power of the equity securities of Unified, that the Unified board has determined in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the person making the proposal, the likelihood of the proposal being consummated in accordance with its terms and the timing of such consummation, that, if consummated, would result in a transaction that is more favorable to Unified’s shareholders than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction proposed by SVU pursuant to its match rights under the merger agreement).

Notice

Unified must promptly (and in any event within 48 hours) give notice to SVU if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by, (ii) any non-public information is requested in connection with any acquisition proposal from, or (iii) any discussions or negotiations with respect to an acquisition proposal are sought to be initiated or continued with, Unified or any of its representatives, indicating in connection with such notice the name of such person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and keep SVU reasonably informed on a current basis (and in any event within 48 hours) of the status and material terms of any such proposals or offers (including any material amendments thereto) and any material changes to the status of any such discussions or negotiations, including any change in its intentions as previously notified.

No Change in Recommendation or Alternative Acquisition Agreement

Subject to certain exceptions described below, the Unified board of directors and each committee of the Unified board of directors may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to SVU, the Unified board of directors’ recommendation that Unified shareholders vote to approve the merger agreement, which recommendation we refer to as the Unified board recommendation;

•	fail to include the Unified board recommendation in this proxy statement;

•	if any acquisition proposal structured as a tender offer or exchange offer for outstanding Shares is commenced pursuant to Rule 14d-2 of the Exchange Act, fail to recommend against acceptance of such offer by Unified’s shareholders prior to the earlier of (i) the day prior to the date of the special meeting or the day prior to the date of any adjournment, recess or postponement of the special meeting, as the case may be, and (ii) 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

•	approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, other than the confidentiality agreement referred to above, providing for any acquisition proposal, which we refer to as an alternative acquisition agreement and which, combined with the preceding bullets, we refer to as a change of recommendation; or

•	cause or permit Unified to enter into any such alternative acquisition agreements.

Fiduciary Duties Exception

Notwithstanding the foregoing, at any time prior to obtaining the requisite Unified shareholder approval, but not after, the Unified board may effect a change of recommendation in connection with a superior proposal made after the date of the merger agreement that was not solicited, initiated, encouraged or facilitated in breach of the merger agreement, if:

•	the Unified board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that:

•	such offer constitutes a superior proposal; and

•	such action is necessary or required in order for the directors to comply with their fiduciary duties under applicable law;

•	Unified has given SVU prior written notice at least four business days before taking such action, setting forth in writing that management of Unified intends to recommend to the Unified board that it make a change of recommendation and providing all information required to be provided under the merger agreement;

•	after giving such notice and prior to effecting a change of recommendation, Unified negotiates in good faith with SVU with respect to any revisions to the terms of the merger agreement proposed by SVU in response to a superior proposal; and

•	at the end of such four-business day period, prior to taking action to effect a change of recommendation in response to a superior proposal, Unified has taken into account any change to the terms of the merger agreement proposed by SVU and any other information offered by SVU in response to the notice.

For clarity, any material amendment to any acquisition proposal is deemed a new acquisition proposal and will require Unified to again comply with the above requirements, except that the four-business-day notice period described above is reduced to two business days with respect to such revised acquisition proposal.

Certain Permitted Disclosure

Nothing in the merger agreement will prohibit Unified from complying with certain disclosure obligations under Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an acquisition proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement and Unified may not take, or agree or resolve to take, any action other than in compliance with the merger agreement.

Limitation on Release of Standstills

From the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time, Unified may not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which Unified or any of its subsidiaries is a party and must enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. However, Unified will be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any person if the Unified board determines in good faith, after consultation with its outside legal counsel, that such action is necessary or required in order for the directors to comply with their fiduciary duties under applicable law.

Regulatory Matters

Subject to the terms and conditions of the merger agreement, Unified and SVU have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including as promptly as reasonably practicable:

•	preparing and filing all documentation to effect all necessary notices, reports and other filings; and

•	obtaining all consents, registrations, approvals, permits, licenses and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement and to permit the conduct of the business by SVU following the closing, including the transfer or assignment of any registrations, approvals, permits, licenses or authorizations necessary for Unified or its subsidiaries to continue to conduct business in compliance with applicable laws.

For a more complete discussion of the regulatory approvals required to complete the merger and the terms of the merger agreement related to regulatory approvals, see “The Merger—Regulatory Approvals”.

Shareholders Meeting

Unified has agreed to take, in accordance with applicable law and its articles of incorporation and bylaws, all actions necessary to convene a meeting of its shareholders as promptly as practicable after the merger agreement is executed, and in any event no later than 45 days after (i) the tenth day after the preliminary proxy statement has been filed with the SEC if by such date the SEC has not informed Unified that it intends to review the proxy statement or (ii) if the SEC has by such date informed Unified that it intends to review the proxy statement, the date on which the SEC confirms that it has no further comments on the proxy statement. Unified will use its reasonable best efforts to obtain the requisite Unified shareholder approval, subject to fiduciary duties of the Unified board.

The obligation of Unified to hold the special meeting and to submit the merger agreement to the Unified shareholders to obtain the requisite Unified shareholder approval will not be effected by a change of recommendation unless the merger agreement has been terminated in accordance with its terms.

Unified may adjourn, recess or delay the special meeting for a reasonable period (except that without the prior written consent of SVU, each such adjournment, recess or delay will be for a period not to exceed 10 calendar days), if as of the time for which the special meeting is then scheduled:

•	Unified reasonably believes that there are insufficient Shares represented (either in person or by proxy) and voting to obtain the requisite Unified shareholder approval or to constitute a quorum necessary to conduct the business of the special meeting; or

•	to the extent required by law.

Deregistration

Prior to the closing date, Unified has agreed to cooperate with SVU and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws to enable the deregistration of the Shares under the Exchange Act as promptly as practicable after the effective time, and in any event no more than 10 days after the closing date.

Employee Matters

SVU has agreed that the employees of Unified and its subsidiaries at the effective time who continue to remain employed with Unified or its subsidiaries, which we refer to as the continuing employees, will, subject to certain exceptions, during the period commencing at the effective time and ending on the first anniversary of the effective time, be provided with:

•	base salary or base wage that is no less favorable than the base salary or base wage provided by Unified and its subsidiaries to each such continuing employee immediately prior to the effective time;

•	target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by Unified and its subsidiaries to each such continuing employee immediately prior to the effective time, except as set forth in the merger agreement;

•	pension benefits that are no less favorable in the aggregate than provided to similarly situated employees of SVU;

•	welfare benefits (i) as set forth in the Unified disclosure letter from the effective time through December 31, 2017, provided by Unified and its subsidiaries pursuant to the plans or policies maintained by Unified immediately prior to the effective time, and (ii) on and after January 1, 2018, that are no less favorable in the aggregate than provided to similarly situated employees of SVU; and

•	severance benefits that are no less favorable than the severance benefits provided by Unified and its subsidiaries pursuant to the severance plan or policy maintained by Unified on January 1, 2017.

SVU has agreed that if the merger is consummated prior to October 1, 2017, each Unified employee actively employed as of immediately prior to the effective time and then participating in Unified’s Officer Annual Incentive Plan or Management Achievement Program, which we refer to as the Unified bonus plans, will be entitled to receive payment in respect of that fiscal year in an amount equal to 50% of such employee’s target opportunity under the applicable plan, which we refer to as a retention incentive; provided that each continuing employee must remain employed with the surviving corporation through September 30, 2017 to be entitled to the retention incentive, subject to certain exceptions. The merger agreement also provides that if the merger is consummated prior to October 1, 2017, then for the remainder of that fiscal year, SVU will provide each continuing employee an annual cash bonus opportunity under an annual cash incentive plan or program maintained by SVU or one of its affiliates. If the effective time occurs on or after October 1, 2017, each employee of Unified actively employed as of the completion of Unified’s fiscal year that started on October 2, 2016 and participating in the Unified bonus plans will be entitled to receive payment of his or her respective retention incentive, or if greater, an amount equal to such employee’s annual cash bonus based on actual performance subject to such employee remaining employed with Unified or the surviving corporation through October 1, 2017, subject to certain exceptions.

Unless otherwise requested by SVU not later than 30 days prior to the closing date, Unified will take all actions, including through resolutions of the Unified board that may be necessary or appropriate to cause the Unified Grocers, Inc. Sheltered Savings Plan, as amended and restated effective January 1, 2015, which we refer to as the Unified 401(k) plan, to be frozen effective on the business day immediately preceding the closing date, with such freeze being contingent on the consummation of the merger. Each continuing employee will be eligible to become a participant in SVU’s defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code on the closing date; it being agreed that no continuing employee will experience a gap in eligibility to participate in a tax-qualified defined contribution plan as a result of the transactions contemplated by the merger agreement. SVU has also agreed that Unified may, prior to the freeze contemplated by the merger agreement and during calendar year 2017, credit each eligible participant’s account in the Unified 401(k) plan with an amount in respect of the Non-Elective Contributions and Transitional Contributions as applicable, based on 2017 Compensation (as defined in the Unified 401(k) plan) paid through the effective time.

SVU has agreed to that it will, and will cause the surviving corporation to, use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of SVU or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the effective time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the effective time for which payment has been made and (iii) give each continuing employee service credit for such continuing employee’s for purposes of vesting, benefit accrual, and eligibility to participate under each applicable SVU benefit plan in which a continuing employee becomes eligible to participate following the closing date, as if such service had been performed with SVU, subject to certain exceptions.

The merger agreement requires SVU to honor, and to cause the surviving corporation to honor, all employee benefit obligations to current and former employees accrued as of the effective time under the terms of the Unified benefit plans only to the extent those plans are set forth in the Unified disclosure letter. SVU has agreed that it will treat (or cause the surviving corporation to treat) any individual who is, as of immediately prior to the effective time, a part of the closed group (i) receiving benefits under the Unified’s retiree medical plans, (ii) eligible to receive future benefits under the Unified’s retiree medical plans or (iii) accruing age or years of service credit under Unified’s retiree medical plans on a basis no less favorable than similarly situated participants in SVU’s retiree medical plan; provided that such benefits may be delivered pursuant Unified’s retiree medical plans or the SVU’s retiree medical plan, as each may be amended or terminated from time to time.

The merger agreement requires Unified to terminate, prior to the effective time, Unified’s Executive Salary Protection Plan, Supplemental Executive Retirement Plan, and Deferred Compensation Plan I and II and SVU will, or will cause the surviving corporation to (i) distribute all account balances in the Supplemental Executive Retirement Plan and Deferred Compensation Plans I and II to the applicable participants in such plans as soon as administratively practicable once the proceeds from the underlying surrendered Unified-owned life insurance policies are received, and (ii) distribute the present value of all accrued benefits under the Executive Salary Protection Plan to the applicable participants in such plan after January 1, 2018 but before January 31, 2018, with the present value under the Executive Salary Protection Plan calculated pursuant to an agreed valuation approach. SVU is required to, no later than the closing date, make an irrevocable contribution to the rabbi trusts established pursuant to each of Unified’s Executive Salary Protection Plan, Supplemental Executive Retirement Plan, and Deferred Compensation Plan I and II, with the amount of such contribution calculated consistent with an agreed methodology. SVU will, or will cause the surviving corporation to, reimburse the participants in Unified’s Executive Salary Protection Plan and the Supplemental Executive Retirement Plan for the employee share of certain taxes on the amount of the benefit accrued under the plan following the termination of the plan in a manner consistent with Unified’s past practice.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, each of SVU and the surviving corporation has agreed that it will indemnify and hold harmless each present and former director and officer of Unified or any of its subsidiaries (in each case, when acting in such capacity), determined as of the effective time, which we refer to as the indemnified parties, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, which we refer to as costs, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, to the fullest extent that Unified would have been permitted under the laws of the State of California, Unified’s articles of incorporation and bylaws and under any applicable contracts with such indemnified parties, in each case, in effect on the date of the merger agreement, to indemnify such person (and SVU or the surviving corporation must also advance expenses as incurred to the fullest extent permitted under applicable law, Unified’s articles of incorporation and bylaws and under any applicable contracts with such indemnified parties); provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the laws of the State of California, Unified’s articles of incorporation and bylaws and under any applicable contracts with such indemnified parties will be made by independent counsel selected by the surviving corporation.

At or prior to the effective time, SVU must cause the surviving corporation as of the effective time to obtain and SVU will fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time from an insurance carrier with the same or better credit rating as Unified’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Unified’s existing policies with respect to matters existing or occurring at or prior to the effective time (including in connection with the merger agreement or the transactions or actions contemplated by the merger agreement). SVU or the surviving corporation will not be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by Unified for such insurance.

Products and Services Continuation

For one year following the closing date, subject to credit review and a member having provided reasonable credit support and collateral consistent with specified guidelines within 30 days after closing to support its obligations to SVU or the surviving corporation, SVU will, or will cause the surviving corporation to:

•	continue to sell products, including dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise, health and beauty care, service deli, service bakery, meat, eggs, produce, bakery and dairy products, which we refer to as the member products, in the regions where such member products are currently sold, to members of Unified who have purchased member products in the previous twelve months prior to the date of the merger agreement, on terms and conditions (including pricing and quantity terms) no less favorable in all material respects to each such member as such member has enjoyed in the previous 12 months prior to the date of the merger agreement with respect to such member products;

•	continue to offer the number of items within each category of member products that is substantially similar to the number of items currently offered to such member within such category of member products and not materially reduce the number of items offered; and

•	continue to provide financing and support services, including merchandising, retail pricing, advertising, promotional planning, schematics, scan advantage, retail technology, equipment purchasing and real estate services, which we refer to as the member services, to members on terms and conditions (including pricing) no less favorable in all material respects to each such member as such member has enjoyed in the previous 12 months prior to the date of the merger agreement with respect to such member services.

SVU and the surviving corporation’s obligations specified above will not apply to changes that are the direct result of changes in taxes, product or trademark availability from a vendor (including as a result of a change in, addition or termination of a vendor), commodity cost changes, vendor price changes or the extinguishment of patronage payments to members and will apply only with respect to a member to the extent such member:

•

continues to purchase member products and member services, without interruption in all material respects, in the same or greater amount (and in substantially the same mix of member products) as such member purchased in the 12 months prior to the date of the merger agreement (other than changes with respect to a member’s decision to sell, close or otherwise dispose of a non-material portion of its existing store locations and reasonable adjustments resulting from changes in consumer preferences and competitive retail factors in the regions in which such member operates); and

•	is and continues to be in good standing with respect to all of its payment obligations (e.g., has made all required payments on time, in full, and without deduction) to SVU, the surviving corporation and their respective affiliates and is not otherwise in material breach of its agreements with SVU, the surviving corporation or any of their respective affiliates and SVU has no reason to believe that member will not continue to be in good standing.

For a period of 18 months following the closing, SVU has also agreed to cause the surviving corporation to use commercially reasonable efforts to maintain and enhance Unified’s approach to member engagement, including by using commercially reasonable efforts to retain key employees of Unified who interact directly with Unified’s members and are critical to maintaining Unified’s member facing functions.

Exercise of 9607 Rights

Prior to the closing, Unified agreed to exercise any rights it may have under California Commercial Code Section 9607 as a secured party under its collateral or security agreements with respect to members who (a) are in default of their secured payment obligations to Unified in an amount in excess of $2,500 (including with respect to any payment that is past due according to Unified’s standard open credit terms with such member and any short payments on amounts owed to Unified) or (b) elected to finance their purchase of Shares pursuant to a loan from Unified or any of its subsidiaries, and set off against the return of any deposits and/or direct the paying agent pursuant to the exercise of these rights to remit to Unified instead of the applicable holder an amount equal to the lesser of (i) the payment obligations in default by such defaulting holder of shares and/or the outstanding amount of any such loan (and any related interest, fees, or other charges) in respect of Shares (which loan will be correspondingly reduced) and (ii) the maximum aggregate amount of merger consideration or deposits to be paid to such holder pursuant to the merger agreement. Unified will not exercise such rights against any member that is currently the subject of any bankruptcy or insolvency proceeding or in respect of (i) containers that are fully reserved on Unified’s balance sheet prepared in accordance with GAAP and are materially consistent with the amount of containers on the signing date, (ii) late fees that are not part of an event of default under the applicable collateral or security agreements in an aggregate amount not to exceed $125,000 or (iii)  payments that are not more than seven days past due.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among others, covenants relating to:

•	Unified affording SVU reasonable access to its employees, agents, contracts, books and records, properties, offices and other facilities as well as information concerning itself, its subsidiaries, directors, officers and shareholders;

•	Unified providing SVU and its representatives reasonable access to, and cooperating with SVU in its dealings with, Unified’s members, customers, and vendors so that SVU may ensure a smooth continuation of supply and services post-closing, explore additional opportunities that SVU may offer such members, customers, and vendors post-closing, evaluate such members’ or customers’ credit profile and discuss reasonable credit support and collateral to support such members’ or customers’ obligations post-closing;

•	press releases and public statements relating to the merger agreement or the transactions contemplated by the merger agreement;

•	costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the merger agreement and the merger and the other transactions contemplated by the merger agreement;

•	Unified using its reasonable best efforts to take specified actions related to food safety regulatory matters; and

•	Unified and the Unified board or committees thereof taking all such actions as may be necessary or appropriate to cause the transactions contemplated by the merger agreement and any other dispositions of equity securities of Unified (including derivative securities) in connection with the transactions contemplated by the merger agreement by any individual who is a director or executive officer of Unified to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Merger

Conditions to Each Party’s Obligations

The respective obligations of each of Unified, Merger Sub and SVU to effect the merger are subject to the satisfaction or waiver at or prior to closing of the following conditions:

•	the approval of the merger agreement by the holders of a majority of the outstanding Class A, Class B and Class E shares of Unified, on a class by class basis, as of the record date at the special meeting;

•	the waiting period applicable to the consummation of the merger under the HSR Act having expired or been earlier terminated; and

•	no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

Conditions to Obligations of SVU and Merger Sub

The obligations of SVU and Merger Sub to effect the merger are also subject to the satisfaction or waiver by SVU at or prior to the closing of the following conditions:

•	the representation and warranty of Unified that there has been no material adverse effect since October 1, 2016, must, both on the date of the merger agreement and at the closing, be true and correct;

•	certain representations and warranties of Unified with respect to its capital structure, indebtedness and transaction expenses must, both on the date of the merger agreement and at the closing (unless such representation and warranty speaks as of a particular date or period of time, in which case such representation and warranty must be true and correct as of such particular date or period of time, subject only to de minimis inaccuracies), be true and correct subject only to de minimis inaccuracies;

•	certain representations and warranties of Unified with respect to corporate authority and approval of the transaction and receipt of a financial advisor opinion, takeover statues and brokers and finders must, both on the date of the merger agreement and at the closing (unless such representation and warranty speaks as of a particular date or period of time, in which case such representation and warranty must be true and correct in all material respects as of such particular date and period of time), be true and correct in all material respects;

•	all other representations and warranties of Unified in the merger agreement must, both on the date of the merger agreement and at the closing (unless such representation and warranty speaks as of a particular date or period of time, in which case such representation and warranty must be true and correct as of such particular date or period of time), be true and correct, unless the failure of such representations and warranties to be so true and correct (without giving effect to any qualification by materiality or material adverse effect) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	Unified having performed in all material respects all obligations required to be performed by Unified under the merger agreement at or prior to the closing date;

•	there not having occurred any change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect between the date of the merger agreement and the closing date;

•	SVU and the Merger Sub having received a certificate on behalf of Unified signed by an executive officer of Unified, certifying that the conditions set forth in the first six bullets above have been satisfied; and

•	SVU and the Merger Sub having received a certificate signed by an executive officer of Unified certifying that Unified has not been a United States real property holding company within the meaning of the Code during the period specified in the Code, except that if this condition is not met, SVU’s only remedy is to withhold from payments to be made by paying agent any required withholding taxes.

Conditions to Obligations of Unified

The obligation of Unified to effect the merger is also subject to the satisfaction or waiver by Unified at or prior to the closing of the following conditions:

•	the representations and warranties of SVU and Merger Sub must, both on the date of the merger agreement and at the closing (unless such representation and warranty speaks as of a particular date or period of time, in which case such representation and warranty must be true and correct as of such particular date or period of time), be true and correct (without giving effect to any qualification by materiality), except for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, an effect that would prevent, materially delay or materially impair the ability of SVU or Merger Sub to consummate the merger;

•	SVU and Merger Sub having performed in all material respects all obligations required to be performed by SVU and Merger Sub under the merger agreement at or prior to the closing; and

•	Unified having received a certificate on behalf of SVU and Merger Sub signed by an executive officer of SVU, certifying that the conditions set forth in the first two bullets above have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written consent of Unified and SVU;

•	by either Unified or SVU:

•	pursuant to an outside date termination;

•	pursuant to a no-vote termination;

•	pursuant to a government-order termination;

•	if there has been a breach by Unified, in the case of a termination by SVU, or by SVU or Merger Sub, in the case of a termination by Unified pursuant to a breach termination; or

•	by SVU pursuant to a change of recommendation termination.

Effect of Termination

Except as described below in “—Termination Fee and Expense Reimbursement” and “—Reverse Termination Fee”, if the merger agreement is terminated, the merger agreement will become void and of no effect with no liability to any person on the part of any party (or any of its representatives or affiliates), except that (i) no party will be relieved from any liability or damages to the other party resulting from any fraud or willful and material breach of the merger agreement, and (ii) the confidentiality agreement and the provisions of the merger agreement relating to termination fees and expenses and certain other technical provisions will continue in effect.

Termination Fee and Expense Reimbursement

Unified must pay SVU a termination fee of $8,000,000 plus up to $1,000,000 of the reasonable and documented out-of-pocket costs and expenses incurred by SVU or Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement, in the event that:

•	SVU effects a change of recommendation termination;

•	Unified effects a no-vote termination and the Unified board of directors has made a change of recommendation on or prior to the date of the special meeting; or

•	each of the following occurs:

•	SVU or Unified effects an outside date termination or a no-vote termination or SVU effects a breach termination;

•	a bona fide acquisition proposal has been made to Unified or its subsidiaries or made publicly to its shareholders or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal (and such acquisition proposal or publicly announced intention has not been publicly withdrawn without qualification prior to the date of termination in connection with an outside date termination or prior to the date of the special meeting in connection with a no-vote termination); and

•	within 12 months after such termination, Unified or any of its subsidiaries enters into an alternative acquisition agreement with respect to, or consummates or approves or recommends to Unified’s shareholders or otherwise does not oppose, an acquisition proposal, which acquisition proposal is subsequently consummated, even if such consummation occurs after such 12-month period (for these purposes, (i) references to “15%” in the definition of acquisition proposal are deemed to be references to “50%” and (ii) an acquisition proposal will not be deemed to have been “publicly withdrawn” if, within 12 months after such termination, Unified or any of its subsidiaries enters into an alternative acquisition agreement (other than a confidentiality agreement) with respect to, or consummates, approves or recommends to Unified’s shareholders or otherwise not oppose, an acquisition proposal made by or on behalf of such person or any of its affiliates).

Reverse Termination Fee

SVU must pay Unified $9,500,000 if Unified or SVU effects an outside date termination or government-order termination after the requisite Unified shareholder approval has been obtained, and, in either case, the regulatory approval condition has not been satisfied.

Amendments and Waivers

Subject to the provisions of applicable law and at any time prior to the effective time, the merger agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Unified, Merger Sub and SVU, or in the case of a waiver, by the party against whom the waiver is to be effective. After the requisite Unified shareholder approval has been obtained, no amendment will be made which requires further approval by Unified’s shareholders under applicable law without obtaining such further approval.

Specific Performance; Remedies

If for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, the parties have agreed, pursuant to the terms of the merger agreement, that, in addition to any other available remedies in equity or at law, each party to the merger agreement will be entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement without the necessity of posting a bond or other form of security. In the event that any action or proceeding is brought in equity to enforce the provisions of the merger agreement, the parties have agreed, pursuant to the terms of the merger agreement, that they will not allege, and that they have waived the defense, that there is an adequate remedy at law. To the extent any party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of the merger agreement, the outside date will automatically be extended to the twentieth business day following the resolution thereof or such other time period established by the court presiding over such action, suit or proceeding.

VOTING AGREEMENTS

This section describes the material terms of the voting agreements. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the form voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. This section is not intended to provide you with any factual information about Unified or SVU. Such information can be found elsewhere in this proxy statement and in the public filings Unified makes with the SEC, as described in “Where You Can Find More Information”.

Explanatory Note Regarding the Voting Agreement

The form voting agreement, a copy of which is attached to this proxy statement as Annex B, and this summary of terms are included to provide you with information regarding the terms of the voting agreements. Factual disclosures about Unified contained in this proxy statement or in Unified’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Unified contained in the voting agreement. The representations, warranties and covenants made in the voting agreement were made solely to the parties to, and solely for the purposes of, the voting agreement and as of specific dates and were qualified and subject to important limitations agreed to by the parties to the voting agreements in connection with negotiating the terms of the voting agreements.

Summary

As a condition and inducement to the willingness of SVU to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, SVU entered into voting agreements, which we refer to as the voting agreements, with certain director-affiliated shareholders of Unified, who as of the close of business on the record date collectively own approximately (i) 4,550 Class A Shares, allowing them to exercise approximately 3.75% of the voting power of the Class A Shares, (ii) 92,814 Class B Shares, allowing them to exercise approximately 23.01% of the voting power of the Class B Shares and (iii) 17,941 Class E Shares, allowing them to exercise approximately 20.80% of the voting power of the Class E Shares. The voting agreements, a form of which is attached as Annex B to this proxy statement, pursuant to which each such shareholder has agreed to vote “FOR” the merger proposal and any matter that could reasonably be expected to facilitate the merger, “AGAINST” alternative acquisition proposals and “AGAINST” against any matter that would cause a breach of the terms of the merger agreement or otherwise frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the merger agreement.

In addition, each shareholder of Unified who executed a voting agreement agreed that such shareholder will not, without the prior written consent of SVU, directly or indirectly, (i) grant any proxy or power of attorney with respect to any Shares, deposit any Shares into a voting trust, or enter into a voting agreement with respect to any of the Shares or (ii) sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give, or otherwise dispose of or create or permit to exist any lien of any nature whatsoever in each case, subject to certain exceptions, other than as a result of death with respect to any Shares or any interest therein, or solicit or make any offer or agreement relating thereto, at any time during the term of the voting agreement, except for any repurchases by Unified, after the record date, of Shares at a price not in excess of that which would be payable in respect of such Shares pursuant to the merger agreement.

The voting agreements will terminate upon the earlier to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms or (iii) a written agreement between SVU and the applicable shareholder terminating the applicable agreement.

The foregoing description of the voting agreements is only a summary, and shareholders are urged to read the form of voting agreement attached as Annex B to this document, which is incorporated herein by reference.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR UNIFIED’S NAMED EXECUTIVE OFFICERS (PROPOSAL 2)

Under Section 14A of the U.S. Exchange Act and the applicable SEC rules promulgated thereunder, Unified is required to submit a proposal to Unified’s Class A shareholders for an advisory (non-binding) vote to approve the payment by Unified of certain compensation to Unified’s named executive officers that is based on or otherwise relates to the merger. This proposal gives Unified Class A shareholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that Unified’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized in the table in “The Merger—Interests of Certain Persons in the Merger” including the footnotes to the table under “The Merger—Interests of Certain Persons in the Merger—Quantification of Payments and Benefits to Unified’s Named Executive Officers”.

The Unified board encourages you to review carefully the advisory compensation information disclosed in this proxy statement. The Unified board unanimously recommends that Unified’s shareholders approve the following resolution:

“RESOLVED, that the Class A shareholders of Unified Grocers, Inc. hereby approve, on an advisory (non-binding) basis, the compensation to be paid or become payable by Unified Grocers, Inc. to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Merger-Related Compensation table and the footnotes to that table.”

The vote on the merger-related named executive officer compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the merger-related named executive officer compensation proposal and vice versa. Because the vote on the merger-related named executive officer compensation proposal is advisory only, it will not be binding on either Unified or SVU. Accordingly, if the merger proposal is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Unified shareholders.

The Unified board unanimously recommends a vote “FOR” the advisory compensation proposal.

ADJOURNMENT (PROPOSAL 3)

Unified’s Class A shareholders are being asked to approve a proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement, which we refer to as the adjournment proposal.

Pursuant to the merger agreement, Unified may adjourn, recess or delay the special meeting for a reasonable period (except that without the prior written consent of SVU, each such adjournment, recess or delay will be for a period not to exceed 10 calendar days), if as of the time for which the special meeting is then scheduled:

•	Unified reasonably believes that there are insufficient Shares represented (either in person or by proxy) and voting to obtain the requisite Unified shareholder approval or to constitute a quorum necessary to conduct the business of the special meeting; or

•	to the extent required by law.

Unified does not anticipate calling a vote on this proposal if the merger proposal is approved by the holders of a majority of the outstanding Class A, Class B and Class E shares of Unified, on a class by class basis, as of the record date at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal and vice versa.

The board of directors of Unified unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Unified’s Class A Shares, Class B Shares and Class E Shares as of May 16, 2017, at which time there were 121,450 Class A Shares, 403,325 Class B Shares and 86,254 Class E Shares outstanding. Ownership information is included for directors and their affiliated companies, and by all directors and their affiliated companies, as a group. Other directors and officers of Unified do not own any class of Unified’s shares. Unless otherwise noted below, the address of the persons listed is: Care of the Secretary of Unified, at Unified’s office at 5200 Sheila Street, Commerce, California 90040. All the Shares listed below are pledged to Unified pursuant to certain pledge and security agreements to, among other things, secure certain payment obligations of the applicable holder to Unified.

Name and Affiliated Company	Class A Shares		Class B Shares		Class E Shares
	Amount and Nature of Beneficial Ownership	Percent of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)	Amount and Nature of Beneficial Ownership	Percent of Class(3)
Bradley A. Alford	0	0.00	0	0.00	0	0.00
Louis A. Amen—Super A. Foods, Inc.	350	0.28	12,287	3.05	953	1.10
John Berberian—Berberian Enterprises, Inc.	350	0.28	8,572	2.13	1,294	1.50
Vache Fermanian—B & V Enterprises, Inc.	350	0.28	3,057	0.76	254	0.29
Oscar Gonzalez—Northgate Gonzalez Markets, Inc.(4)	350	0.28	12,785	3.17	2,754	3.19
Richard E. Goodspeed	0	0.00	0	0.00	0	0.00
Paul Kapioski—CAP Food Services Co.	350	0.28	25	0.01	38	0.04
Darioush Khaledi—K.V. Mart Co.	350	0.28	16,395	4.07	1,706	1.98
Mark Kidd—Mar-Val Food Stores, Inc.	350	0.28	2,907	0.72	371	0.43
John D. Lang	0	0.00	0	0.00	0	0.00
Roger M. Laverty	0	0.00	0	0.00	0	0.00
Jay T. McCormack(5)	0	0.00	948	0.24	634	0.74
G. Robert McDougall—Gelson’s Markets	350	0.28	9,923	2.46	1,440	1.67
John Najjar—Cardiff Seaside Market, Inc.	350	0.28	238	0.06	37	0.04
Gregory A. Saar—Saar’s, Inc.	350	0.28	107	0.03	167	0.19
Thomas S. Sayles	0	0.00	0	0.00	0	0.00
Mimi R. Song—Super Center Concepts, Inc.	350	0.28	25,286	6.27	8,188	9.49
Michael S. Trask—Stanlar Foods, Inc. and Focus on Fresh, LLC	350	0.28	17	0.00	26	0.03
Kenneth R. Tucker—Evergreen Markets, Inc.	350	0.28	267	0.07	79	0.09
All directors and their affiliated companies as a group	4,550	3.75	92,814	23.01	17,941	20.80

(1)	Based on 121,450 Class A Shares outstanding as of May 16, 2017.
(2)	Based on 403,325 Class B Shares outstanding as of May 16, 2017.
(3)	Based on 86,254 Class E Shares outstanding as of May 16, 2017.
(4)	Mr. Gonzalez is a shareholder and officer of a family-owned corporation.
(5)	Mr. McCormack has beneficial ownership of Class B Shares and Class E Shares held through various entities.

DISSENTERS’ RIGHTS

Shareholders of Unified who do not vote their Shares in favor of the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not be converted into the right to receive the applicable merger consideration otherwise payable for Shares upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of CGCL. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex C.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the CGCL. The full text of Sections 1300 through 1313 of the CGCL is attached to this proxy statement as Annex C and is incorporated herein by reference. Annex C should be reviewed carefully by any shareholder of Unified who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters’ rights.

All references in Sections 1300 through 1313 of the CGCL and in this summary to a “shareholder” are to the holder of record of Shares as to which dissenters’ rights are asserted.

ANY HOLDER OF SHARES OF UNIFIED WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, MAY RESULT IN THE LOSS OF A SHAREHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Under the CGCL, Shares must satisfy each of the following requirements to qualify as dissenting shares:

•	such Shares must have been outstanding on the record date;

•	such Shares must not have voted in favor of the merger proposal;

•	the holder of such Shares must timely make a written demand that Unified repurchase such Shares at fair market value; and

•	the holder of such Shares must submit certificates representing such shares for endorsement or, if the Shares are uncertificated securities, written notice of the number of Shares which the shareholder demands that Unified purchase (as described below).

A vote “AGAINST” the merger proposal does not in and of itself constitute a demand that Unified repurchase Shares under California law.

Pursuant to Sections 1300 through 1313 of the CGCL, holders of dissenting shares may require Unified to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following the requisite Unified shareholder approval, Unified is required to mail a dissenter’s notice to each person who did not vote in favor of the merger proposal. The dissenter’s notice must contain the following:

•	a notice of the approval of the merger proposal;

•	a statement of the price determined by Unified to represent the fair market value of dissenting shares (which will constitute an offer by Unified to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CGCL);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

By no later than the date that is 30 days after the date on which the notice of the approval of the merger proposal by the outstanding Shares is mailed to dissenting shareholders, Unified must have received from any dissenting shareholder:

•	written demand that Unified repurchase such shareholder’s dissenting shares;

•	the written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that Unified purchase; and

•	the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price).

Within 30 days after the date on which the notice of the approval of the merger proposal by the outstanding Shares is mailed to dissenting shareholders, a dissenting shareholder must submit to Unified certificates representing any dissenting shares that the dissenting shareholder demands Unified purchase so that such dissenting shares may either be stamped or endorsed with the statement that the Shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of Shares which the shareholder demands that Unified purchase within 30 days after the date of the mailing of the notice of the approval of the merger proposal. The demand, statement and Unified certificates or written notice with respect to uncertificated Shares should be delivered to: Unified Grocers, Inc., Attention: Corporate Secretary, 5200 Sheila Street, Commerce, California 90040.

If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares or notice with respect to uncertificated dissenting shares, Unified and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

If Unified and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the merger agreement is mailed, to resolve such dispute. In such action, the court will determine whether the Shares held by such shareholder are dissenting shares and/or the fair market value of such Shares.

In determining the fair market value for the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within ten days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters’ rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between Unified and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of Shares exceeds the price offered by Unified in the notice of approval, then Unified will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by Unified, then the court may in its discretion impose additional costs on Unified, including attorneys’ fees, fees of expert witnesses and interest.

Shareholders of Unified considering whether to exercise dissenters’ rights should consider that the fair market value of their Shares determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Also, Unified reserves the right to assert in any proceeding with respect to dissenters’ rights that, for purposes thereof, the fair market value of Shares is less than the value of the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Shareholders of Unified considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. Shareholders of Unified wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any shareholder of Unified who fails to comply with the requirements of Chapter 13 of the CGCL, attached as Annex C to this proxy statement, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

Except as expressly limited by Chapter 13 of the CGCL, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their Shares is agreed upon or determined.

Dissenting shares lose their status as “dissenting shares”, and holders of dissenting shares cease to be entitled to require Unified to purchase such shares, upon the happening of any of the following:

•	the merger is abandoned;

•	the dissenting shares are transferred before their submission to Unified for the required endorsement;

•	the dissenting shareholder and Unified do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Unified nor the shareholder files a complaint or intervenes in a pending action within six months after Unified mails a notice that its shareholders have approved the merger; or

•	with Unified’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

DEREGISTRATION OF THE SHARES

If the merger is completed, the Shares will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Shares.

OTHER MATTERS

As of the date of this proxy statement, the Unified board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is consummated, there will be no participation in any future meeting of shareholders. However, if the merger is not completed, we expect to hold an annual meeting of shareholders in 2018, which we refer to as our 2018 Annual Meeting.

SEC rules provide that any shareholder proposal to be included in the proxy statement for Unified’s 2018 Annual Meeting must be received by Unified’s Corporate Secretary at Unified’s office at 5200 Sheila Street, Commerce, California 90040 on or before September 26, 2017, in the form that complies with applicable regulations. If the date of the 2018 Annual Meeting is advanced or delayed more than 30 days, shareholder proposals intended to be included in the proxy statement for the 2018 Annual Meeting must be received by Unified within a reasonable time before Unified begins to print and mail the proxy statement for the 2018 Annual Meeting. Upon any determination that the date of the 2018 Annual Meeting will be advanced or delayed by more than 30 days, Unified will disclose that change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to Unified on or before December 10, 2017, the proxies solicited by the Unified board for the 2018 Annual Meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Unified board if the proposal is presented at the 2018 Annual Meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

WHERE YOU CAN FIND MORE INFORMATION

Unified files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Unified files at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Unified’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review Unified’s SEC filings on its website at www.unifiedgrocers.com. Information included on Unified’s website is not a part of, and is not incorporated in, this proxy statement.

Shareholders may also obtain copies of any documents Unified files with the SEC, without charge, by requesting them in writing or by telephone from Unified at the following address:

Unified Grocers, Inc.

5200 Sheila Street

Commerce, CA 90040

Telephone: (323) 881-4255

Attn: Corporate Secretary

If you would like to request documents, please do so by June 15, 2017 to receive them before the special meeting.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto, to vote your Shares at the special meeting of Unified’s shareholders. Unified has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated May 17, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

Annex A	Agreement and Plan of Merger, dated as of April 10, 2017, among Unified Grocers, Inc., SUPERVALU INC. and West Acquisition Corporation

Annex B	Form of Voting Agreement, dated as of April 10, 2017, between SUPERVALU INC. and certain shareholders of Unified Grocers, Inc.

Annex C	Chapter 13 of the General Corporation Law of the State of California

Annex D	Opinion of Moelis & Company LLC, dated as of April 10, 2017

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

UNIFIED GROCERS, INC.,

SUPERVALU INC.

and

WEST ACQUISITION CORPORATION

Dated as of April 10, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April 10, 2017, is by and among Unified Grocers, Inc., a California corporation (the “Company”), SUPERVALU INC., a Delaware corporation (“Parent”) and West Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to, together, as the “Constituent Corporations”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of California (the “CGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Shareholders, and (iii) resolved, subject to Section 5.2, to recommend that the Shareholders approve the Merger and this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incurring the obligations set forth herein, certain directors of the Company, who own, beneficially or of record, an aggregate of approximately 3.75% of the Class A Shares, 23.01% of the Class B Shares and 20.77% of the Class E Shares issued and outstanding on the date of this Agreement, are entering into Voting Agreements with Parent and the Company in the form attached hereto as Exhibit A (the “Voting Agreements”), pursuant to which, upon the terms and conditions set forth therein, such directors have agreed to vote the Shares over which they have voting control in favor of the approval of the Merger and this Agreement, and the Company Board has approved the entry into the Voting Agreement by the parties thereto;

WHEREAS, the respective board of directors of each of the Parent and Merger Sub have approved this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Section 1.4. The Merger shall have the effects specified in the CGCL.

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, California 90067, at 9:00 A.M. on the third (3rd) Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Pacific Time) other than a Saturday or Sunday or a day on which banks in the City of Los Angeles, CA or the office of the Secretary of State of the State of California are required or authorized by Law to close.

1.3 Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and Parent shall cause this Agreement (subject to changes as may be mutually agreed to by Parent and the Company in accordance with this Agreement and the CGCL) together with officer’s certificates satisfying the applicable requirements of the CGCL (collectively, the “Merger Filing”), with respect to the Merger to be duly executed, acknowledged, delivered for filing with and filed with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL. The Merger shall become effective at such time as the Merger Filing is duly filed with the Secretary of State of California in accordance with the CGCL or at such other later time as the Company and Parent may agree and is specified in the Merger Filing (the “Effective Time”).

1.4 The Articles of Incorporation of the Surviving Corporation. The parties hereto shall take all actions necessary so that the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Articles”), until thereafter amended as provided therein or by applicable Law.

1.5 The Bylaws of the Surviving Corporation. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

1.6 Directors of the Surviving Corporation. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws. Prior to the Effective Time, the Company shall deliver resignations from the directors of the Company effective as of the Closing.

1.7 Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws.

ARTICLE II

Effect on Capital Stock; Exchange of Certificates

2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company:

(a) Class A and Class B Merger Consideration. Each Class A Share and each Class B Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive $200.27 per Class A Share or Class B Share, as applicable, in cash, without interest (the “Per Share Class A and Class B Merger Consideration”). At the Effective Time, all of the Class A Shares and Class B Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Class A and Class B Merger Consideration, without interest or, with respect to Class A Shares and Class B Shares that are owned by Dissenting Shareholders, the payment provided by the CGCL with respect to such Shares.

(b) Class E Merger Consideration. Each Class E Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive $100.00 per Class E Share (the “Per Share Class E Merger Consideration”). At the Effective Time, all of the Class E Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Class E Merger Consideration, without interest or, with respect to Class E Shares that are owned by Dissenting Shareholders, the payment provided by the CGCL with respect to such Shares.

(c) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 2.3(f).

(d) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.2 Closing Estimates and Closing Payments.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall notify Parent in writing of the respective amounts and bank accounts to which each of the amounts payable pursuant to Section 2.2(b) shall be paid.

(b) At the Closing, Parent shall make the following payments in cash (by wire transfer of immediately available funds unless otherwise designated by the payee thereof):

(i) to the accounts set forth in the Payoff Letters or to the Company in respect of all required deposits and excess deposits (which amounts the Company shall reasonably promptly following the Closing pay to the applicable Member), the amounts set forth in such Payoff Letters and the notice contemplated by 2.2(a) with respect to all required deposits and excess deposits;

(ii) to the extent not paid by the Company, to the account of each Person to whom any Transaction Expenses (other than all amounts payable pursuant to Section 2.4 in respect of Full Value Units and Appreciation Units which shall be paid in accordance with Section 2.2(b)(iv)) are owed, an amount equal to such Transaction Expenses owing to such Person;

(iii) to an account designated by the Paying Agent, for the benefit of the holders of Shares (the “Shareholders”), an amount necessary for the Paying Agent to make payments under Sections 2.1(a) and 2.1(b) (such cash being hereinafter referred to as the “Payment Fund”); and

(iv) to an account designated by the Company to be held in trust for distribution by the Surviving Corporation to the holders of Full Value Units and Appreciation Units as set forth in Section 2.4, an amount necessary for the Surviving Corporation to make the payments under Section 2.4.

2.3 Exchange and Surrender Procedures.

(a) Paying Agent. The Parent, with the Company’s prior written approval (which approval shall not be unreasonably conditioned, withheld or delayed), shall select a nationally recognized financial institution to serve as the Paying Agent (the “Paying Agent”) for the benefit of the Shareholders. The paying agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Payment Fund shall remain uninvested.

(b) Exchange and Surrender Procedures.

(i) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (A) notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(e)) or transfer of the Book-Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such materials to be in such form and have such other provisions as Parent and the Company shall reasonably agree (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(e)) or the Book-Entry Shares to the Paying Agent in exchange for the Per Share Class A and Class B Merger Consideration or Per Share Class E Merger Consideration, as applicable, to which such holders are entitled pursuant to the terms of this Agreement.

(ii) Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(e)) or Book-Entry Shares, together with, in the case of Certificates, the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, or in the case of Book-Entry Shares held through the Depository Trust Company, receipt of an “agents message” by the Paying Agent, and such other documents as may customarily be required, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(g)) of cash that such holder has the right to receive pursuant to Section 2.1.

(iii) No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares.

(iv) In the event of a transfer of ownership of certificated Shares (other than Excluded Shares) that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificates may be issued to such transferee if the Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Paying Agent. Payments pursuant to Section 2.1 with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the Shareholders for 180 days after the Effective Time shall be delivered to the Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Parent for payment of the merger consideration contemplated under Sections 2.1(a) and 2.1(b) (after giving effect to any required Tax withholdings as provided in Section 2.3(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or transfer of the Book-Entry Shares, without any interest thereon and only as a general creditor thereof. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Class A and Class B Merger Consideration or Per Share Class E Merger Consideration, as applicable.

(f) Dissenting Shares. No Dissenting Shareholder shall be entitled to receive the Per Share Class A and Class B Merger Consideration or the Per Share Class E Merger Consideration, as applicable, with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to require the Company to purchase such Shares for their fair market value under the CGCL. Each Dissenting Shareholder shall be entitled to receive only the payment provided by the CGCL with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands to require the Company to purchase such Shares for their fair market value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights to require the Company to purchase such Shares for their fair market value and (ii) the opportunity to direct all negotiations and proceedings with respect to such demand under the CGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands to require the Company to purchase such shares for their fair market value, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder, holder of Full Value Units or holders of Appreciation Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Shareholders, holders of Full Value Units or holders of Appreciation Units in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be.

2.4 Treatment of LTIP Units.

(a) Treatment of Full Value Units. At the Effective Time, each outstanding cash-settled award of full-value units (a “Full Value Unit”) granted under the Company’s Long-Term Incentive Plan as Amended and Restated Effective January 18, 2017, or prior versions thereof (the “Company LTIP”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Full Value Unit to receive (without interest), within thirty (30) days of the Effective Time, an amount in cash determined in accordance with Section 4.2(b) of the Company LTIP and the applicable award agreement, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Full Value Units that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Company LTIP and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(b) Treatment of Appreciation Units. At the Effective Time, each outstanding cash-settled award of appreciation units (an “Appreciation Unit,” and the Appreciation Units together with the Full Value Units, the “LTIP Units”) granted under the Company LTIP shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Appreciation Unit to receive (without interest), within thirty (30) days of the Effective Time, an amount in cash determined in accordance with Section 4.2(a) of the Company LTIP and the applicable award agreement, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Appreciation Units that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Company LTIP and award agreement that will not trigger a Tax or penalty under Section 409A of the Code. For the avoidance of doubt, if the formula set forth in Section 4.2(a) of the Company LTIP does not yield a positive number with respect to an Appreciation Unit, such Appreciation Unit shall be cancelled at the Effective Time for no consideration or payment.

(c) Corporate Actions. At least five (5) Business Days prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall deliver to Parent complete and accurate copies of all resolutions and instruments prepared in connection with this Section 2.4 for Parent’s review and approval, which approval will not be unreasonably withheld, delayed, or conditioned, and the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt such resolutions, as approved by Parent, prior to the Effective Time.

ARTICLE III

Representations and Warranties of the Company

Except (a) as set forth in the Applicable Company Reports (provided, that in no event shall any disclosure in any Applicable Company Report qualify or limit the representations and warranties of the Company set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capital Structure), Section 3.3 (Corporate Authority; Approval and Fairness), Section 3.4 (Governmental Filings; No Violations; Certain Contracts), or Section 3.25 (Brokers and Finders)) or (b) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which such disclosure is reasonably apparent on its face, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered sections of this Article III), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ Organizational Documents, each as amended prior to the date of this Agreement, and each as so delivered is in full force and effect. The Company and its Subsidiaries are not in violation of any of such Organizational Documents.

3.2 Capital Structure.

(a) As of the close of business on the Business Day immediately preceding the date of this Agreement (or as of the date hereof, with respect to the Class C Shares), the authorized capital stock of the Company consists of (i) 500,000 Class A Shares, without par value (the “Class A Shares”), of which 121,450 Class A Shares were outstanding, (ii) 2,000,000 Class B Shares, without par value (the “Class B Shares”), of which 403,325 Class B

Shares were outstanding, (iii) 24 Class C Shares, without par value (the “Class C Shares”), of which no Class C Shares were outstanding, and (iv) 2,000,000 Class E Shares, without par value (the “Class E Shares,” and together with the Class A Shares, the Class B Shares and the Class C Shares, the “Shares”), of which 86,370 Class E Shares were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Share or any security of the Company, any Subsidiary, or any other Person. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary or the Company other than the Voting Agreements. Other than as set forth in Section 3.2(a) of the Company Disclosure Letter, there is no obligation by the Company or any of its Subsidiaries to make any payments based on the market price or value of the Shares.

(b) Section 3.2(b) of the Company Disclosure Letter contains a correct and complete list of all outstanding LTIP Units granted by the Company, including whether the LTIP Unit is a Full Value Unit or an Appreciation Unit, the holder, grant date, performance cycle, vesting schedule and, where applicable, base value.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company), and the Company or its Subsidiaries, as applicable, have good and valid title to any such capital stock, equity interests or other direct or indirect ownership interests.

3.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to approval of this Agreement by (i) the affirmative vote of a majority of the outstanding Class A Shares entitled to vote at the Shareholders Meeting called and held for such purpose, (ii) the affirmative vote of a majority of the outstanding Class B Shares entitled to vote at the Shareholders Meeting called and held for such purpose and (iii) the affirmative vote of a majority of the outstanding Class E Shares entitled to vote at the Shareholders Meeting called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company Board were present, the Company Board duly adopted resolutions (which have not been rescinded, modified or withdrawn in any way) (i) approving and declaring that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Shareholders, (ii) declaring that it is in the best interests of the Company and the Shareholders that the Company enter into this Agreement and consummate the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (iii) approving the Voting Agreements, and (iv) recommending, subject to Section 5.2, that the Shareholders approve the Merger and this Agreement (the “Company Recommendation”).

3.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the CGCL and (ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be obtained by the Company from, any domestic, foreign or transnational governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity of any nature (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company and each Voting Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and each Voting Agreement will not, constitute or result in (with or without notice, lapse of time or both) (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any written or oral agreement, lease, License, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 3.4(b) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which consents or waivers are required for consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).

3.5 Company Reports; Financial Statements; Internal Controls.

(a) The Company has filed or furnished, as applicable, at or prior to the time so required, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since January 1, 2014 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date, the “Company Reports”). No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any filing of any sort with, or furnish any material to, the SEC.

(b) Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the

Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(c) The Company has made available to Parent copies of all comment letters received by the Company from the SEC during the past three (3) years relating to the Company Reports, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company Reports is the subject of any ongoing review by the SEC.

(d) Neither the Company nor any of the Subsidiaries of the Company is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or the Company Reports.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the forms, statements, certifications, reports, and documents filed with or furnished with the SEC is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. As of the date of this Agreement, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any material weaknesses or significant deficiencies in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weakness or significant deficiencies in internal control over financial reporting and (B) any fraud known to Company management, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided to Parent prior to the date of this Agreement (i) a summary of any such material disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has provided to Parent prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. Since the Applicable Date, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(f) Each of the consolidated balance sheets, consolidated statements of earnings (loss), consolidated statements of comprehensive earnings (loss), consolidated changes in shareholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including the related notes and schedules) were prepared in accordance with (i) the books and records of the Company and its consolidated Subsidiaries and (ii) GAAP applied on a consistent basis during the periods involved, except as may be stated therein. Each of the consolidated balance sheets fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of earnings (loss), consolidated statements of comprehensive earnings (loss), consolidated changes in shareholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(g) All accounts receivable of the Company and its Subsidiaries (i) are bona fide and valid receivables arising from sales actually made or services actually performed and were incurred in the ordinary course of business, (ii) are properly reflected on the books and records and balance sheets of the Company and its Subsidiaries in accordance with GAAP, (iii) are current except as set forth in Section 3.5(g)(iii) of the Company Disclosure Letter as of the date set forth therein, and (iv) to the Knowledge of the Company, are collectible except as set forth in Section 3.5(g)(iv) of the Company Disclosure Letter as of the date set forth therein.

(h) All inventory of the Company and its Subsidiaries is properly reflected on the books and records and balance sheets of the Company and its Subsidiaries in accordance with GAAP.

3.6 Absence of Certain Changes. Since October 1, 2016, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(a) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(c) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(d) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by changes in GAAP;

(e) any action on behalf of the Company or any of its Subsidiaries, that if taken after the date of this Agreement, would require the prior consent of the Parent under clauses (iii), (iv), (vi), (viii), (xvii) and (xviii) of Section 5.1(a); or

(f) any agreement to do any of the foregoing.

3.7 Litigation and Liabilities; Receivables.

(a) There are no and, except as set forth on Section 3.7 of the Company Disclosure Letter, during the past three (3) years there have been no civil, criminal, regulatory or administrative or other actions, suits, claims, subpoenas, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. Section 3.7(a) of the Company Disclosure Letter sets forth a correct and complete list of all proceedings resolved or settled during the past three (3) years that would be, but for such resolution or settlement, material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries do not have any liabilities or obligations of any kind or nature (whether accrued or unaccrued asserted or unasserted, known or unknown, absolute or contingent, or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company, other than liabilities and obligations (i) reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed at least five (5) Business Days prior to the date of this Agreement, (ii) incurred in the ordinary course of business since October 1, 2016 consistent with past practice and which, in the case of this clause (ii) only, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, or (iii) incurred as a result of this Agreement.

3.8 Employee Benefits.

(a) Section 3.8(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Plan.

(b) With respect to each Company Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Plan document, including any amendments thereto, and all related adoption agreements, trust documents, insurance contracts or other funding vehicles, custodial agreements, administration agreements, and investment management or advising agreements, (ii) a written description of such Company Plan if such plan is not set forth in a written document, (iii) the prepared actuarial reports for the three (3) most recently completed plan years, and (iv) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any Company Plan.

(c) Section 3.8(c) of the Company Disclosure Letter lists all persons that are ERISA Affiliates of the Company. Except as set forth on Section 3.8(c) of the Company Disclosure Letter, none of the Company Plans is and the Company, its Subsidiaries, and their ERISA Affiliates have not, at any time during the last six (6) years, sponsored, contributed to or been obligated to contribute to: (i) a “defined benefit plan” as defined in ERISA

Section 3(35); (ii) a pension plan subject to the funding standards of ERISA Section 302 or Code Section 412; (iii) a “multiemployer plan” as such term is defined in ERISA Section 3(37) or Code Section 414(f); (iv) a “multiple employer plan” within the meaning of ERISA Section 201(a) or Code Section 413(a); (v) a multiple employer welfare arrangement within the meaning of ERISA Section 3(40); or (vi) a Company Plan pursuant to which welfare benefits are provided to any employees or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by Code Section 4980B, Subtitle B of Title I of ERISA or similar state and local group health plan continuation Laws, the cost of which is fully paid by the eligible Company employees or their dependents.

(d) (i) Each Company Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, (ii) all contributions or other amounts payable by the Company or a Company Subsidiary with respect to each Company Plan (including any Multiemployer Plan) in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, and (iii) there are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(e) With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of: (i) the most recent summary plan description together with any summaries of all material modifications thereto; (ii) the most recent Internal Revenue Service determination or opinion letter; (iii) the annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto) filed in the most recent three (3) plan years; (iv) third party administrator agreements; (v) stop loss insurance policies, if any; (vi) any material correction petition filed and any material self-corrective actions taken within the past three (3) years with respect to any Company Plan; (vii) any filings related to the Affordable Care Act made by the Company within the past year with respect to any Company Plan; (viii) estimates for any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan; (ix) the results of coverage, non-discrimination, and other qualification related tests under Code Section 401, 410, 411, 414, and 416 for the three (3) most recent plan years and any documents related to any corrective action taken by the Company; (x) sample COBRA and HIPAA/HITECH policies, and (xi) FAS 106 and 132 liability report for any postretirement welfare benefits.

(f) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan. With respect to any ERISA Plan, neither the Company nor a Company Subsidiary has engaged in a transaction in connection with which the Company or a Company Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(g) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. With respect to any Company Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (A) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (B) as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such Company Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of the Company or its applicable Subsidiary previously filed with the SEC, (C) no unsatisfied liability (other than for premiums to the Pension Benefit

Guaranty Corporation) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries, (D) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Plan and the Company has not received notice from the Pension Benefit Guaranty Corporation of its intent to terminate a plan or appoint a trustee, (E) no application for a waiver of premiums is pending with the Pension Benefit Guaranty Corporation, (F) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred and (G) the Company has not engaged in a transaction that could be subject to Section 4069 of ERISA.

(h) With respect to any Multiemployer Plan currently or previously contributed to by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has: (A) incurred any material withdrawal liability under Title IV of ERISA that remains unsatisfied; (B) engaged in a transaction to avoid withdrawal liability under Section 4212(c) of ERISA; (C) received notice of withdrawal or partial withdrawal liability; or (D) received notice from a plan sponsor or the Pension Benefit Guaranty Corporation seeking to terminate a plan.

(i) Except as set forth in Section 3.8(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (A) entitle any employee of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any Law), (B) accelerate the time of payment or vesting, or materially increase the amount of any payment or benefit due to any such employee, or (C) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in compliance in all material respects (in form and in operation) with Section 409A of the Code and the guidance issued by the Internal Revenue Service provided thereunder.

(k) Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or otherwise compensate any individual because of the imposition of any tax on any compensatory payment to such individual, including, without limitation, excise taxes imposed by Section 409A or 4999 of the Code.

(l) No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

(m) Each Company Plan that provides medical coverage is in compliance in all material respects with, and the operation of each such Company Plan will not result in the incurrence of any material penalty to the Company or any of its Subsidiaries under ERISA, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act of 2010, in each case, to the extent applicable.

(n) With respect to each Company Plan, the Company is in compliance in all material respects with all Laws requiring reports, filings, or disclosures to any Governmental Entity or notices to any Company Plan participants and beneficiaries.

(o) With respect to any Protected Health Information (as defined in HIPAA) (“PHI”) that the Company or any of its Subsidiaries creates, receives, maintains and/or transmits for their own purposes or on behalf of any third party, the Company and its Subsidiaries implement practices to achieve compliance, and in the past three (3) years, have been, in compliance, in all material respects with the requirements of (i) Health Insurance Portability and Accountability Act of 1996, as amended by Title XIII of the American Recovery and Reinvestment Act of 2009 (Pub.L. 111–5), the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), as amended, along with all implementing rules and regulations at 45 CFR Part 164 (collectively “HIPAA”); (ii) the Company and its Subsidiaries’ internal policies and procedures for the handling of PHI; and (iii) all contractual obligations concerning the collection, use, and disclosure of PHI.

(p) Except as set forth in Section 3.8(p) of the Company Disclosure Letter, with respect to any Company Plan that is an employee welfare benefit plan, (A) no such Company Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (B) no benefits under any Company Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code), (C) each such Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law, and (D) with respect to any Company Plan that is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) (a “MEWA”), the MEWA’s operation is permitted under, and complies in all material respects with, applicable state and federal law, and all required state and federal filings, including the M-1, have been timely made.

(q) No Company Plan is under audit or is the subject of an investigation or other administrative proceeding by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit, investigation or administrative proceeding pending or, to the Knowledge of the Company, threatened.

3.9 Compliance with Laws; Licenses.

(a) The businesses of each of the Company and its Subsidiaries have not been during the past three (3) years, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) Except with respect to regulatory matters covered by Section 5.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. To the Knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or written procedures or policies in connection with any Laws, and the Company has not received any written notice or communication of any material noncompliance with any Laws or any such actions that has not been cured as of the date of this Agreement except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

(c) The Company and each of its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity, including the FDA and USDA and comparable state agencies (“Licenses”), necessary to conduct its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, and each License is valid and in full force and effect and no action is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in revocation, cancellation or suspension of any License in any manner that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a License by the Company or any of its Subsidiaries, including from the

FDA, USDA or other Governmental Authority were true, complete and correct as of the date of submission, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries, and no director, officer, employee or, to the Company’s Knowledge, agents or other Persons acting for or on behalf of Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, or campaigns or violated any provision of applicable United States and non-United States anti-bribery Laws and measures, including the FCPA and UK Bribery Act 2010 or (iii) taken any action that would constitute a violation of applicable United States and non-United States anti-bribery Laws and measures, including the FCPA and UK Bribery Act 2010.

(e) Neither the Company nor any Subsidiary has obtained, or is required to have obtained, any liquor License from any applicable federal or state Governmental Authority. Neither the Company nor any Subsidiary has received or is due to receive any payments, fees or other consideration from liquor distributors.

(f) All outstanding securities of the Company and each of its Subsidiaries have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and state “blue sky” laws.

3.10 Regulatory Compliance.

(a) To the Knowledge of the Company, except as set forth in Section 3.10(a) of the Company Disclosure Letter, all food, dietary supplement, nonprescription drug, and personal care or cosmetic products developed, tested, manufactured, packaged, labeled, stored, marketed, sold or distributed by or on behalf of the Company and its Subsidiaries (collectively, the “Company Products”) are being or have been developed, tested, manufactured, packaged, labeled, stored, marketed, sold and distributed in compliance in all material respects with all applicable Licenses and Laws, including (i) the Federal Food, Drug, and Cosmetic Act, as amended, (ii) the Federal Trade Commission Act, (iii) the Fair Packaging and Labeling Act, (iv) the Organic Foods Production Act, (v) the Federal Meat, Poultry, and Egg Inspection Acts administered by the USDA, (vi) the Consumer Product Safety Act, as amended, (vii) the Food Safety Modernization Act, (viii) any other applicable Laws governing research, development, marketing authorization, marketing clearance, marketing approval, record keeping, reporting, testing, specification development, manufacturing, processing, packaging, labeling, storage, importation, transportation, handling, advertising, promotion, sale, commercialization, distribution or export of food, dietary supplement, personal care or nonprescription drug products, (ix) all Laws similar to the foregoing within any other federal, state, local or foreign jurisdiction within which the Company Products are manufactured, distributed or sold, including consumer protection laws of the State of California, and (x) all binding rules and regulations issued under such Laws, including those relating to record keeping, establishment registration or licensing, product marketing authorization, clearance or approval, pharmacovigilance, correction and removal reporting, regulated product labeling, and good manufacturing practice (“Regulatory Laws”).

(b) To the Knowledge of the Company, there are no Company Products being developed, manufactured or sold by the Company and its Subsidiaries that would require any material Regulatory Authorization for the purpose for which they currently are being developed, manufactured or sold (i) which were not, and are not, developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable Regulatory Laws, (ii) for which necessary Regulatory Authorizations have not been obtained or (iii) for which such Regulatory Authorizations have been limited, suspended, non-renewed, withdrawn, revoked or canceled or is no longer in full force and effect.

(c) With respect to all third party manufacturers and suppliers of key raw materials used in connection with any Company Product (each a “Third Party Manufacturer”), to the Knowledge of the Company, each Third

Party Manufacturer has complied and is complying in all material respects with all applicable Laws, including the maintenance of any Licenses necessary to perform its obligations as a Third Party Manufacturer.

(d) During the past three (3) years, neither the Company or any of its Subsidiaries has (i) received or, to the Knowledge of the Company, been subject to any action, written notice, citation, suspension, subpoena, revocation, written warning, administrative proceeding or investigation by a Governmental Entity or other Person that alleges or asserts that the Company has violated in any material respect any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in the Company Products or in the Company’s operations, activities, or services, including any notice of inspectional observation, FDA Form 483, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities. During the past three (3) years, the Company has not settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of any applicable Regulatory Laws.

(e) Neither the Company, nor, to the Knowledge of the Company, any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law, nor, to the Knowledge of the Company, has any such Person been so debarred. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company is subject to an investigation or proceeding by any Governmental Entity that would reasonably be expected to result in such suspension, exclusion or debarment and there are no facts, to the Knowledge of the Company, that would reasonably be expected to give rise to such suspension, exclusion or debarment.

(f) To the Knowledge of the Company, no director, officer, employee or agent of the Company or any of its Subsidiaries has made any untrue statements of material fact or fraudulent statement to any other Governmental Entity, or has failed to disclose a material fact required to be disclosed to any other Governmental Entity.

3.11 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, and Contracts disclosed on Section 3.11(a) of the Company Disclosure Letter, none of the Company or its Subsidiaries is a party to or bound by:

(i) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any (x) lease or master lease of real property or (y) lease or master lease of personal property reasonably likely to result, in the case of clause (y), in (1) annual payments of $250,000 or more or (2) aggregate payments of $1,500,000 or more;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has guaranteed the obligations of any other Person;

(iv) any Contract currently in effect between the Company or any of its Subsidiaries, on the one hand, and (x) any of the Company’s top twenty-five (25) customers (including members) based on 2016 fiscal year net sales, on the other hand, (y) any of the Company’s suppliers or vendors from which the Company or its Subsidiaries purchased or sold $1,000,000 or more during the preceding twelve (12)-month period, on the other hand, or (z) any supplier or vendor with which the Company or any of its Subsidiaries has a non-divert or rebate program, on the other hand;

(v) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries owns more than a 15% voting or economic interest, or any interest valued at more than $50,000 without regard to percentage voting or economic interest;

(vi) any Contract related to Indebtedness of the Company or any of its Subsidiaries;

(vii) any Contract involving the payment or receipt of royalties or other amounts calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product or service of the Company or its Subsidiaries;

(viii) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company or any of its Subsidiaries and (B) entered into in the ordinary course of business;

(ix) any Contract (other than solely among the Company and/or direct or indirect wholly-owned Subsidiaries of the Company) that was not negotiated and entered into on an arm’s-length basis;

(x) any non-competition Contract or other Contract that (v) grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries), (w) purports to limit the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (x) could require the disposition of any assets (other than in the ordinary course) or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (y) grants “most favored nation” status or equivalent preferential pricing terms to any Person (other than the Company or its wholly-owned Subsidiaries) and which following the Merger could purport to apply to Parent or its Subsidiaries (including the Company), or (z) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(xi) any Contract containing a standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of the Company or any Contract containing a “don’t ask/don’t waive” standstill provision;

(xii) any Contract of the Company or any of its Subsidiaries with respect to material Intellectual Property, including agreements involving software (other than those license agreements to commercially available off-the-shelf software entered into in the ordinary course of business);

(xiii) any Contract that contains a put, call or similar option right pursuant to which the Company or any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries, could be required to purchase or sell, as applicable, in a single transaction or series of transactions, (1) any equity interests of any Person, or (2) any other asset or group of related assets that have a fair market value or purchase price of more than $250,000 individually or in the aggregate except in connection with products and services in the ordinary course of business;

(xiv) any Contract that requires the Company or any of its Subsidiaries to deal exclusively or on a preferred basis with any Person or group of related Persons;

(xv) any Contract that is an agency, dealer, or other similar contract providing for annual payments of $250,000 or more or aggregate payments of $1,000,000 or more (except for those that are terminable by the Company, without penalty on ninety (90) days or less notice);

(xvi) any “take or pay” Contract or Contract that contains any minimum purchase commitment;

(xvii) any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract);

(xviii) any Contract that provides for the acquisition or disposition of any business, a material amount of stock or assets of any Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise), except in connection with products and services in the ordinary course of business;

(xix) any Contract with a third-party vendor pursuant to which such vendor provides information technology, human resources or financial services to the Company or any of its Subsidiaries providing for annual payments of $100,000 or more or aggregate payments of $250,000 or more; or

(xx) any Contract containing any future capital expenditure obligations of the Company or its Subsidiaries in excess of $250,000;

(each Contract constituting any of the foregoing types of Contract described in clauses (i)–(xx) above, including all amendments, exhibits and schedules to each such Contract is referred to in this Agreement as a “Material Contract”).

(b) A correct and complete copy of each Material Contract entered into prior to the date of this Agreement has been made available to Parent prior to the date of this Agreement. Each Material Contract is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Material Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) To the Knowledge of the Company, as of the date of this Agreement, none of the Company’s top thirty (30) members or customers based on 2016 fiscal year net sales is insolvent, the subject of a pending case under any Law regarding bankruptcy, insolvency or receivership, or has in the past three (3) years made an assignment for the benefit of its creditors. In the twelve (12) months prior to the date of this Agreement, (i) none of the Company’s top thirty (30) members or customers based on 2016 fiscal year net sales has assigned, transferred, rescinded or terminated or has given written notice to the Company or any of its Subsidiaries of its intention to assign, transfer, rescind or terminate any of its Contracts with the Company, (ii) none of the Company’s top thirty (30) members or customers based on 2016 fiscal year net sales has closed or has given the Company written notice of its intent to materially reduce its business with the Company, (iii) none of the Company or any of its Subsidiaries has given written notice of its intention to terminate any such Contract, and (iv) none of the Company’s top thirty (30) members or customers based on 2016 fiscal year net sales has (A) materially altered its pattern of payment to the Company or its Subsidiaries or (B) made any material written complaint regarding pricing, product or service quality, or written demands for any price adjustment material to the Company.

3.12 Real Property.

(a) The real property described on Section 3.12(a) of the Company Disclosure Letter (the “Owned Real Property”) constitutes all of the real property currently owned by the Company or its Subsidiaries. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property. Section 3.12(a) of the Company Disclosure Letter sets forth (x) a description of the principal functions conducted at each parcel of Owned Real Property, (y) the commonly used street address of such Owned Real Property and (z) a legal description for each parcel of Owned Real Property.

(b) Each of the Company and the applicable Subsidiary has good and valid fee simple title to all Owned Real Property that it owns, free and clear of all Liens, except for Permitted Liens. The Company is the only occupant of the Owned Real Property.

(c) During the past three (3) years, no written notice of violation of any Laws (including, without limitation, any zoning law) or of any covenant, restriction or easement affecting any Owned Real Property or any part of it or with respect to the use or occupancy of such Owned Real Property or any part of it has been given by any Governmental Entity having jurisdiction over such Owned Real Property or by any other Person entitled to enforce the same.

(d) There are no existing or, to the Knowledge of the Company, proposed, contemplated or threatened condemnation proceedings that would result in the taking of all or any part of the Owned Real Property or that would materially and adversely affect the current use any of the Owned Real Property or any part of it.

(e) There are no special assessments outstanding in respect of the Owned Real Property, nor has the Company or the applicable Subsidiary received any written notice of proposed special assessments. To the Knowledge of the Company, no public improvements have been commenced and none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Owned Real Property.

(f) To the Knowledge of the Company, no part of the Owned Real Property has been designated or is threatened in writing to be designated or identified pursuant to any Laws as an historical site or building, or as habitat of an endangered or threatened species

(g) To the Knowledge of the Company, none of the Owned Real Property is located in a flood plain, flood hazard area, or wetland within the meaning of any Laws.

(h) Section 3.12(h) of the Company Disclosure Letter contains a list of all real property leased or subleased by the Company or any of its Subsidiaries from third parties (the “Leased Real Property”), which Leased Real Property encompasses all of the real property leased, subleased or licensed by the Company or any of its Subsidiaries as of the date of this Agreement, and sets out, in respect of each Lease: (1) the address of the Leased Real Property, (2) the date of the Lease and any amendment to it; (3) the original parties to the Lease and any amendment; (4) the size in rentable square feet of the premises demised by such Lease; (5) the remaining term and any unexpired options to extend or renew; (6) the current rent and other amounts payable with respect to the Lease; and (7) the amount of any prepaid rent, any security deposit and the identification of any guarantor in respect of the Lease. The Company has delivered to Parent and Merger Sub (i) a true, accurate and complete copy of the underlying lease, sublease or license with respect to each parcel of Leased Real Property together with all amendments and modifications thereof (each, a “Lease”) and (ii) to the extent in the Company’s possession, copies of all extension notices, notices of default, estoppel certificates and subordination, non-disturbance and attornment agreements delivered pursuant to each Lease. No Lease has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent and Merger Sub. Except as made available to Parent and Merger Sub, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations (each, a “Sublease”) granting to any other Person the right of use or occupancy of the Leased Real Property, and there is no Person (other than Company or its Subsidiary or pursuant to a Sublease) in possession of the Leased Real Property. With respect to each of the Leases: (i) either the Company or its Subsidiary has a valid, legally binding, enforceable leasehold interest in each parcel or tract of real property leased, subleased or licensed by it free and clear of all Liens (including the lien arising out of any attachment, judgment or execution) other than Permitted Liens; (ii) each Lease is in full force and effect, and none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Leases is in material breach of or material default under any Lease, and, to the Knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or any other party to the Leases or permit termination, modification or acceleration by any third party thereunder; (iii) there are no pending disputes, actions or proceedings that were brought by the Company or any of its Subsidiaries against a lessor or sublessor (as applicable) under a Lease alleging that such lessor or sublessor is in default or has committed a breach under such Lease and (iv) neither Company or any of its Subsidiaries has received any written notice from any Governmental Entity of a violation of any governmental requirements (including Environmental Laws) with respect to any of the Leased Real Property or Owned Real Property. All rent and other amounts due and payable with respect to each Lease have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to each Lease on or prior to the Closing Date shall have been paid prior to the Closing Date.

(i) The current use of the Owned Real Property and the Leased Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any Licenses relating thereto. The Owned Real Property and the Leased Real Property and its current use, occupancy and operation by Company or its Subsidiaries and the improvements located thereon do not (i) constitute a nonconforming use or structure under any applicable building, zoning, subdivision or other land use or similar legal requirements, or (ii) otherwise materially violate or conflict with any covenants, conditions, restrictions or other contractual obligations, including the requirements of any applicable encumbrances thereto. No litigation against the Company or any of its Subsidiaries is pending or, to the Knowledge of Company, threatened, that would preclude or materially impair the use of any Owned Real Property or Leased Real Property. The Company and its Subsidiaries have all Licenses that are required in order to permit them to own, use and operate the Owned Real Property and the Leased Real Property as presently conducted and that are material to the Owned Real Property and the Leased Real Property, taken as a whole, and all such Licenses are in full force and effect, and all such filings, applications and registrations are current. The Company and its Subsidiaries are in material compliance with the terms of all Licenses. All such Licenses have been duly and validly issued by the appropriate authority, are in full force and effect, and the Company and its Subsidiaries have not received any notice of proceedings related to the revocation or modification of any such License which would have a material adverse effect on the Owned Real Property or the Leased Real Property.

3.13 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the Company, the Shares, the Merger, the Voting Agreements, or the other transactions contemplated by this Agreement.

3.14 Environmental Matters.

(a) The Company and its Subsidiaries, including its facilities and operations, are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all permits, Licenses, certifications, approvals, registrations, consents, authorizations, exemptions and orders issued or granted by a Governmental Entity required under all applicable Environmental Laws (“Environmental Permits”) for the business of the Company and its Subsidiaries as presently conducted, and compliance in all material respects with the terms and conditions thereof.

(b) To the Knowledge of the Company, no Hazardous Substance is present at, on, under, or about (including in soils, groundwater, surface water, buildings and surface and subsurface structures) any Owned Real Property, Leased Real Property or any other property currently or formerly owned or operated by the Company or any of its Subsidiaries in material violation of, or as would reasonably be expected to result in material liability under any Environmental Law, and no property ever used by the Company or any of its Subsidiaries has even been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Hazardous Substance, except for chemicals used in the ordinary course of business of the Company and its Subsidiaries, all of which chemicals have been stored and used in material compliance with all applicable Environmental Laws and Environmental Permits.

(c) Neither the Company nor any of its Subsidiaries has received, from any Governmental Entity or any other party, notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in material violation of or subject to material liability under any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, settlement or other agreement with any Governmental Entity or has incurred any liability under any indemnity or other agreement with any third party relating to liabilities or obligations under any Environmental Law.

(e) To the Knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law. Without limiting the foregoing, to the Knowledge of the Company neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal, transmission or contamination on any third party property.

(f) No Environmental Permit held by either the Company or any of its Subsidiaries requires that any Governmental Entity or any other party provide consent to this Agreement.

(g) The Company made available to Parent, prior to the date of this Agreement, true and complete and correct copies of all material environmental reports, studies, assessments, sampling data and other material assessments in its possession prepared in the last three (3) years relating to the Company or its Subsidiaries or their respective current and former properties or operations, including without limitation the environmental condition of their respective facilities and their compliance (or non-compliance) with any Environmental Laws.

3.15 Taxes.

(a) The Company and each of its Subsidiaries (i) have prepared and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such Tax Returns are true, complete and accurate in all material respects; (ii) have timely paid all material Taxes that are owed by any of them (whether or not shown as due on such Tax Returns) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party; and (iii) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(b) During the past three (3) years, no claim has been made by an authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(c) Each of the Company and its Subsidiaries has deducted, withheld and timely paid to the appropriate Governmental Entity all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and has complied with all applicable reporting and recordkeeping requirements.

(d) There are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

(e) There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability.

(f) The Company has made available to Parent true, correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies filed by, assessed against or issued by any Governmental Entity with respect to, the Company or any of its Subsidiaries for each of the fiscal years ending on or after September 29, 2013.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years.

(h) Neither the Company nor any of its Subsidiaries is or has been a party to any tax sharing, tax allocation, tax indemnity or other similar agreement or arrangement primarily pertaining to Tax and neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), by operation of law, by contract, as a transferee or successor or otherwise.

(i) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries (other than statutory liens for Taxes not yet due and payable).

(j) Neither the Company nor any of its Subsidiaries is subject to, a party to or otherwise requested any, closing agreement, private letter ruling, technical advice memoranda or similar agreement or ruling relating to Taxes.

(k) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, unitary or similar Tax group (other than the “affiliated group” as defined in Code Section 1504(a), the common parent of which is the Company).

(l) Neither the Company nor any of its Subsidiaries is required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Governmental Entity requesting permission for any changes in any of the accounting methods for Tax purposes by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Governmental Entity has proposed any such adjustment or change in accounting method.

(m) Neither Company nor any of its Subsidiaries will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any closing agreement, private letter ruling or similar agreement or rulings with respect to Tax executed or issued on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Law), (iii) a change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.

(n) For all federal and applicable state and local income Tax purposes, the Company is and has been treated at all times since its formation as a “cooperative” within the meaning of Code Section 1382 that is subject to the provisions of Subchapter T of Chapter 1 of Subtitle A of the Code. Each Subsidiary is a member of the “affiliated group” as defined in Code Section 1504(a), the common parent of which is the Company.

(o) Adequate reserves and accruals have been established in accordance with GAAP to provide for the payment of all Taxes which are not yet due and payable with respect to the Company and any of its Subsidiaries, and the unpaid Taxes will not exceed such reserves and accruals as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.

(p) The Company has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

(q) Neither the Company nor any of its Subsidiaries owns any property, the indirect transfer of which, pursuant to this Agreement, would give rise to any transfer, documentary, sales, use, stamp, recording, value added, registration or other similar Taxes or any conveyance fees, recording fees and other similar charges (“Transfer Taxes”).

(r) Neither the Company nor any Subsidiary thereof is resident or has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the one in which it is organized.

(s) Neither the Company nor any of its Subsidiaries is treated as having any equity interest in any other Person for federal income tax purposes (other than shares held in any Subsidiary).

(t) The Company and each of its Subsidiaries do not participate and have not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

3.16 Employment and Labor Matters.

(a) Section 3.16 of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of each collective bargaining agreement, addendums, letters of agreement, memorandums of understanding, grievance settlements and other agreement with a labor union or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”), accurate and complete copies of which have been made available to Parent. To the Knowledge of the Company and its Subsidiaries, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor unions or like organizations, to organize any employees of the Company or any of its Subsidiaries. As of the date of this Agreement and during the three (3) years immediately preceding the date of this Agreement, there is no, and there has not been any strike, lockout, picketing, slowdown, work stoppage, order, award, unfair labor practice or other labor dispute, or arbitration, grievance or any other type of legal proceeding pending or, to the Company’s Knowledge, threatened in writing, related in any way to any Company Labor Agreement or involving any labor unions or like organizations, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is in compliance in all material respects with the Company Labor Agreements and all applicable Laws respecting labor or employment matters, including collective bargaining, employment practices, terms and conditions of employment, wages and hours, discrimination in employment, sexual harassments, civil rights, and occupational safety and health. None of the Company or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(c) There are no (i) actions by or before any Governmental Entity, arbitrator or arbitration forum pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any Governmental Entity, any current or former employee, officer, director, consultant or independent contractor, or any party or parties representing any of such persons and (ii) no charges or complaints of unfair labor practices, discrimination, wrongful termination, or unpaid wages, bonuses or other compensation pending against the Company under any applicable Law involving any current or former employees of the Company, that would, in either case, reasonably be likely to result in a material liability or obligation to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or audit relating to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such investigation or audit is in progress.

(d) Neither the Company nor any of its Subsidiaries is delinquent in payments to any of their respective employees for any wages, salaries, commissions, bonuses, severance or other compensation earned for service performed for the Company or any of its Subsidiaries (other than reimbursements and other amounts to be paid in accordance with the Company’s normal payroll practices that are each pending in the ordinary course of business). The Company and its Subsidiaries have withheld and paid to the proper Governmental Entity (or are holding for payment not yet due to such Governmental Entity) in all material respects amounts required to be withheld or collected.

(e) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting (A) the classification of those persons performing services as common law employees, leased employees, independent contractors or agents of the Company or applicable Subsidiary and (B) the classification of any employees as exempt or non-exempt from the application of the federal Fair Labor Standards Acts and similar state or local Laws.

(f) To the Knowledge of the Company, all current employees of the Company and its Subsidiaries are legally authorized to work in the United States. Each of the Company and its Subsidiaries is in compliance in all material respects with the requirement of the Immigration Reform and Control Act of 1986. The Company does not employ any person whose services are or have been performed primarily outside the United States.

3.17 Intellectual Property.

(a) The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted. The Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. To the Knowledge of the Company, (i) the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the three (3) year period immediately preceding the date of this Agreement; and (ii) no third party has infringed or otherwise violated the Intellectual Property rights of the Company or any Subsidiary. Neither the Company nor any Subsidiary has during the past three (3) years given notice to or received notice from any third party of any pending or threatened claim related to the ownership, validity, infringement or other violation of Intellectual Property used in the business of the Company and its Subsidiaries.

(b) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(c) Section 3.17 of the Company Disclosure Letter includes a complete and accurate list of all patents, patent applications, trademark registrations, trademark applications, common law trademarks, Internet domain names, registered copyrights and other material Intellectual Property owned by the Company or any Subsidiary. The Company and its Subsidiaries collectively own, free and clear of all Liens, all of the Intellectual Property listed in Section 3.17 of the Company Disclosure Letter. The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use Intellectual Property owned by the Company or its Subsidiaries other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to Parent, and there exist no material restrictions on the disclosure, use, license or transfer of any such Intellectual Property.

(d) The IT Assets owned by the Company and its Subsidiaries or used by the Company and its Subsidiaries in connection with the respective businesses of the Company and its Subsidiaries (collectively, the “Company IT Assets”) (i) have not materially malfunctioned or failed within the past twelve (12) months, (ii) are sufficient for conduct of the respective businesses of the Company and each of its Subsidiaries as they are currently conducted and (iii) to the Knowledge of the Company, do not contain any disabling or other unauthorized code. The Company and its Subsidiaries (as applicable) have implemented commercially reasonable measures to protect the confidentiality and security of the Company IT Assets against any unauthorized use, access, interruption, modification or corruption. The Company and its Subsidiaries (as applicable) have implemented commercially reasonable data backup, data storage and disaster recovery and business continuity procedures with respect to the material Company IT Assets.

(e) With respect to the collection, use, handling, storage, privacy, protection, and security of Personal Information, the Company and its Subsidiaries, have adopted commercially reasonable policies and procedures and have complied, and are currently operating in compliance with, all such policies and procedures and all applicable Information Privacy and Security Laws, all additional or higher leading industry standards or requirements applicable to the conduct of the businesses of the Company and its Subsidiaries (including PCI-DSS), and all Contracts to which the Company or any of its Subsidiaries is a party. No equityholder, officer, or director of the Company or any of its Subsidiaries, has during the past three (3) years engaged in any act on behalf of such entity that violates any Information Privacy and Security Law, or any standard, requirement, or Contract described in the previous sentence. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of any violation of any Information Privacy and Security Law by the Company or any of its Subsidiaries in the conduct of their respective businesses. The Company and its Subsidiaries have established and maintain commercially reasonable data and information security programs and privacy policies. The Company and its Subsidiaries, have during the past three (3) years complied, and are in compliance in all material respects with all such programs and policies. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has made or suffered any unauthorized acquisition, access, intrusion, breach, use or disclosure of the IT Systems or any information, including Personal Information, relating to the respective businesses of the Company and its Subsidiaries or otherwise acted in a manner that would trigger a notification or reporting requirement under any Information Privacy and Security Laws. Neither the Company nor any its Subsidiaries has during the past three (3) years notified, either voluntarily or as required by Law, any affected individual, any Governmental Entity, or the media, of any breach of information, including Personal Information, relating to the respective businesses of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is planning to conduct any such notification or investigating, regardless of whether any such notification is required.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to ensure that all third parties that are provided with access to Personal Information, Customer Data and/or any other data contained in the Company’s databases protect the privacy, security and confidentiality of such data and information.

3.18 Insurance. All current property, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, employment liability, directors, officers and fiduciaries policies and other insurance policies (“Insurance Policies”) are listed on Section 3.18 of the Company Disclosure Letter and are maintained by the Company or any of its Subsidiaries and are with reputable insurance carriers, provide full and adequate coverage for the risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and contain limits that are at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, the Company’s and its Subsidiaries’ insurers have not denied coverage or issued reservations of rights letters with respect to any pending claim and none of the Company’s or its Subsidiaries’ insurers have cancelled or non-renewed a policy of insurance (where the Company sought renewal), in each case, within the past three (3) years.

3.19 Indebtedness; Guarantees. All Indebtedness of the Company and its Subsidiaries as of the date of this Agreement is set forth in Section 3.19 of the Company Disclosure Letter. Section 3.19 of the Company Disclosure Letter lists the debtor, the principal amount and the effective interest rate of the Indebtedness as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness.

3.20 Credit Support Agreements. Section 3.20 of the Company Disclosure Letter lists, as of the date of this Agreement, all credit support instruments, including standby and commercial letters of credit issued under the Amended and Restated Credit Agreement or any other letter of credit facility, surety bonds and cash security deposits, and the amounts, underlying issuer of the instrument, beneficiaries and expiration dates thereof. Except as set forth in Section 3.20 of the Company Disclosure Letter, there are no other credit support instruments issued on behalf of the Company or its Subsidiaries as of the date of this Agreement.

3.21 Collateral Balances. Section 3.21 of the Company Disclosure Letter lists, as of the date set forth therein, the collateral balance (including the amount of cash and the amount of stock) for each of the Company’s top one hundred (100) members or customers based on 2016 fiscal year net sales. To the Knowledge of the Company, and other than Shares that have been pledged to the Company and all required deposits and excess deposits, such collateral will continue to be pledged to the Company or any of its Subsidiaries following the Effective Time.

3.22 Bank Accounts. Section 3.22 of the Company Disclosure Letter sets forth the name of each bank or other financial institution in which the Company or its Subsidiaries have an account, lockbox or safe deposit box, the account number and account type of each such account, an indication of whether a control agreement exists on each such account, and the names of all persons authorized to draw thereon or to have access thereto.

3.23 Properties and Assets. The Company and its Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted assuming the receipt of any necessary consents or approvals required from any third party and/or any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement. The assets and properties (in each case, tangible or intangible) owned or used by the Company or its Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

3.24 Transaction Expenses. The aggregate amount of Transaction Expenses of the type set forth in (a) clause (a) of the definition thereof as of the date hereof is set forth on Section 3.24(a)(1) of the Company Disclosure Letter, and the amount payable to any financial advisor to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement as of the Closing will not exceed the amount set forth in Section 3.24(a)(2) of the Company Disclosure Letter, and (b) clause (c) of the definition thereof will not exceed the respective amounts set forth in Section 3.24(b) of the Company Disclosure Letter.

3.25 Opinion of Financial Advisor. The Company Board has received the opinion of Moelis & Company LLC, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Class A and Class B Merger Consideration is fair, from a financial point of view, to the holders of Class A Shares and/or Class B Shares (other than with respect to holders of Excluded Shares), a copy of which opinion will be delivered to Parent promptly after the date of this Agreement for informational purposes only.

3.26 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Moelis & Company LLC as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Moelis & Company LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.27 No Other Representations or Warranties; Non Reliance. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by the Company in this Article III, written information made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which such disclosure is reasonably apparent on its face), Parent and Merger Sub each hereby represent and warrant to the Company that:

4.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

4.2 Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the approval of this Agreement by Parent as the sole shareholder of Merger Sub, which approval shall occur immediately following the execution of this Agreement in accordance with Section 5.15, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3 Governmental Filings; No Violations; Etc.

(a) Other than the filings and/or notices pursuant to the CGCL and under the HSR Act, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (with or without notice, lapse of time or both) (A) a breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub, (B) a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement) compliance with the matters referred to in Section 4.3(a), under any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

4.4 Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or other proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

4.5 Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment of all amounts required to be paid by Parent pursuant to Section 2.2 and to pay all of their obligations under this Agreement.

4.6 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 10,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.7 Brokers and Finders. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries.

4.8 No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives or (b) will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives, or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Merger or any other transaction contemplated by this Agreement. Parent, on behalf of itself and on behalf of its Subsidiaries, expressly waives any such claim relating to the foregoing matters. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Subsidiaries) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Merger and the other transactions contemplated by this Agreement, each of Parent and Merger Sub have relied on the results of their own independent investigation.

4.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants or agreements expressly set forth herein.

ARTICLE V

Covenants

5.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly required by this Agreement and except as required by applicable Laws), the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to (i) preserve their business organizations intact and maintain existing relations and goodwill with members, lenders, licensors, licensees, customers, suppliers, distributors, creditors, lessors, employees, labor organizations and similar organizations and other business relationships they may have, (ii) timely renew existing customer supply agreements consistent with past practice and enter into supply agreements with new customers in the ordinary course of business, (iii) keep available the services of its and its Subsidiaries’ present employees and agents, (iv) maintain normal levels of net working capital, and (v) maintain in effect Licenses issued or granted by a Governmental Entity. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, except (A) as otherwise expressly required by this Agreement and except as required by applicable Laws, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as expressly set forth in Section 5.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt, amend or propose any change in the Organizational Documents of the Company or its Subsidiaries;

(ii) terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(iii) merge or consolidate the Company or any of its Subsidiaries with any other Person or restructure, reorganize or completely or partially liquidate;

(iv) acquire from any other Person outside of the ordinary course of business consistent with past practice, any asset or group of related assets with a value or purchase price in excess of $100,000 individually or $500,000 in the aggregate, in any transactions or series of related transactions, in each case other than acquisitions pursuant to Contracts listed in Section 5.1(a)(iv) of the Company Disclosure Letter or in connection with capital expenditures permitted under Section 5.1(a)(xi) (but subject to the limitations on capital expenditures under Section 5.1(a)(xi));

(v) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of or any Lien on, any Shares or any other shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any Shares or any other shares of such capital stock of the Company or any of its Subsidiaries, or any options, warrants or other rights of any kind to acquire any Shares or any other shares of capital stock of the Company or any of its Subsidiaries or such convertible or exchangeable securities;

(vi) create or incur any Lien on any assets of the Company or any of its Subsidiaries, except for (A) Permitted Liens, (B) Liens in replacement of existing Liens related to the replacement of Indebtedness permitted under Section 5.1(a)(x) or (C) in connection with capital expenditures permitted under Section 5.1(a)(xi);

(vii) enter into any Contract requiring the Company to make (A) any loans, advances, rebates, or customer support payments other than in the ordinary course of business consistent with past practices and not in excess of $3,000,000 in the aggregate or (B) guarantees or capital contributions to or investments in any Person (other than the Company, or any direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice);

(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary in the ordinary course of business consistent with past practices) or enter into any agreement with respect to the voting of its capital stock;

(ix) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(x) incur any Indebtedness, except for (i) revolving credit loan Indebtedness incurred in the ordinary course of business consistent with past practices pursuant to the Amended and Restated Credit Agreement and the Amended and Restated Loan and Security Agreement for expenses, working capital purposes or in connection with payments permitted under Section 5.1(a)(iv), (vii)(A), (xi), or (xvii), (ii) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to the Company than the Indebtedness being replaced, or (iii) Indebtedness not in excess of $100,000 in the aggregate;

(xi) make or authorize any capital expenditures that in the aggregate exceed by more than 5% the aggregate capital expenditures set forth in the Company’s capital budgets set forth on Section 5.1(a)(xi) of the Company Disclosure Letter for the period from the date of this Agreement to the Closing;

(xii) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, except for (x) purchase orders to acquire inventory in the ordinary course of business consistent with past practices pursuant to clause (a)(iv)(y) of Section 3.11, with delivery required within 90 days after the date of the order, or (y) Contracts entered into in the ordinary course of business consistent with past practices pursuant to clauses (a)(iv)(z), (a)(xii), (a)(xvi), (a)(xix) or (a)(xx) of Section 3.11; provided that (A) in each case under clause (y) above, other than a Contract that would have been a Material Contract under Section 3.11(a)(xvi), such Contract has no on-going obligation by the Company or is terminable by the Company, without penalty, on sixty (60) days or less notice, and (B) any Contract that would have been a Material Contract under Section 3.11(a)(xvi) does not include any minimum purchase obligation of the Company or any of its Subsidiaries;

(xiii) materially amend, materially modify or terminate any Material Contract, other than terminations for cause or at the end of the existing term of such contract, and other than (x) amendments, modifications or terminations of purchase orders to acquire inventory in the ordinary course of business consistent with past practices pursuant to clause (a)(iv)(y) of Section 3.11, with delivery required within 90 days after the date of the order, or (y) amendments, modifications or terminations entered into in the ordinary course of business consistent with past practices pursuant to clauses (a)(iv)(z), (a)(xii), (a)(xvi), (a)(xix) or (a)(xx) of Section 3.11; provided that (A) in each case under clause (y) above, other than a Material Contract under Section 3.11(a)(xvi), such Material Contract has no on-going obligation by the Company or is terminable by the Company, without penalty, on sixty (60) days or less notice, and (B) any such Material Contract under Section 3.11(a)(xvi) does not include any minimum purchase obligation of the Company or any of its Subsidiaries;

(xiv) enter into any Contract providing for the purchase or lease of new distribution centers or other facilities;

(xv) implement any platform or software migration to a different computing platform or software (other than finishing and testing, but not implementing or going into production, on the “bundle two” work that is in process on the date of this Agreement) during the first ninety (90) days following the date of this Agreement, such ninety (90)-day period to be extended upon mutual decision of Parent and the Company following discussions in good faith;

(xvi) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(xvii) compromise or settle any litigation or other proceedings before or with a Governmental Entity for amounts in excess of $75,000 individually or $150,000 in the aggregate or the imposition of any material non-monetary restrictions upon the Company or any of its Subsidiaries;

(xviii) to the extent such action could materially affect the Company, (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(xix) (A) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of, or any other equity interest in, any of its Subsidiaries or any of the entities listed in Section 5.1(a)(xix) of the Company Disclosure Letter for consideration in excess of $250,000 in the aggregate, except in connection with products or services provided in the ordinary course of business consistent with past practice, (B) license, assign, pledge, subject to any Lien, grant a covenant not to sue, or otherwise encumber any Intellectual Property, except for non-exclusive licenses entered into in the ordinary course of business or (C) take or omit to take any action that would cause any material Intellectual Property listed on Section 3.17 of the Company Disclosure Letter to lapse, be abandoned or cancelled, or fall into the public domain;

(xx) except as required pursuant to the terms of any Company Plan in effect as of the date of this Agreement or as otherwise required by applicable Law, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company employee, except for (1) for employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice and (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company employee, or (G) terminate the employment of any officer or employee with the title of corporate vice president or above, except as a direct result of such officer’s or employee’s (w) willful failure to perform the duties or responsibilities of his employment, (x) engaging in serious misconduct, (y) being convicted of or entering a plea of guilty to any crimes or (z) action (or failure to act) constituting “cause” (as determined pursuant to the applicable Company Plan or other policy of the Company);

(xxi) become a party to, establish, adopt, amend, commence participation in or terminate any employment agreement, Company Labor Agreement, any other collective bargaining agreement, or any other labor agreement;

(xxii) convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Shareholders Meeting, except as required by applicable Law or as required by the Organizational Documents of the Company;

(xxiii) amend, modify, supplement or terminate, or waive any rights under, any Contract with Western Family Holding Company (or any of its Affiliates) or any Contract with any other party relating to supply of private label branded products; or

(xxiv) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation, labor relations, employee relations or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall reasonably cooperate in providing any such mutually agreeable communication, provided that the opportunity for Parent’s review and comment shall not be required if such communication (i) includes content that is substantially the same as a communication previously provided by the Company to Parent under this Section 5.1(b) or prior directives of Parent, (ii) will be distributed or disseminated to an audience of directors, officers, or employees of the Company or any of its Subsidiaries, as applicable, that is similar to that which the previously approved communication in clause (i) was delivered or directed, and (iii) is intended to serve a communications purpose or objective that is similar to that of the previously approved communication in clause (i).

(c) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent the consummation of the Merger.

5.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, except as expressly permitted by this Section 5.2, the Company shall not, and shall cause its Subsidiaries and any of the directors, officers, employees and Affiliates of it or its Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, propose, initiate or knowingly encourage, or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(ii) agree to participate in or engage in any discussions or negotiations with, furnish or disclose any non-public information or data concerning the Company or any of its Subsidiaries to, or respond to any inquiry made by, any Person that has made or indicated an intention to make a proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal (other than state that the terms of this provision prohibit such discussions) or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in connection with any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company will promptly inform the individuals and entities referred to in the preceding sentence hereof of the obligations undertaken in this Section 5.2(a). The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to promptly return or destroy all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained in response to an unsolicited, bona fide written Acquisition Proposal, the Company may:

(i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided, that similar information has previously been made available to, or is made available to, Parent prior to or substantially concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal); provided, however, that if the Person making such Acquisition Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.2(b) other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information; and

(ii) engage and participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) such action is necessary or required in order for the directors to comply with their fiduciary duties under applicable Law.

(c) Notice. The Company shall promptly (and, in any event, within 48 hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice the name of such Person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a current basis (and, in any event, within 48 hours), of the status and material terms of any such proposals, or offers (including any material amendments thereto) and any material changes to the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 5.2(e), the Company Board and each committee of the Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger;

(ii) fail to include the Company Recommendation in the Proxy Statement;

(iii) if any Acquisition Proposal structured as a tender offer or exchange offer for outstanding Shares is commenced pursuant to Rule 14d-2 of the Exchange Act, fail to recommend against acceptance of such offer by the Company’s Shareholders prior to the earlier of (A) the day prior to the date of the Shareholders Meeting or the day prior to the date of any adjournment, recess or postponement of the Shareholders Meeting, as the case may be, and (B) eleven (11) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

(iv) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 5.2(b)(i) entered into in compliance with Section 5.2(b)(i)) providing for any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (i) through (iv), a “Change of Recommendation”); or

(v) cause or permit the Company to enter into an Alternative Acquisition Agreement.

(e) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board may effect a Change of Recommendation in connection with a Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that (i) such offer constitutes a Superior Proposal and (ii) such action is necessary or required in order for the directors to comply with the directors’ fiduciary duties under applicable Law; provided, however, that no Change of Recommendation may be made unless and until the Company has given Parent written notice of such action four (4) Business Days in advance, such notice to comply in form, substance and delivery with the provisions of Sections 5.2(c) and 8.7 of this Agreement, setting forth in writing that management of the Company intends to recommend to the Company Board that it make a Change of Recommendation and providing all information required to be provided under Section 5.2(c). After giving such notice and prior to effecting such Change of Recommendation, (i) the Company shall, throughout such four (4) Business Day period, negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, and (ii) in determining whether to make a Change of Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 5.2(e), including with respect to the notice period referred to in this Section 5.2(e), except that the four (4) Business Day advance written notice obligation set forth in this Section 5.2(e) shall be reduced to two (2) Business Days for such purposes.

(f) Compliance with Certain Laws. Nothing contained in this Agreement shall prohibit the Company from taking actions to the extent required by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that (a) such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement and (b) in no event shall the Company take, or agree or resolve to take, any action other than in compliance with this Section 5.2.

(g) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is necessary or required in order for the directors to comply with their fiduciary duties under applicable Law.

5.3 Proxy Filing; Information Supplied.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within fifteen (15) Business Days after the date of this Agreement, a proxy statement in preliminary form relating to the Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that pursuant to the Exchange Act the Company may commence mailing the Proxy Statement. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company and Parent agree, each as to itself and their respective Subsidiaries, that none of the information supplied by it or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall provide legal counsel to Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement and any other documents related to the Shareholders Meeting prior to filing of the Proxy Statement and any other such documents, including any amendment thereto, with the applicable Governmental Entity and mailing such documents to the Shareholders. The Company shall include in the Proxy Statement and such other documents related to the Shareholders Meeting all comments reasonably and promptly proposed by Parent or its legal counsel and agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably.

5.4 Shareholders Meeting. The Company will take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene a meeting of Shareholders (the “Shareholders Meeting”) as promptly as practicable after the execution of this Agreement, and in any event no later than forty-five (45) days after (a) the tenth (10th) day after the preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (b) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement; provided, that the date of the Shareholders Meeting may be adjourned, recessed or delayed for a reasonable period (provided, that without the prior written consent of Parent, each such adjournment, recess or delay shall be for a period not to exceed ten (10) days), if as of the time for which the Shareholders Meeting is scheduled, the Company reasonably believes there are insufficient Shares represented (either in person or by proxy) and voting to obtain the Requisite Company Vote or to constitute a quorum necessary to conduct the business of the Shareholders Meeting and the Company shall not otherwise postpone, recess or adjourn such meeting except to the extent required by Law. Subject to Section 5.2(e), the Company Board shall use its reasonable best efforts to obtain the Requisite Company Vote. In the event that subsequent to the date of this Agreement, the Company Board makes a Change of Recommendation, the Company nevertheless shall continue to submit this Agreement to the holders of the Shares for approval at the Shareholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.

5.5 Cooperation; Efforts to Consummate.

(a) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than ten (10) days after the date of this Agreement the notification and report form required under the HSR Act, and requesting early termination of the waiting period thereof with respect to the Merger) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, licenses, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and to permit the conduct of the business by Parent following the Closing, including the transfer or assignment of any registrations, approvals, permits, licenses, or authorizations necessary for the Company or its Subsidiaries to continue to conduct business in compliance with applicable Laws. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Merger and the other transactions contemplated by this Agreement, other than filing, recordation or similar fees.

(b) Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable and consistent with reasonable confidentiality obligations, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent shall have the sole right to control and direct the process by which the parties seek to avoid or eliminate impediments under any applicable antitrust or competition Laws in the United States and shall take the lead in and control all discussions, negotiations and other communications with Governmental Antitrust Entities, subject to good faith consultations with the Company and the inclusion of the Company in meetings with Governmental Entities to the extent permitted by such Governmental Entity. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Without limiting the generality of the undertakings pursuant to this Section 5.5, each of the Company and Parent agree to promptly provide to each and every federal, state or local court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws in the United States (and any such Governmental Entity, a “Governmental Antitrust Entity”) any non-privileged information and documents requested by such Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor Parent (nor any of their respective Subsidiaries) will be obligated in connection with the Merger to enter into any agreement, consent decree or other commitment requiring the divestiture or holding separate of any assets or other restriction on the operation of the businesses of the Company, Parent, or their respective Subsidiaries, or to commence, pursue or defend any litigation, and the Company shall not accept or agree to any such agreement, consent decree, commitment or restrictions without Parent’s prior written consent.

5.6 Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 5.6, the Company shall (and shall cause its Subsidiaries to), upon request by Parent, furnish the Parent with all information concerning itself, its Subsidiaries, directors and officers and other such matters as may be reasonably necessary or advisable in connection with the Merger and the transactions contemplated by this Agreement, and shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by Parent, afford the Parent’s officers and other authorized Representatives reasonable access, during normal business hours (or other mutually agreed time) throughout the period prior to the Effective Time, to Representatives, Contracts, properties, books and records (including the work papers of such party’s independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested.

(b) The foregoing provisions of this Section 5.6 shall not require and shall not be construed to require the Company to permit any access to any of its Representatives, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Parent, would (i) result in the disclosure of any Trade Secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Laws, including any fiduciary duty of the officers and directors of the Company or any of its Subsidiaries, or (iii) waive the protection of any attorney-client privilege. In the event that the Company objects to any request submitted pursuant to and in accordance with this Section 5.6 and withholds information on the basis of the foregoing clauses (i) through (iii), the Company shall inform the Parent as to the general nature of what is being withheld and the Company and Parent shall cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection. All such information shall be governed by the terms of the Confidentiality Agreement.

(c) To the extent that any of the information or material furnished pursuant to this Section 5.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) In order to plan for the efficient integration of the businesses, the Company shall provide Parent and its Representatives reasonable access to, and will cooperate with Parent in its dealings with, the Company’s members, customers, and vendors so that Parent may ensure a smooth continuation of supply and services post-Closing, explore additional opportunities that Parent may offer such members, customers, and vendors post-Closing, evaluate such members’ or customers’ credit profile and discuss reasonable credit support and collateral to support such members’ or customers’ obligations post-Closing. Any arrangements negotiated pursuant to this Section 5.6(d) shall be conditioned upon Closing and shall not take effect under after Closing.

(e) In order to plan for the efficient integration of the businesses, the Company shall provide Parent and its Representatives reasonable access to (i) the Company’s employees, members, customers, and vendors, (ii) data and information regarding the Company’s business, and (iii) other information relevant to such integration, and will cooperate and work in good faith with Parent for the purposes of developing a plan for such integration and taking steps to prepare for such integration of the Company and Parent on or after the Closing Date. Any actions contemplated by the plan for such integration shall be conditioned upon the Closing and shall not take effect until the Closing Date; provided, however, that Parent and the Company will cooperate and work in good faith to take actions prior to the Closing Date to prepare for the integration of the Company and Parent on and after the Closing Date so long as the integration is not effected until the Closing Date.

(f) No exchange of information or investigation by Parent or its representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement.

5.7 Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

5.8 Publicity. The initial press release regarding the Merger shall be a joint press release and, from the date hereof until the Effective Time, the Company and Parent each shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other party, prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except in each case (i) as may be required by Law or by the request of any Governmental Entity, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law or (iii) with respect to any Change of Recommendation made in accordance with this Agreement or Parent’s response thereto.

5.9 Notice of Certain Events. Prior to the Closing Date, the Company shall promptly as reasonably practicable notify Parent in writing of:

(a) any notice or other communication received by the Company or its Subsidiaries from any Person alleging that the consent, approval, permission or waiver from such Person is or may be required in connection with the Merger;

(b) any notice or other communication received by the Company or any of its Subsidiaries from any Governmental Entity in connection with the transactions contemplated hereby; and

(c) the failure of any representation or warranty of the Company contained in this Agreement to be true or accurate at or prior to the Closing that would reasonably be expected to give rise to the failure of any of the conditions set forth in Section 6.2 to be satisfied;

provided, however, that no failure to give such notification shall separately constitute a failure of any condition in Article VI or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis, and no notification given by any party pursuant to this Section 5.9 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify Parent’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company. All information provided pursuant to this Section 5.9 shall be governed by the terms of the Confidentiality Agreement.

5.10 Employee Benefits.

(a) Parent agrees that the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or its Subsidiaries (the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (2) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, except as set forth in Schedule 5.10(a)(2), (3) pension benefits that are no less favorable in the aggregate than provided to similarly situated employees of Parent, (4) welfare benefits (i) as set forth in Schedule 5.10(a)(4)(i) from Closing through December 31, 2017, provided by the Company and its Subsidiaries pursuant to the plans or policies maintained by the Company immediately prior to the Effective Time, and (ii) on and after January 1, 2018, that are no less favorable in the aggregate than provided to similarly situated employees of Parent, and (5) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries pursuant to the severance plan or policy maintained by the Company on January 1, 2017; provided, however, that nothing under this sentence shall require Parent or the Surviving Corporation to provide bonus opportunities under any long term incentive plan, and provided further, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a Company Labor Agreement and Parent shall, and shall cause the Surviving Corporation to, continue to honor all such Company Labor Agreements in accordance with their respective terms.

(b) Parent agrees that if Closing occurs prior to the end of the Company’s fiscal year that started on October 2, 2016, then each employee of the Company actively employed as of immediately prior to the Effective Time and then participating in the Company’s Officer Annual Incentive Plan or Management Achievement Program (the “Company Bonus Plans”) shall be entitled to receive payment in respect of that fiscal year in an amount equal to 50% of such employee’s target opportunity under the applicable plan (each, a “Retention Incentive”); provided that each Continuing Employee must remain employed with the Surviving Corporation through September 30, 2017 (other than as a result of a termination qualifying for severance payments in exchange for signing and not rescinding a release of claims in a form developed by the Company and approved by Parent) to be entitled to the Retention Incentive. Parent shall, or shall cause the Surviving Corporation to, pay the Retention Incentives as soon as administratively practicable following the end of the Company’s fiscal year (or, if earlier, in connection with severance paid to any Continuing Employee). If Closing occurs prior to the end of the Company’s fiscal year that started on October 2, 2016, then for the remainder of that fiscal year, Parent shall provide, or shall cause the Surviving Corporation to provide, each Continuing Employee an annual cash bonus opportunity under an annual cash incentive plan or program maintained by Parent or one of its Affiliates in accordance with Section 5.10(a)(2). If Closing occurs on or after October 1, 2017, then each employee of the Company actively employed as of the completion of the Company’s fiscal year that started on October 2, 2016 and then participating in the Company Bonus Plans shall be entitled to receive payment of his or her respective Retention Incentive, or if greater, an amount equal to such employee’s annual cash bonus based on actual performance (as determined in accordance with the immediately following sentence in this Section 5.10(b)), subject to such employee remaining employed with the Company or the Surviving Corporation through the date of the completion of the Company’s fiscal year that started on October 2, 2016 (other than as a result of a termination qualifying for severance payments in exchange for signing and not rescinding a release of claims in a form developed by the Company and approved by Parent). Such amounts payable under the preceding sentence shall be paid by the Company or the Surviving Corporation as soon as administratively practicable following the Company’s or the Surviving Corporation’s determination of actual performance results for such fiscal year under the Company Bonus Plans, provided that Company performance results shall be determined consistent with the Company’s recent past practices for evaluating and determining performance results for annual bonus payment purposes in the ordinary course of business operations, consistently applied pursuant to the terms of the Company Bonus Plans as in effect as of the date hereof (it being understood that in no event shall such performance determination take into account or effect any extraordinary adjustments (including with respect to the transactions contemplated by this Agreement) without the prior written consent of Parent, and provided further that if an employee experiences a termination qualifying for severance payments then such amount will be paid only in exchange for such employee signing and not rescinding a release of claims in a form developed by the Company and approved by Parent).

(c) Unless otherwise requested by Parent not later than thirty (30) days prior to the Closing Date, the Company shall take all actions, including through resolutions of the Company’s Board (or a duly constituted and authorized committee thereof or other appropriate governing body) that may be necessary or appropriate to cause the Unified Grocers, Inc. Sheltered Savings Plan, as amended and restated effective January 1, 2015 (the “Company 401(k) Plan”), to be frozen effective on the business day immediately preceding the Closing Date, with such freeze being contingent on the Closing. Each Continuing Employee shall be eligible to become a participant in Parent’s defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) on the Closing Date (giving effect to the service crediting provisions of Section 5.10(d)); it being agreed that no Continuing Employee shall experience a gap in eligibility to participate in a tax-qualified defined contribution plan as a result of the transactions contemplated by this Agreement. Parent further agrees that the Company may, prior to the freeze contemplated by this Section 5.10(c) and during calendar year 2017, credit each eligible participant’s account in the Company 401(k) Plan with an amount in respect of the Non-Elective Contributions and Transitional Contributions as applicable, based on 2017 Compensation (as defined in the Company 401(k) Plan) paid through the Effective Time.

(d) Parent shall and shall cause the Surviving Corporation to, use commercially reasonable efforts to (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (2) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (3) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual, and eligibility to participate under each applicable Parent benefit plan in which a Continuing Employee becomes eligible to participate following the Closing Date, as if such service had been performed with Parent, except (x) for benefit accrual under defined benefit pension plans, (y) for purposes participating in grandfathered or frozen benefit plans or for qualifying for subsidized early retirement benefits or (z) to the extent it would result in a duplication of benefits.

(e) Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees accrued as of the Effective Time under the terms of the Company Plans only to the extent those plans are set forth in Section 5.10(e) of the Company Disclosure Letter. Notwithstanding any other provision in this Agreement to the contrary, Parent agrees that it shall it treat (or cause the Surviving Corporation to treat) any individual who as of immediately prior to the Effective Time is a part of the closed group (i) receiving benefits under the Company Retiree Medical Plans, (ii) eligible to receive future benefits under the Company Retiree Medical Plans or (iii) accruing age or years of service credit under the Company Retiree

Medical Plans on a basis no less favorable than similarly situated participants in Parent’s retiree medical plan; provided that such benefits may be delivered pursuant the Company Retiree Medical Plans or the Parent’s retiree medical plan, as each may be amended or terminated from time to time. For purposes of this 5.10(e), “Company Retiree Medical Plans” means the Unified Grocers, Inc. Retiree Medical Plan and the Unified Grocer’s Inc. Officer Retiree Medical Plan.

(f) On or before the Closing Date, the Company shall terminate the Company’s Executive Salary Protection Plan, Supplemental Executive Retirement Plan, and Deferred Compensation Plan I and II and Parent shall, or shall cause the Surviving Corporation to (1) distribute all account balances in the Supplemental Executive Retirement Plan and Deferred Compensation Plans I and II to the applicable participants in such plans as soon as administratively practicable once the proceeds from the underlying surrendered Company-owned life insurance policies are received, and (2) distribute the present value of all accrued benefits under the Executive Salary Protection Plan to the applicable participants in such plan after January 1, 2018 but before January 31, 2018, with the present value under the Executive Salary Protection Plan calculated in a manner consistent with Schedule 5.10(f) and with the Company taking the agreed actions set forth on Schedule 5.10(f). Parent shall, no later than the Closing Date, make an irrevocable contribution to the rabbi trusts established pursuant to each of the Company’s Executive Salary Protection Plan, Supplemental Executive Retirement Plan, and Deferred Compensation Plan I and II, with the amount of such contribution calculated consistent with the methodology set forth on Schedule 5.10(f). Parent shall, or shall cause the Surviving Corporation to, reimburse the participants in the Company’s Executive Salary Protection Plan and the Supplemental Executive Retirement Plan for the employee share of FICA Taxes on the amount of the benefit accrued under that plan following the termination of that plan in a manner consistent with the Company’s past practice.

(g) Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Company Plan, (2) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance with their terms; provided, that any such amendment must take effect in a prospective manner, (3) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (4) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

5.11 Tax Matters. Parent shall prepare and file all Tax returns treating the Company as a cooperative subject to the provisions of Subchapter T of Chapter 1 of Subtitle A of the Code for all tax periods ending on or prior to the Closing Date, unless otherwise required by applicable Law.

5.12 Expenses. Except as otherwise provided in Sections 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with (i) filing the notification and report form required under the HSR Act shall be borne by Parent, (ii) the Proxy Statement and printing and mailing the Proxy Statement shall be borne by the Company and (iii) the R&W Insurance Policy shall be borne by Parent.

5.13 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the State of California, its articles of incorporation and bylaws and under any applicable Contracts with such Indemnified Parties that are set forth on Section 5.13(a) of the Company Disclosure Letter, in each case, in effect on the date of this Agreement, to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, the Company’s articles of incorporation and bylaws and under any applicable Contracts with such Indemnified Parties that are set forth on Section 5.13(a) of the Company Disclosure Letter; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the Laws of the State of California, the Company’s articles of incorporation and bylaws and under any applicable Contracts with such Indemnified Parties that are set forth on Section 5.13(a) of the Company Disclosure Letter shall be made by independent counsel selected by the Surviving Corporation.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. Except as otherwise provided in any applicable Contracts with Indemnified Parties as set forth on Section 5.13 of the Company Disclosure Letter, in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided, that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Further, except as otherwise provided in any applicable Contracts with Indemnified Parties as set forth on Section 5.13 of the Company Disclosure Letter, if such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) At or prior to the Effective Time, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and Parent shall fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of

300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.13.

(e) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 5.13 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts that are set forth on Section 5.13(a) of the Company Disclosure Letter or Laws. Further, in the event of any conflict or inconsistency between this Section 5.13 and the rights and duties under Contracts with Indemnified Parties as set forth on Section 5.13 of the Company Disclosure Letter, the provisions most favorable to the Indemnified Parties shall control. All rights to indemnification and exculpation from liabilities for acts or omission occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the articles of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract between such Indemnified Party and the Company or any of its Subsidiaries that are set forth on Section 5.13(a) of the Company Disclosure Letter, in each case, as in effect on the date of this Agreement, shall survive the Merger and the other transactions contemplated by this Agreement unchanged and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

5.14 Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Approval of Sole Shareholder of Merger Sub. Immediately following execution of this Agreement, Parent (directly or through its Subsidiaries) shall cause the sole shareholder of Merger Sub to execute and deliver, in accordance with applicable Law and its articles of incorporation and bylaws, a written consent approving the plan of merger contained in this Agreement.

5.16 Product and Services Continuation. During the Continuation Period, the Parent shall, or shall cause the Surviving Corporation to

(a) continue to sell products, including dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise, health and beauty care, service deli, service bakery, meat, eggs, produce, bakery and dairy products (the “Member Products”), in the regions where such Member Products are currently sold, to Shareholders who have purchased Member Products in the previous twelve months prior to the date of this Agreement (the “Members”), on terms and conditions (including pricing and quantity terms) no less favorable in all material respects to each such Member as such Member has enjoyed in the previous twelve months prior to the date of this Agreement with respect to such Member Products,

(b) continue to offer the number of items within each category of Member Products that is substantially similar to the number of items currently offered to such Member within such category of Member Products and not materially reduce the number of items offered, and

(c) continue to provide financing and support services, including merchandising, retail pricing, advertising, promotional planning, schematics, scan advantage, retail technology, equipment purchasing and real estate services (the “Member Services”) to Members on terms and conditions (including pricing) no less favorable in all material respects to each such Member as such Member has enjoyed in the previous twelve months prior to the date of this Agreement with respect to such Member Services, in each case of clauses (a) through (c) subject to credit review and such Member having provided reasonable credit support and collateral within thirty (30) days after Closing to support its obligations to Parent or the Surviving Corporation which credit support and collateral will be consistent with the guidelines set forth in Schedule 5.16; provided, however, that the Parent’s and the Surviving Corporation’s obligations under this section:

(i) shall apply only with respect to a Member to the extent such Member continues to purchase Member Products and Member Services, without interruption in all material respects, in the same or greater amount (and in substantially the same mix of Member Products) as such Member has purchased Member Products and Member Services in the twelve months prior to the date of this Agreement (provided, that for purposes of this clause (i): (1) any changes with respect to a Member’s decision to sell, close or otherwise dispose of a non-material portion of its existing store locations and (2) reasonable adjustments resulting from changes in consumer preferences and competitive retail factors in the regions in which such Member operates will not allow for a change to the Parent’s or the Surviving Corporation’s obligations in this Section 5.16) and

(ii) shall apply only with respect to a Member to the extent such Member is and continues to be in good standing with respect to all of its payment obligations (e.g., has made all required payments on time, in full, and without deduction) to Parent, the Surviving Corporation and their respective Affiliates and is not otherwise in material breach of its agreements with Parent, the Surviving Corporation or any of their respective Affiliates and Parent has no reason to believe that Member will not continue to be in good standing, and

(iii) shall not apply to changes that are the direct result of changes in taxes, product or trademark availability from a vendor (including as a result of a change in, addition or termination of a vendor), commodity cost changes, vendor price changes or the extinguishment of patronage payments to Members.

For a period of 18 months following the Closing Date, the Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, use commercially reasonable efforts to maintain and enhance the Company’s approach to Member engagement, including by using its commercially reasonable efforts to retain key employees of the Company who interact directly with the Company’s Members and are critical to maintaining Company’s Member facing functions.

5.17 Exercise of 9607 Rights. Prior to the Closing, the Company shall exercise any rights it may have under California Commercial Code Section 9607 as a secured party under its collateral or security agreements with respect to Members who (a) are in default of their secured payment obligations to the Company in an amount in excess of $2,500 (including with respect to any payment that is past due according to the Company’s standard open credit terms with such Member and any short payments on amounts owed to the Company) or (b) elected to finance their purchase of Shares pursuant to a loan from the Company or any of its Subsidiaries as set forth on Section 5.17(a) of the Company Disclosure Letter, and shall set off against the return of any deposits pursuant to Section 2.2 and/or direct the Paying Agent pursuant to the exercise of these rights to remit to the Company instead of the applicable holder an amount equal to the lesser of (i) the payment obligations in default by such defaulting holder of Shares and/or the outstanding amount of any such loan (and any related interest, fees, or other charges) in respect of Shares as set forth on Section 5.17(a) of the Company Disclosure Letter (which loan shall be correspondingly reduced) and (ii) the maximum aggregate amount of Per Share Class A and Class B Merger Consideration or Per Share Class E Merger Consideration to be paid to such holder in accordance with Section 2.1 or the amount of deposits to be returned to such defaulting holder in accordance with Section 2.2; provided, however, that the Company will not exercise its rights under Section 5.17(a) in respect of (1) containers that are fully reserved on the Company’s balance sheet prepared in accordance with GAAP and are materially consistent with the amount of containers on the date of this Agreement, (2) late fees that are not part of an event of default under the applicable collateral or security agreements in an aggregate amount not to exceed $125,000 or (3) payments that are not more than seven (7) days past due. The Company shall not be required to exercise any rights it may have under California Commercial Code Section 9607 against any Member that is currently the subject of any bankruptcy or insolvency proceeding. Section 5.17(b) of the Company Disclosure Letter sets forth, by Member, the amount of the defaulted secured payment obligations as of the date hereof.

5.18 Letters of Credit. If required by the beneficiaries of the letters of credit issued under the Amended and Restated Credit Agreement listed on Section 5.18 of the Company Disclosure Letter, Parent shall, at or prior to the Closing, cause replacement letters of credit or other reasonably acceptable forms of credit support to be issued in replacement of such letters of credit, including, if necessary to facilitate the Closing, issuing a backstop letter of credit to the issuers under the Amended and Restated Credit Agreement listed on Section 5.18 of the Company Disclosure Letter.

5.19 Shareholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two (2) Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Shareholder Litigation; provided, that, in any event, the Company shall control such defense and/or settlement and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.6, including regarding attorney-client privilege or other applicable legal privilege. No compromise or full or partial settlement of any Shareholder Litigation shall be agreed to by the Company without Parent’s prior written consent.

5.20 R&W Insurance. If Parent elects to obtain a R&W Insurance Policy, the Company shall, and shall cause its officers, directors, employees or agents to, reasonably cooperate with Parent and the R&W Insurer and any of their respective Affiliates or representatives in connection with the issuance of the R&W Insurance Policy, including, but not limited to, providing all documents and information reasonably requested by the R&W Insurer, its Affiliates or any of its or their respective representatives or required for the issuance of the R&W Insurance Policy.

5.21 Regulatory Matters. Prior to the Closing Date or the earlier termination of this Agreement pursuant to Article VIII, the Company shall use its reasonable best efforts to take the actions identified on Section 5.21 of the Company Disclosure Letter, in each case to the reasonable satisfaction of Parent.

ARTICLE VI

Conditions

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by Shareholders constituting the Requisite Company Vote.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 3.6(a) (Absence of Certain Changes) shall be true and correct on the date of this Agreement and as of the Closing Date; (ii) the representations and warranties of the Company set forth in Sections 3.2 (Capital Structure), 3.19 (Indebtedness; Guarantees) and 3.24 (Transaction Expenses) shall be true and correct, subject only to de minimis inaccuracies, on the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct, subject only to de minimis inaccuracies, as of such particular date or period of time); (iii) the representations and warranties of the Company set forth in Sections 3.3 (Corporate Authority; Approval and Fairness), 3.13 (Takeover Statutes) and 3.25 (Brokers and Finders) shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) shall be true and correct on the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Company Closing Certificate. Parent and Merger Sub shall have received at Closing a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) are satisfied.

(e) FIRPTA Certificate. Parent and Merger Sub shall have received a certificate (the “FIRPTA Certificate”) in a form reasonably satisfactory to Parent and Merger Sub and in compliance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2), signed under penalties of perjury by an executive officer of the Company and certifying that the Company has not been a United States real property holding company within the meaning of Code section 897(c)(2) during the period specified in Code section 897(c)(1)(A)(ii); provided that if the Company fails to provide the FIRPTA Certificate, Parent’s only remedy for the failure to provide any such certificate will be to withhold from the payments to be made to the Paying Agent pursuant to this Agreement any required withholding tax under Code Section 1445.

6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification by materiality contained therein) on the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent and Merger Sub Closing Certificate. The Company shall have received at Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) are satisfied.

ARTICLE VII

Termination

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company or Parent, as the case may be:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., Pacific Time on October 7, 2017 (the “Outside Date”), except that if, as of the Business Day preceding the Outside Date (without any extension thereto), the conditions set forth in Section 6.1(b) or Section 6.1(c) (due to any Order imposed by a Governmental Antitrust Entity) have not been satisfied or waived, then either Parent or the Company (provided that such party has complied in all material respects with its obligations under Section 5.5) may by written notice extend the Outside Date to January 5, 2018; provided, that, the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Merger to be consummated on or before such date;

(c) by either Parent or the Company, if the Requisite Company Vote shall not have been obtained upon a vote taken thereon at the Shareholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement);

(d) by either Parent or the Company, if any Order permanently enjoining, restraining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party if such party has breached in any material respect its obligations under Section 5.5 in a manner that shall have proximately contributed to the failure of a condition to the consummation of the Merger;

(e) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Company shall have become untrue after the date of this Agreement, in either case such that the conditions in Sections 6.2(a) or 6.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date);

(f) by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue after the date of this Agreement, in either case such that the conditions in Sections 6.3(a) or 6.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by the Company to Parent or (ii) three (3) Business Days prior to the Outside Date); or

(g) by Parent, prior to the time the Requisite Company Vote is obtained, if the Company Board shall have made a Change of Recommendation.

7.2 Effect of Termination and Abandonment.

(a) Except to the extent provided in Sections 7.2(b) and 7.2(c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or Willful and Material Breach of this Agreement and (ii) the provisions set forth in Section 5.12 (Expenses), this Section 7.2 and the second sentence of Section 8.1 shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated:

(i) by either the Company or Parent pursuant to Section 7.1(b) (Outside Date), by either the Company or Parent pursuant to Section 7.1(c) (Requisite Company Vote Not Obtained), or by Parent pursuant to Section 7.1(e) (Company Breach), and, in each case,

(A) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or made publicly to the Shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (1) prior to the date of termination, with respect to any termination pursuant to Section 7.1(b) (Outside Date), or (2) prior to the date of the Shareholders Meeting, with respect to termination pursuant to pursuant to Section 7.1(c) (Requisite Company Vote Not Obtained)), and

(B) within twelve months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Shareholders or otherwise not opposed, an Acquisition Proposal which Acquisition Proposal is subsequently consummated (even if after such twelve month period); provided, (X) that, for the purposes of this Section 7.2(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be reference to “50%” and (Y) for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s Shareholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates;

(ii) by Parent pursuant to Section 7.1(g) (Change of Recommendation); or

(iii) by the Company pursuant to Section 7.1(c) (Requisite Company Vote Not Obtained) and, on or prior to the date of the Shareholders Meeting, any event giving rise to Parent’s right to terminate pursuant to Section 7.1(g) shall have occurred;

then, (1) in the case of Section 7.2(b)(i), within two (2) Business Days after consummation of such Acquisition Proposal, (2) in the case of Section 7.2(b)(ii), within two (2) Business Days after termination of this Agreement, and (3) in the case of Section 7.2(b)(iii), concurrently with the termination of this Agreement, the Company shall pay a termination fee of $8,000,000, plus all reasonable and documented out-of-pocket costs and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, which reimbursed costs and expenses shall not exceed $1,000,000 in the aggregate (collectively, the “Company Termination Fee”), to Parent in each case by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall the Company be obligated to pay the Company Termination Fee on more than one (1) occasion.

(c) If the Company or Parent terminates this Agreement under Section 7.1(b) or Section 7.1(d) after the Requisite Company Vote has been obtained and, in either case, at the time of such termination, the condition set forth in Section 6.1(b) has not been satisfied, then within two (2) Business Days after such termination, Parent shall pay a termination fee of $9,500,000 (the “Parent Termination Fee”), to Company by wire transfer of immediately available funds to an account designated in writing by Company. In no event shall Parent be obligated to pay the Parent Termination Fee on more than one (1) occasion.

(d) The parties acknkowledge that the agreements contained in Section 7.2(b) and Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if (i)the Company fails to timely pay the amount due pursuant to Section 7.2(b) or (ii) Parent fails to timely pay the amount due pursuant to Section 7.2(c) (any such amount due, a “Termination Payment”), and, in order to obtain such payment, the party entitled to receive such payment (the “Recipient”) commences a suit that results in a judgment against the party obligated to make such payment (the “Payor”) for the applicable Termination Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such Termination Payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE VIII

Miscellaneous and General

8.1 Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Sections 5.10 (Employee Benefits), 5.12 (Expenses), 5.13 (Indemnification; Directors’ and Officers’ Insurance) and 5.16 (Product and Services Continuation) shall survive the consummation of the Merger. This Article VIII (other than Section 8.2 (Modification or Amendment), Section 8.3 (Waiver) and Section 8.13 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Sections 5.12 (Expenses) and 7.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

8.2 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the receipt of the Requisite Company Vote, no amendment shall be made which by applicable Law requires further approval by the holders of Shares without obtaining such further approval.

8.3 Waiver. Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

8.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, EXCEPT THAT (I) THE INTERNAL AFFAIRS OF THE CORPORATIONS PARTY HERETO THAT ARE ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF CALIFORNIA, INCLUDING FIDUCIARY DUTIES OF THE DIRECTORS AND OFFICERS OF SUCH CORPORATIONS, AND (II) ALL OTHER PROVISIONS OF, OR TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT THAT ARE EXPRESSLY OR OTHERWISE REQUIRED TO BE GOVERNED BY CGCL SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

(b) Each of the parties to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6 Specific Performance.

(a) Each of the parties to this Agreement acknowledges and agrees that the rights of each party to consummate the Merger and the other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies a party may have in equity or at law, each party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in accordance with Section 8.5 without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(b) To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

8.7 Notices. Any notice, request, instruction or other communications or document to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by facsimile or email, provided, that the transmission of the facsimile or email is promptly confirmed:

If to Parent or Merger Sub:

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, MN 55344

Telephone: (952) 828-4623

Facsimile: (952) 828-4403

Email: karla.c.robertson@supervalu.com

Attn: Karla C. Robertson

With a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 S. Seventh Street

Minneapolis, MN 55402

Telephone: (612) 766-7000

Facsimile: (612) 766-1600

Email: mike.stanchfield@FaegreBD.com

    kate.sherburne@FaegreBD.com

Attn: Michael A. Stanchfield

 Kate Sherburne

If to the Company:

Unified Grocers, Inc.

5200 Sheila Street

Commerce, CA 90040

Telephone: (323) 881-4225

Facsimile: (323) 729-6616

Email: MKasper@unifiedgrocers.com

Attn: General Counsel

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Telephone: (310) 712-6600

Facsimile: (310) 712-8800

Email: resslera@sullcrom.com

Attn: Alison S. Ressler

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (c) three (3) Business Days after deposit in the mail, if sent by registered or certified mail, or (d) upon confirmation of successful transmission if sent by facsimile or email. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 8.7.

8.8 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated August 2, 2016, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

8.9 Third Party Beneficiaries. Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, except (i) the rights of third party beneficiaries, after the Effective Time, as are provided in Section 5.13 (Indemnification; Directors’ and Officers’ Insurance), and (ii) the rights of Shareholders, after the Effective Time, to receive the aggregate consideration payable pursuant to Article II of this Agreement, which rights set forth in the preceding clauses (i) and (ii) of this Section 8.9 are hereby expressly acknowledged and agreed by Parent and Merger Sub. The parties hereto further agree that the rights of third party beneficiaries under clause (i) and clause (ii) of the first sentence of this Section 8.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one party to another party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedules, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not simply mean “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) The Company Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more covenants contained in Article V. Inclusion of any items or information in the Company Disclosure Letter and Parent Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

8.13 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties, except that Parent may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, that any such designation shall not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or otherwise materially impair or impede the rights of the Shareholders under this Agreement; provided, further, that no assignment shall relieve Parent of any of its obligations pursuant to this Agreement. Any purported assignment in violation of this Agreement is void.

8.14 Definitions. As used in this Agreement the following terms shall have the meanings ascribed to them below:

“Acquisition Proposal” means (i) any inquiry, proposal, offer or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or any of its Subsidiaries or 15% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Company, in each case, other than as contemplated by this Agreement.

“Affiliate” means when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.2(d)(iv).

“Amended and Restated Credit Agreement” means the amended and restated credit agreement dated as of June 28, 2013, as amended by the first amendment and consent dated as of June 27, 2014 and as further amended by the second amendment, consent and lender joinder dated as of December 18, 2014 and the Consent dated as of June 26, 2015, among the Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other agents party thereto.

“Amended and Restated Loan and Security Agreement” means the amended and restated loan and security agreement, dated as of September 26, 2014 as amended by amendment number one dated as of June 26, 2015 as further amended by amendment number two as of September 23, 2016, and as further amended by amendment number three as of December 22, 2016, by and among the Company and Grocers Capital Company, the lenders party thereto, and California Bank & Trust, as arranger and administrative agent.

“Applicable Company Reports” means the Company Reports filed with the SEC on or after the Applicable Date and at least five (5) Business Days prior to the date of this Agreement (but excluding, in each case, any disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein and any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature).

“Applicable Date” shall have the meaning set forth in Section 3.5(a).

“Appreciation Unit” shall have the meaning set forth in Section 2.4(b).

“Articles” shall have the meaning set forth in Section 1.4.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Share” shall mean each book-entry account formerly representing any non-certificated Shares (other than Excluded Shares).

“Business Day” shall have the meaning set forth in Section 1.2.

“Bylaws” shall have the meaning set forth in Section 1.5.

“Certificate” shall mean any certificate formerly representing any Shares (other than Excluded Shares).

“CGCL” shall have the meaning set forth in the Recitals.

“Change of Recommendation” shall have the meaning set forth in Section 5.2(d)(iv).

“Chosen Courts” shall have the meaning set forth in Section 8.5(b).

“Class A Shares” shall have the meaning set forth in Section 3.2(a).

“Class B Shares” shall have the meaning set forth in Section 3.2(a).

“Class C Shares” shall have the meaning set forth in Section 3.2(a).

“Class E Shares” shall have the meaning set forth in Section 3.2(a).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.3(g).

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 5.10(c).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Bonus Plans” shall have the meaning set forth in Section 5.10(b).

“Company Disclosure Letter” shall have the meaning set forth in Article III.

“Company IT Assets” shall have the meaning set forth in Section 3.17(d).

“Company Labor Agreements” shall have the meaning set forth in Section 3.16(a).

“Company LTIP” shall have the meaning set forth in Section 2.4(a).

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, employment agreement, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries. Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA” and “ERISA Plans,” respectively), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Products” shall have the meaning set forth in Section 3.10(a).

“Company Recommendation” shall have the meaning set forth in Section 3.3(b).

“Company Reports” shall have the meaning set forth in Section 3.5(a).

“Company Retiree Medical Plans” shall have the meaning set forth in Section 5.10(e).

“Company Termination Fee” shall have the meaning set forth in Section 7.2(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 8.8.

“Constituent Corporations” shall have the meaning set forth in the Preamble.

“Continuation Period” shall mean a period of one (1) year following the Closing Date.

“Continuing Employees” shall have the meaning set forth in Section 5.10(a).

“Contract” shall have the meaning set forth in Section 3.4(b).

“Costs” shall have the meaning set forth in Section 5.12.

“Customer Data” means all data, meta data, information or other content (i) transmitted to the Company by users or customers of the Company IT Assets, or (ii) otherwise stored or hosted by the Company or the Company Products.

“Dissenting Shareholders” shall mean any Shareholders who did not vote in favor of the Merger and with respect to which a demand to the Company for purchase of such Shares is duly made in accordance with Chapter 13 of the CGCL and not subsequently and effectively withdrawn or forfeited.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environmental Law” means Law relating to: (A) the pollution, protection or restoration of or prevention of harm to health, safety or the environment or natural resources, (B) the handling, use, transportation, treatment, storage, presence, disposal, release or threatened release of or exposure to any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permits” shall have the meaning set forth in Section 3.14(a).

“ERISA” shall have the meaning set forth in Section 8.14.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as “single employer” within the meaning of Section 414 of the Code.

“ERISA Plans” shall have the meaning set forth in Section 8.14.

“Exchange Act” shall have the meaning set forth in Section 3.4(a).

“Excluded Shares” shall mean (a) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties and (b) Shares held by Dissenting Shareholders.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration.

“Full Value Unit” shall have the meaning set forth in Section 2.4(a).

“GAAP” shall have the meaning set forth in Section 3.5(e).

“Governmental Antitrust Entity” shall have the meaning set forth in Section 5.5(c).

“Governmental Entity” shall have the meaning set forth in Section 3.4(a).

“Hazardous Substance” means any substance, pollutant, contaminant, material or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant,” or words of similar meaning, including petroleum product or by-product, asbestos, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and any other substance that poses a risk of harm or may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“HIPAA” shall have the meaning set forth in Section 3.8(o).

“HITECH Act” shall have the meaning set forth in Section 3.8(o).

“HSR Act” shall have the meaning set forth in Section 3.4(a).

“Indebtedness” means, with respect to any Person, at any date, without duplication: (a) all indebtedness of such Person for borrowed money, or issued in substitution for, or in exchange of, such indebtedness, whether current or funded, secured or unsecured (including lines of credit, term loans, mortgage loans, bonds, debentures and notes) including the principal, interest and fees owing thereon, (b) all liabilities of such Person evidenced by any note, bond, debenture or other debt security, (c) all liabilities for the deferred purchase price of property or services (including any liabilities relating to any earn-out, contingency payments, seller notes or similar obligations) with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) all liabilities under any lease which has been, or should be under GAAP, recorded as a capital lease, (f) all obligations of the Company and its Subsidiaries with respect to letters of credit, surety bonds, bank guarantees, bankers’ acceptances or similar facilities to the extent drawn upon, including the principal, interest and fees owing thereon, (g) all obligations under commodity and swap agreements, hedge or hedge-like instruments, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, (h) all obligations of the type referred to in clauses (a) through (g) above of any other Person, the payment of which such Person is liable as obligor, guarantor, surety or otherwise, and (i) prepayment penalties or fees, breakage costs or other similar amounts in connection with the repayment of any such indebtedness or other liabilities in clauses (a) through (g). For purposes of calculating Indebtedness, all interest, redemption or prepayment premiums or penalties, breakage costs and any other fees and expenses (if any) which would be payable if Indebtedness were paid in full at Closing shall be treated as Indebtedness.

“Indemnified Parties” shall have the meaning set forth in Section 5.13(a).

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy or security of Personal Information.

“Insurance Policies” shall have the meaning set forth in Section 3.18.

“Intellectual Property” means all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) all other intellectual property rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge,” with respect to the Company or any of its Subsidiaries, means the actual knowledge of the Persons listed on Section 8.14(a) of the Company Disclosure Letter after due inquiry of their direct reports or those individuals who would reasonably be expected to have relevant subject matter knowledge.

“Laws” shall have the meaning set forth in Section 3.9(a).

“Lease” shall have the meaning set forth in Section 3.12(h).

“Leased Real Property” shall have the meaning set forth in Section 3.12(h).

“Letter of Transmittal” shall have the meaning set forth in Section 2.3(b)(i).

“Licenses” shall have the meaning set forth in Section 3.9(c).

“Lien” means, with respect to any specified asset, any and all liens (statutory or otherwise), mortgages, deeds of trust, hypothecations, claims, encumbrances, restrictions, charges, easements, encroachments, title defects, attachments, equitable interests, rights of first refusal or rights of first offer, options, pledges and security interests thereon.

“Lien Release Actions” means any action required to be taken to effect the release of applicable Liens on the Company’s or its Subsidiaries’ properties and assets existing immediately prior to the Closing, including the filing of UCC-3 termination statements, the filing and recordation of mortgage or deed of trust Lien releases in the county in which the applicable mortgaged property is located and any other action required to effectuate the release of such Liens (including the payment of any fees, expenses or Taxes required to be paid to effectuate the release of the Liens), the transmittal of termination letters pursuant to deposit account control agreements and the filing of lien terminations with the USPTO.

“LTIP Units” shall have the meaning set forth in Section 2.4(b).

“Material Adverse Effect” means any change, event, occurrence, state of facts, development or effect that, individually or taken together with any other changes, events, occurrences, states of facts, developments or effects is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, operations, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Material Adverse Effect: (a) general changes in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States; (b) changes that are the result of factors generally affecting the industry or markets or geographical areas in which the Company and its Subsidiaries operate; (c) any loss of, or adverse change, in the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship caused by the entry into, announcement, pendency or performance of the transactions contemplated by this Agreement or resulting or arising from the identity of Parent or any of its Affiliates (it being understood this clause (c) shall not apply with respect to the representations and warranties set forth in Section 3.3, Section 3.4 or Section 3.8(i)); (d) changes in GAAP or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement (it being understood that this clause (d) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with Law or GAAP (or any interpretation of GAAP) prior to the date of this Agreement); (e) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided, that the exception in this clause (e) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (f) any change, event, occurrence or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event, whether or not caused by any Person, or any national or international calamity or crisis or (g) the performance by the Company of its obligations under this Agreement and the Company’s compliance with Section 5.1; provided, further, that, with respect to clauses (a), (b), (d) and (f), such change, event, occurrence or effect does not (1) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (2) disproportionately adversely affect the Company and its Subsidiaries compared to other companies in the industries in which the Company and its Subsidiaries operate.

“Material Contract” shall have the meaning set forth in Section 3.11(a).

“Member Products” shall have meaning set forth in Section 5.16.

“Member Services” shall have the meaning set forth in Section 5.16.

“Members” shall have the meaning set forth in Section 5.16.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Filing” shall have the meaning set forth in Section 1.3.

“Merger Sub” shall have the meaning set forth in the Preamble.

“MEWA” shall have the meaning set forth in Section 3.8(q).

“Multiemployer Plan” shall have the meaning set forth in Section 3.8(d).

“Order” shall have the meaning set forth in Section 6.1(c).

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Owned Real Property” shall have the meaning set forth in Section 3.12(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall have the meaning set forth in Section 5.10(c).

“Parent Disclosure Letter” shall have the meaning set forth in Article IV.

“Parent Termination Fee” shall have the meaning set forth in Section 7.2(c).

“Paying Agent” shall have the meaning set forth in Section 2.3(a).

“Payment Fund” shall have the meaning set forth in Section 2.2(b)(iii).

“Payoff Letters” means letters from the lenders and other holders of Indebtedness of the Company and its Subsidiaries set forth on Section 8.14(b) of the Company Disclosure Letter showing the amount, if any, and terms required to discharge all such Indebtedness existing immediately prior to the Closing and to undertake the Lien Release Actions immediately following the Closing with respect to such Indebtedness.

“Payor” shall have the meaning set forth in Section 7.2(d).

“PCI-DSS” shall mean any and all applicable standards, guidance and best practices released by the PCI Security Standards Council.

“Per Share Class A and Class B Merger Consideration” shall have the meaning set forth in Section 2.1(a).

“Per Share Class E Merger Consideration” shall have the meaning set forth in Section 2.1(b).

“Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or are being contested in good faith, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practices that (A) relate to obligations that are not delinquent and (B) are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole and that do not materially adversely affect either continuation of the current use, occupancy or activity conducted by the Company or any of its Subsidiaries at the affected property or the market value of such property, (iii) generally applicable zoning, building, land use and other similar laws which are not violated in any material respect by the current use and operation of the Owned Real Property and Leased Real Property, (iv) easements, rights of way, servitudes, covenants, conditions, restrictions of public record in the jurisdiction where the property is located that do not prevent the current use or occupancy of the affected property or materially detract from the value, (v) Liens identified in Section 3.12 of the Company Disclosure Letter or reflected on title policies, title reports, surveys or other similar reports of listings which have previously been made available to Parent, (vi) conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business, (viii) gaps in chain of title evident from the records of the relevant Governmental Entity maintaining applicable registrations not, individually or in the aggregate, materially detracting from the value of the Owned Real Property or materially interfering with the ordinary conduct of business, (ix) exclusive licenses set forth in Section 8.14(c) of the Company Disclosure Letter and non-exclusive licenses granted in the ordinary course of business and (x) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the applicable property subject thereto or affected thereby.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means information that specifically identifies an individual person.

“PHI” shall have the meaning set forth in Section 3.8(o).

“Proxy Statement” shall have the meaning set forth in Section 5.3(a).

“R&W Insurance Policy” shall mean a liability insurance policy pursuant to which the R&W Insurer shall provide certain coverage to Parent, as specified in the such policy, in respect of a breach of the representations and warranties set forth in Article III of this Agreement, which has been bound by the R&W Insurer on or prior to the Effective Time, if Parent so elects to seek to obtain a R&W Insurance Policy pursuant to Section 5.20.

“R&W Insurer” shall mean the primary insurer issuing the R&W Insurance Policy.

“R&W Insurance Premium shall mean the premium due under the R&W Insurance Policy.

“Recipient” shall have the meaning set forth in Section 7.2(d).

“Regulatory Authorization” shall mean all approvals, permits, licenses, certifications, clearances, registrations, consents, authorizations, exemptions and orders issued or granted by a Governmental Entity to allow one or more of the Company Products to be manufactured, packaged, labeled, stored, marketed, sold or distributed in the United States.

“Regulatory Laws” shall have the meaning set forth in Section 3.10(a).

“Representatives” shall have the meaning set forth in Section 5.2(a).

“Requisite Company Vote” shall have the meaning set forth in Section 3.3(a).

“Retention Incentive” shall have the meaning set forth in Section 5.10(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(b).

“SEC” shall have the meaning set forth in Section 3.5(a).

“Securities Act” shall have the meaning set forth in Section 3.5(a).

“Shareholder Litigation” means any claim or proceeding (including any class action or derivative litigation) against the Company or the members of the Company Board related to the Agreement, the Merger or other transactions contemplated in this Agreement, including disclosures made under securities law and regulations thereto.

“Shareholders” shall have the meaning set forth in Section 2.2(b)(iii).

“Shareholders Meeting” shall have the meaning set forth in Section 5.4.

“Shares” shall have the meaning set forth in Section 3.2(a).

“Sublease” shall have the meaning set forth in Section 3.12(h).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal that would result in a Person or group becoming the beneficial owner of, directly or indirectly, more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Company or more than 50% of the total voting power of the equity securities of the Company, that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal, the likelihood of the proposal being consummated in accordance with its terms and the timing of such consummation, that if consummated, would result in a transaction more favorable to the Shareholders than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction proposed by Parent pursuant to Section 5.2(e)).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.13.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, abandoned or unclaimed property, escheat, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Fee” shall have the meaning set forth in Section 7.2(b).

“Termination Payment” shall have the meaning set forth in Section 7.2(d).

“Third Party Manufacturer” shall have the meaning set forth in Section 3.10(c).

“Trade Secrets” shall have the meaning set forth in Section 8.14.

“Transaction Expenses” means (a) the out-of-pocket fees and expenses, including of investment bankers, legal counsel, accountants and other advisors, payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, (b) all amounts payable in respect of the LTIP Units pursuant to Sections 2.4(a) and 2.4(b) together with the employer portion of any payroll taxes payable in connection with such payments, and (c) any amounts due under the Company’s Executive Salary Protection Plan, Supplemental Executive Retirement Plan, and Deferred Compensation Plan I and II, Officer Annual Incentive Plan, Management Achievement Program, Sheltered Savings Plan (401(k) plan), and any transaction-related bonus, change-in-control payment or similar sale bonuses owed by the Company or any of its Subsidiaries to any officer, director or employee of the Company or any of its Subsidiaries, solely as a result of the consummation of the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning set forth in Section 3.15(q).

“USDA” means the U.S. Department of Agriculture.

“Voting Agreements” shall have the meaning set forth in the Recitals.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

UNIFIED GROCERS, INC.

By:	/s/ Robert M. Ling, Jr.
Name: Robert M. Ling, Jr.
Title: President and Chief Executive Officer

By:	/s/ Mary M. Kasper
Name: Mary M. Kasper
Title: Senior Vice President, General Counsel and Secretary

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SUPERVALU INC.

By:	/s/ Mark Gross
Name: Mark Gross
Title: President and Chief Executive Officer

By:	/s/ Karla Robertson
Name: Karla Robertson
Title: Executive Vice President, General Counsel, Corporate Secretary

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

WEST ACQUISITION CORPORATION

By:	/s/ Karla Robertson
Name: Karla Robertson
Title: Chief Executive Officer, President and Secretary

By:	/s/ Bruce Besanko
Name: Bruce Besanko
Title: Vice President

Annex B

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of April 10, 2017, between SUPERVALU INC., a Delaware corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of Unified Grocers, Inc., a California corporation (the “Company”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, the Company, and Unified Grocers, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Company.

B. As a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent has requested that the Shareholder agree to certain matters regarding the retention and voting of the Shares (as defined in the Merger Agreement) beneficially owned by the Shareholder, which are listed on the signature page hereto (the “Original Shares” and, together with any additional Shares acquired by the Shareholder as contemplated in Section 1.4, the “Covered Shares”) in connection with the Merger.

C. Capitalized terms used in this Agreement that are not otherwise defined have the meanings given to them in the Merger Agreement.

In consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

ARTICLE I

AGREEMENT NOT TO TRANSFER

1.1 Transfer and Encumbrance. The Shareholder agrees not to, directly or indirectly, sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give, or otherwise dispose of or create or permit to exist any Lien of any nature whatsoever in each case, other than as otherwise contemplated by this Agreement or the Pledge and Security Agreement entered into between the Shareholder and the Company and other than as a result of death (each, a “Transfer”) with respect to any Covered Shares or any interest therein, or to solicit or make any offer or agreement relating thereto, at any time prior to the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms (the “Expiration Date”), except for any repurchases by the Company, after the record date for the Shareholders Meeting, of Covered Shares at a price not in excess of that which would be payable in respect of such Covered Shares pursuant to the Merger Agreement.

1.2 Voting, Proxies, and Powers of Attorney. Except pursuant to this Agreement, the Shareholder shall not, directly or indirectly, grant any proxy or power of attorney with respect to any of the Covered Shares, deposit any of the Covered Shares into a voting trust, or enter into a voting agreement with respect to any of the Covered Shares.

1.3 Notice to Parent. Other than in connection with the repurchases contemplated by Section 1.1, the Shareholder will notify Parent promptly, and will provide all details requested by Parent, if the Shareholder is approached or solicited, directly or indirectly, by any Person regarding any matter described in Section 1.1 or Section 1.2.

1.4 Additional Purchases. The Shareholder agrees that any Shares that the Shareholder shall purchase or with respect to which the Shareholder shall otherwise acquire beneficial ownership after the execution of this Agreement and before the Expiration Date shall constitute Covered Shares subject to the terms and conditions of this Agreement.

ARTICLE II

AGREEMENT TO VOTE SHARES,

GRANT PROXY, AND SUPPORT FOR THE MERGER

2.1 Agreement to Vote Shares. At every meeting of the shareholders of the Company called with respect to any of the following, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Shareholder agrees to vote the Covered Shares (and any other Shares that the Shareholder is entitled to vote at the time of any vote or action by written consent) (i) in favor of the approval of the Merger Agreement, the Merger, and any matter that could reasonably be expected to facilitate the Merger, (ii) against any Acquisition Proposal or any other proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) against any matter that would cause a breach of the terms of the Merger Agreement or otherwise frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the Merger Agreement. Except as expressly permitted under Section 5.2(b) or 5.2(e) of the Merger Agreement, the Shareholder further agrees not to take any action prohibited by Section 5.2(a) of the Merger Agreement.

2.2 Grant of Proxy. The Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 2.1. This proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. This proxy and power of attorney granted by the Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Shareholder with respect to the Covered Shares. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death, or incapacity of the Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

2.3 Support for the Merger. The Shareholder represents that it supports the Merger. The Shareholder shall take reasonable steps to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and will refrain from actions that are intended or reasonably likely to interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE SHAREHOLDER

The Shareholder represents, warrants, and covenants to Parent as follows:

3.1 Ownership of Shares. The Shareholder is the sole beneficial and record owner and holder of the Original Shares, which at the date hereof are free and clear of any Liens other than pursuant to the Pledge and Security Agreement entered into between the Shareholder and the Company. All of the Covered Shares at all times up until the Expiration Date will be free and clear of any Liens other than pursuant to the Pledge and Security Agreement entered into between the Shareholder and the Company. The Shareholder does not own, beneficially or of record, as of the date of this Agreement any Shares (or derivative rights with respect to any Shares) other than the Shares listed on the signature page hereto.

3.2 Authority; Due Execution. The Shareholder has full corporate or other power and authority to make, enter into, and carry out the terms of this Agreement. The Shareholder has duly executed and delivered this

Agreement and (assuming the due authorization, execution, and delivery of this Agreement by Parent) this Agreement constitutes a valid and binding obligation of the Shareholder.

3.3 No Conflict; Consent. Neither the execution of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the organizational documents of the Shareholder, the terms of any agreement by which the Shareholder or any of its property or assets are bound, or by any decree, judgment, order, law, or regulation now in effect of any court or other governmental body applicable to the Shareholder or any of its property or assets. No consent, approval, or authorization of, or declaration or filing with, any Governmental Entity or other Person on the part of the Shareholder is required in connection with the valid execution of this Agreement by the Shareholder or the consummation of the transactions under this Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PARENT

4.1 Authority; Due Execution. Parent has full corporate power and authority to make, enter into, and carry out this Agreement. A duly authorized officer of Parent has duly executed and delivered this Agreement and (assuming the due authorization, execution, and delivery of this Agreement by the Shareholder) this Agreement constitutes a valid and binding obligation of Parent.

4.2 No Conflict; Consent. Neither the execution of this Agreement by Parent nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Parent or any of its property or assets are bound or by any decree, judgment, order, law, or regulation now in effect of any court or other governmental body applicable to Parent or any of its property or assets. No consent, approval, or authorization of, or declaration or filing with, any Governmental Entity or other Person on the part of Parent is required in connection with the valid execution of this Agreement by Parent or the consummation by Parent of the transactions under this Agreement.

ARTICLE V

TERMINATION

5.1 Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the written agreement of Parent and the Shareholder to terminate this Agreement. Nothing in this Article V shall relieve any party of liability for any breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

6.3 Amendments and Modification. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to Parent at law or in equity.

6.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the internal laws of the State of California as such laws are applied to contracts entered into and to be performed entirely within California.

6.6 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

6.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

6.8 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

6.9 Further Assurances. Parent and the Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

[Signature Page Follows]

The parties have caused this Agreement to be duly executed on the day and year first above written.

SUPERVALU INC.

By:

Name:

Title:

[SHAREHOLDER]

By:

Name:

Title:

Number of Shares beneficially owned by the Shareholder: (as of the date of this Agreement)

Class A Shares:

Class B Shares:

Class C Shares:

Class E Shares:

Annex C

CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections.

The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex D

April 10, 2017

Board of Directors

Unified Grocers, Inc.

5200 Sheila Street

Commerce, CA 90040

Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Shares, without par value (“Class A Shares”) and Class B Shares, without par value (“Class B Shares” and together with the Class A Shares, “Shares”), of Unified Grocers, Inc. (the “Company”), other than Parent (as defined below), Merger Sub (as defined below) or any other direct or indirect wholly-owned subsidiary of Parent, the Company or any direct or indirect wholly-owned subsidiary of the Company, any holders of Class A Shares and/or Class B Shares that are party to a Voting Agreement (as defined in the Agreement), and any Dissenting Shareholders (as defined in the Agreement) (collectively, “Excluded Holders”), of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, SUPERVALU INC., a Delaware corporation (“Parent”), and West Acquisition Corporation, a California corporation and wholly owned subsidiary of Parent (the “Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and, among other things, each issued and outstanding Class A Share and Class B Share will be converted into the right to receive $200.27 in cash (the “Merger Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including risk adjusted financial forecasts provided to us and discussed with us by the management of the Company (the “Risk Adjusted Forecasts”); (iii) reviewed appraisals performed by an independent third-party with respect to certain real property owned by the Company (the “Real Estate Appraisals”); (iv) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) through (iii) of this paragraph, as well as the business and prospects of the Company generally; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) considered the results of efforts by or on behalf of the Company, including by us at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of the Company; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) reviewed a draft, dated April 10, 2017, of the Agreement; (ix) participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. Our opinion is based on the Risk Adjusted Forecasts and we express no opinion under any other set of forecasts, including the Company’s strategic plan. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal (other than the Real Estate Appraisals).

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Merger Consideration from a financial point of view to the holders of Shares (other than Excluded Holders). For purposes of our opinion, we have, with your consent, assumed that the treatment of the Class A Shares and Class B Shares in the Transaction is identical notwithstanding any differences between the two classes of shares set forth in the Company’s organizational documents. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of Parent. We have provided investment banking and other services to the Company and in the future may provide such services to Parent and have received and may receive compensation for such services. In the past two years prior to the date hereof, we acted as financial advisor to the Company in a strategic evaluation of the Company, which engagement led to our subsequent engagement by the Company to act as financial advisor in connection with the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Merger Consideration from a financial point of view to the holders of Shares (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Merger Consideration to be received by holders of Shares in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

UNIFIED GROCERS, INC.

FOR SPECIAL MEETING OF SHAREHOLDERS ON JUNE 22, 2017

Important Notice Regarding the Availability of Proxy Materials for the Special

Shareholder Meeting To Be Held on June 22, 2017

This form of proxy and the Proxy Statement are

Available Online at the Following Website:

www.unifiedgrocers.com/Learn About Us/Financial Information

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints RICHARD E. GOODSPEED, ROBERT M. LING, JR. and MARY M. KASPER, attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares, Class B Shares and Class E Shares which the undersigned is entitled to vote, at the special meeting of shareholders of Unified Grocers, Inc. to be held on June 22, 2017, or at any adjournment or postponement thereof, as follows, and, at their discretion, upon such other matters as may properly come before the special meeting of shareholders:

1.	APPROVAL OF THE MERGER AGREEMENT.

Vote by Class A Shares.

To approve the Agreement and Plan of Merger, dated as of April 10, 2017, by and among Unified Grocers, Inc., SUPERVALU INC. and West Acquisition Corporation, as it may be amended from time to time.

☐	FOR

☐	AGAINST

☐	ABSTAIN

Vote by Class B Shares.

To approve the Agreement and Plan of Merger, dated as of April 10, 2017, by and among Unified Grocers, Inc., SUPERVALU INC. and West Acquisition Corporation, as it may be amended from time to time.

☐	FOR

☐	AGAINST

☐	ABSTAIN

Vote by Class E Shares.

To approve the Agreement and Plan of Merger, dated as of April 10, 2017, by and among Unified Grocers, Inc., SUPERVALU INC. and West Acquisition Corporation, as it may be amended from time to time.

☐	FOR

☐	AGAINST

☐	ABSTAIN

2.	ADVISORY APPROVAL OF CERTAIN COMPENSATION ARRANGEMENTS.

Vote by Class A Shares.

To approve, by non-binding, advisory vote, certain compensation arrangements for Unified Grocers, Inc.’s named executive officers in connection with the merger.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3.	APPROVAL TO ADJOURN THE SPECIAL MEETING.

Vote by Class A Shares.

To approve one or more adjournments of the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement.

☐	FOR

☐	AGAINST

☐	ABSTAIN

The Board of Directors unanimously recommends that you vote “FOR” approval of the proposal to approve the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Unified’s named executive officers in connection with the merger and “FOR” approval of the proposal to approve one or more adjournments of the special meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there is an insufficient number of votes in favor of approving the merger agreement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER OF RECORD AS OF MAY 16, 2017. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

DATED:                      2017

Member number

Signature	Title

Signature	Title

Signature	Title

PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary’s full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN

THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE